Filed Pursuant to Rule 424(b)(5)
Registration No. 333-220576

This preliminary prospectus supplement relates to an effective registration statement under the Securities Act of 1933, as amended, but is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 24, 2018

PRELIMINARY PROSPECTUS SUPPLEMENT

(To Prospectus dated September 22, 2017)

8,500,000 Shares

Common Stock

We expect to enter into a forward sale agreement with each of Bank of America, N.A. and Citibank, N.A., which we refer to in this capacity as the forward purchasers. In connection with the forward sale agreements, the forward purchasers or their affiliates are borrowing from third parties and selling to the underwriters an aggregate of 8,500,000 shares of our common stock (or an aggregate of 9,775,000 shares of our common stock if the underwriters’ option to purchase additional shares is exercised in full) that will be delivered in this offering.

We will not initially receive any proceeds from the sale of shares of our common stock by the forward purchasers or their affiliates. We expect to physically settle the forward sale agreements (by the delivery of shares of our common stock) and receive proceeds from the sale of those shares of our common stock upon one or more forward settlement dates no later than September 27, 2019. We may also elect to cash settle or net share settle all or a portion of our obligations under a forward sale agreement if we conclude it is in our best interest to do so. If we elect to cash settle a forward sale agreement, we may not receive any proceeds and we may owe cash to the relevant forward purchaser in certain circumstances. If we elect to net share settle a forward sale agreement, we will not receive any proceeds, and we may owe shares of our common stock to the relevant forward purchaser in certain circumstances. See “Underwriting (Conflicts of Interest)—Forward Sale Agreements.”

If any forward purchaser or its affiliates does not sell on the anticipated closing date of this offering all of the shares of our common stock to be sold by it to the underwriters, we will issue and sell to the underwriters a number of shares of our common stock equal to the number of shares of our common stock that the forward purchaser or its affiliate does not sell and the number of shares underlying the relevant forward sale agreement will be decreased in respect of the number of shares that we issue and sell.

We are organized and conduct our operations to qualify as a real estate investment trust, or REIT, for U.S. federal income tax purposes. To assist us in complying with certain federal income tax requirements applicable to REITs, our charter contains certain restrictions relating to the ownership and transfer of our stock, including an ownership limit of 9.8% (by value or by number of shares, whichever is more restrictive) on the outstanding shares of our common stock.

Our common stock is listed on the New York Stock Exchange under the symbol “DLR”. The last reported sale price of our common stock on the New York Stock Exchange on September 21, 2018 was $120.92 per share.

Investing in our common stock involves risks. See “Risk Factors” beginning on page S-23 of this prospectus supplement.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission or other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$	$
Underwriting discount(1)	$	$
Proceeds, before expenses, to us(2)	$	$

(1)	See “Underwriting (Conflicts of Interest).”
(2)

We expect to receive net proceeds from the sale of the shares of our common stock, before fees and estimated expenses, of approximately $                 upon full physical settlement of the forward sale agreements, which we expect will occur no later than September 27, 2019. For the purposes of calculating the aggregate net proceeds to us, we have assumed that the forward sale agreements will be fully physically settled based on the initial forward sale price of $                 per share, which is the public offering price less the underwriting discount shown above. The forward sale price is subject to adjustment pursuant to the terms of each of the forward sale agreements, and the actual proceeds, if any, to us will be calculated as described in this prospectus supplement. Although we expect to settle the forward sale agreements entirely by the full physical delivery of shares of our common stock in exchange for cash proceeds, we may elect cash settlement or net share settlement for all or a portion of our obligations under any forward sale agreement. See “Underwriting (Conflicts of Interest)—Forward Sale Agreements” for a description of the forward sale agreements.

The forward purchasers have granted the underwriters a 30-day option from the date of this prospectus supplement, exercisable in whole or in part from time to time, to purchase up to an additional 1,275,000 shares of our common stock at the initial price to the public less the underwriting discount. Upon any exercise of such option, the number of shares of our common stock underlying each forward sale agreement will be increased by the number of shares sold by the applicable forward purchaser or its affiliate in respect of such option exercise. In such event, if any forward purchaser or its affiliates does not deliver and sell all of the shares of our common stock to be sold by it in connection with the exercise of such option, we will issue and sell to the underwriters a number of shares of our common stock equal to the number of shares that the forward purchaser or its affiliates does not deliver and sell, and the number of shares underlying the relevant forward sale agreement will not be increased in respect of the number of shares that we issue and sell.

The underwriters expect to deliver the shares to purchasers on or about September     , 2018 through the book-entry facilities of The Depository Trust Company.

Joint Book-Running Managers

BofA Merrill Lynch	Citigroup
September , 2018

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any “free writing prospectus” we authorize to be delivered to you. We have not, and the underwriters and the forward purchasers (and their affiliates) have not, authorized anyone else to provide you with different or additional information. If anyone provides you with different or additional information you should not rely on it. We are not, and the underwriters and the forward purchasers (and their affiliates) are not, making an offer of these securities or soliciting an offer to buy these securities in any jurisdiction where the offer is not permitted. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference herein and therein, and any authorized “free writing prospectus” is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates. The descriptions set forth in this prospectus supplement replace and supplement, where inconsistent, the description of the general terms and provisions set forth in the accompanying prospectus.

Prospectus Supplement

Prospectus

S-i

S-ii

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the terms of the offering of the shares and also adds to and updates information contained in the accompanying prospectus as well as the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part, the accompanying prospectus, gives more general information about securities we may offer from time to time, some of which does not apply to the shares we are offering. To the extent any inconsistency or conflict exists between the information included in this prospectus supplement and the information included in the accompanying prospectus, the information included or incorporated by reference in this prospectus supplement updates and supersedes the information in the accompanying prospectus. This prospectus supplement incorporates by reference important business and financial information about us that is not included in or delivered with this prospectus supplement.

It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus in making your investment decision. You should also read and consider the information contained in the documents identified under the heading “Where You Can Find More Information.”

Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus supplement and the accompanying prospectus to “we,” “us,” “our,” “the company,” “our company” or “Digital Realty” refer to Digital Realty Trust, Inc. together with our consolidated subsidiaries, including Digital Realty Trust, L.P., a Maryland limited partnership, of which Digital Realty Trust, Inc. is the sole general partner and which we refer to in this prospectus supplement and the accompanying prospectus as “the operating partnership” or “our operating partnership”.

All references in this prospectus supplement to our operating partnership’s global revolving credit facility mean our operating partnership’s $2.0 billion senior unsecured revolving credit facility and global senior credit agreement, and all references in this prospectus supplement to our operating partnership’s term loan facility mean our operating partnership’s senior unsecured multi-currency term loan facility and term loan agreement, which governs a $1.25 billion five-year senior unsecured term loan and a $300 million seven-year senior unsecured term loan.

“Turn-Key Flex®,” “Powered Base Buildings®,” “POD Architecture®” and “Critical Facilities Management®” are trademarks of our company. All other trademarks or trade names appearing in this prospectus supplement and the accompanying prospectus are the property of their respective owners.

The distribution of this prospectus supplement, the accompanying prospectus, any authorized “free writing prospectus” and the offering of the shares may be restricted by law. If you possess this prospectus supplement, the accompanying prospectus or any authorized “free writing prospectus,” you should find out about and observe these restrictions. This prospectus supplement, the accompanying prospectus and any authorized “free writing prospectus” are not an offer to sell the shares and are not soliciting an offer to buy the shares in any jurisdiction where the offer or sale is not permitted or where the person making the offer or sale is not qualified to do so or to any person to whom it is not permitted to make such offer or sale. See “Underwriting (Conflicts of Interest)” in this prospectus supplement.

S-iii

PROSPECTUS SUPPLEMENT SUMMARY

You should read the following summary together with the more detailed information regarding our company and the financial statements appearing elsewhere in this prospectus supplement and the accompanying prospectus or incorporated by reference in this prospectus supplement and the accompanying prospectus, including under the caption “Risk Factors.”

Digital Realty Trust, Inc.

Overview

We are a leading global provider of data center, colocation and interconnection solutions for customers across a variety of industry verticals ranging from cloud and information technology services, communications and social networking to financial services, manufacturing, energy, healthcare, and consumer products. Our operating partnership is the entity through which we conduct our business of owning, acquiring, developing and operating data centers. Digital Realty Trust, Inc. operates as a real estate investment trust, or REIT, for U.S. federal income tax purposes. A summary of our data center portfolio as of June 30, 2018 and December 31, 2017 is as follows:

	Data Centers
	As of June 30, 2018				As of December 31, 2017
Region	Operating	Held for Sale	Unconsolidated Joint Ventures	Total	Operating	Held for Sale	Unconsolidated Joint Ventures	Total
United States	132	—	14	146	131	7	14	152
Europe	37	—	—	37	38	—	—	38
Asia	3	—	4	7	3	—	4	7
Australia	5	—	—	5	5	—	—	5
Canada	3	—	—	3	3	—	—	3

Total	180	—	18	198	180	7	18	205

We are diversified in major metropolitan areas where data center and technology customers are concentrated, including the Atlanta, Boston, Chicago, Dallas, Los Angeles, New York, Northern Virginia, Phoenix, San Francisco, Seattle, Silicon Valley and Toronto metropolitan areas in North America, the Amsterdam, Dublin, Frankfurt, London and Paris metropolitan areas in Europe and the Hong Kong, Melbourne, Osaka, Singapore, Sydney, and Tokyo metropolitan areas in the Asia Pacific region. Our portfolio consists of data centers, Internet gateway facilities and office and other non-data center space.

As of June 30, 2018, our portfolio, including the 18 data centers held as investments in unconsolidated joint ventures, was approximately 89.4% leased, excluding approximately 3.3 million square feet of space under active development and approximately 1.5 million square feet of space held for development.

Our principal executive offices are located at Four Embarcadero Center, Suite 3200, San Francisco, California 94111. Our telephone number is (415) 738-6500. Our website is located at www.digitalrealty.com. The information found on, or accessible through, our website is not incorporated into, and does not form a part of, this prospectus supplement, the accompanying prospectus or any other report or document we file with or furnish to the SEC.

Recent Developments

Pending Ascenty Acquisition

On September 21, 2018, our operating partnership and Stellar Participações Ltda., a Brazilian subsidiary of our operating partnership, or Acquisition Sub, entered into definitive agreements with ANH New Holdings LLC, Techno Park Holdings LLC and Ascenty LLC to acquire Ascenty, a leading data center provider in Brazil, for consideration that we currently estimate to be approximately $1,826.8 million (before contractual purchase price adjustments, transaction expenses, taxes and potential currency fluctuations) consisting of (i) $1,511.1 million in cash, (ii) $290.7 million of common units of limited partnership interest in our operating partnership, and (iii) $25.0 million of equity interests in an indirect subsidiary of our operating partnership and indirect parent of Acquisition Sub, which we refer to as Acquisition Holdco. In exchange for this consideration, Acquisition Holdco will ultimately own 100% of the entities that own Ascenty. We refer to this transaction as the Ascenty acquisition and the collective existing business of Ascenty LLC and its subsidiaries as Ascenty. Closing of the Ascenty acquisition is subject to customary closing conditions, including but not limited to the continuing accuracy of representations and warranties, subject to agreed upon materiality standards, and compliance with covenants and agreements in all material respects in the share purchase agreement relating to the Ascenty acquisition, or the Share Purchase Agreement. In connection with the Ascenty acquisition, our operating partnership has agreed to guarantee the obligations of Acquisition Sub under the definitive agreements related to the Ascenty acquisition. In the event that the Acquisition Sub is unable to complete the Ascenty acquisition due to a failure of Acquisition Sub to perform or otherwise, Ascenty may enforce our operating partnership’s guarantee and require our operating partnership to complete the Ascenty acquisition. On September 21, 2018, we also entered into an independent bilateral equity commitment letter with Brookfield Infrastructure Group, Inc., an affiliate of Brookfield Asset Management, Inc., which we collectively refer to herein as Brookfield, pursuant to which Brookfield has committed to acquire an interest equal to ours in a joint venture entity that is expected to ultimately own Ascenty in an amount equal to the sum of (i) up to $725.0 million in respect of the equity portion of the purchase price for the Ascenty acquisition, plus (ii) an amount equal to 50% of any additional amounts up to a specified cap that we contribute to the joint venture entity after closing of the Ascenty acquisition but prior to Brookfield’s investment in the joint venture entity, plus (iii) an amount equal to 50% of our and Brookfield’s aggregate transaction expenses in connection with the Ascenty acquisition (which transaction expenses will be reimbursed by the joint venture entity to the applicable party). To the extent that their investment occurs after the closing of the Ascenty acquisition, Brookfield has also committed to pay interest on their committed amount at a rate of 8% for the first 90 days after the closing of the Ascenty acquisition and increasing to 10% thereafter until such time as their investment in the joint venture is made. The funding of the proposed joint venture is contingent on the satisfaction of customary conditions, which may not be satisfied prior to the closing of the Ascenty acquisition, on the terms described herein or at all. The joint venture entity may be Acquisition Holdco or a direct or indirect subsidiary of Acquisition Holdco. See “—Overview of Proposed Joint Venture” below.

The Ascenty acquisition is comprised of eight almost fully leased in-service data centers, six partially pre-leased data centers currently under construction, and a significant pipeline of potential new data center expansion capacity, in addition to a proprietary fiber network that we believe provides Ascenty with significant strategic advantages. Ascenty’s 14 in-service and under-construction data centers are located in four key Brazilian metropolitan areas: São Paulo, Campinas, Rio de Janeiro and Fortaleza.

We believe that Ascenty is the leading data center provider in Brazil with approximately 31% of the data center capacity as measured by megawatts, including the additional pre-leased capacity expected to be built at Ascenty’s data centers under construction. All eight existing in-service data centers have been built within the last 10 years and offer customers a high-quality facility and state-of-the-art data center solution. Ascenty does not own any of its facilities, but instead operates its business as a lessee, with a current weighted average remaining lease term for all of its facilities of over 30 years, assuming the exercise of extension options.

Ascenty has built a fully-integrated platform with strong operating, sales, marketing, technology, engineering, and development expertise, led by an experienced management team with a proven track record of scaling businesses throughout Latin America. Through this acquisition, we expect to establish Ascenty as the strategic platform through which we intend to operate and grow our data center business in Brazil and throughout Latin America. We believe there is significant strategic value in acquiring a leading, best-in-class data center platform in Brazil with a proven management team with significant experience in the region.

Ascenty has developed a reputation for providing global hyperscale cloud service providers and other customers with effective solutions to meet their IT infrastructure needs. We believe the Ascenty acquisition and the formation of the proposed joint venture will provide the following benefits:

•

Premier, High-Quality Portfolio: Ascenty has one of the largest data center portfolios in Brazil and its eight in-service and six under-construction data centers are strategically located, state-of-the-art facilities. Each of Ascenty’s data center campuses provides a high capacity substation with redundant backup power. Most of Ascenty’s facilities have been designed and built to Tier III standards and meet internationally recognized facility and service standards.

•

Significant Embedded Growth Pipeline: We believe that the Latin American region represents a compelling opportunity for future data center growth, driven by positive macro and demographic factors, including growth in the working age population and rapid digitization. Brazil is the fifth-largest country in the world by area and population as well as the eighth-largest economy by gross domestic product, or GDP, and we believe it is poised to become the hub of Latin America’s future technological expansion. We believe Ascenty has a significant opportunity for growth through development in Brazil and we believe it is well-positioned to meet growing demand through expansion across the Latin American region. The Ascenty portfolio is comprised of 106.2 megawatts of total planned capacity, including 39.2 megawatts of capacity currently in-service, 34.0 megawatts of capacity under construction and 33.0 megawatts of potential additional capacity. In addition, Ascenty has options or leases on five separate sites representing up to an estimated incremental 66.5 megawatts of potential future growth capacity.

•

Proprietary Fiber Network Represents Competitive Advantage: Ascenty provides differentiated connectivity solutions to data center clients through its proprietary fiber network extending approximately 4,500 kilometers. The fiber network is owned by Ascenty, which provides Ascenty with flexibility for site selection. We believe the fiber network system is highly reliable and represents a key competitive advantage, providing customers direct access to the major Brazilian telecom operators, peering points and subsea cable networks within Brazil’s primary technology, finance and population hubs of Rio de Janeiro, Fortaleza, and São Paulo.

•

Experienced Management Team: The Ascenty management team will remain in place and will maintain day-to-day responsibility for operations in the region. Ascenty’s six-member senior management team has more than 100 years of combined data center experience and, as of the date of this prospectus supplement, Ascenty has more than 280 employees. The Ascenty management team is led by Chief Executive Officer, Christopher P. Torto, who co-founded Ascenty and previously founded Vivax, the second largest cable TV company in Brazil, which went public in 2006 and was sold in 2007. Mr. Torto is rolling over the substantial majority of his Ascenty equity into common units of limited partnership interest in our operating partnership and equity interests in the proposed new joint venture. Mr. Torto and the Ascenty management team have significant experience building and scaling businesses within Latin America and have built a leading network of data center facilities in Brazil.

•	Co-Investing Alongside an Experienced Partner: Brookfield is a leading global asset manager, with over $285 billion of assets under management. Brookfield has been investing in Brazil for over 100 years, and is now one of the largest investors in the country, with over $40 billion of assets under management, including: more than 3,500 kilometers of toll roads; an integrated rail and port logistics business; a 2,000-kilometer regulated natural gas pipeline system; 4,200 kilometers of electricity transmission lines (including lines built and to be constructed); the largest private sanitation company; and several commercial and retail properties, including a portfolio of high-quality commercial properties in São Paulo and Rio de Janeiro. We expect to benefit significantly from investing alongside a sophisticated partner with a long history of investing in the region. See “—Overview of Proposed Joint Venture” below.

•

Potential for Significant Regional Cost Efficiencies and Financial Benefits: We believe the combination of the Ascenty business with Digital Realty’s global operating platform will create potentially significant cost efficiencies, particularly with respect to the establishment of a regional operating platform in Latin America, supply chain management and financing costs. We believe the venture is prudently financed with ample liquidity from non-recourse debt facilities and expected equity investments from existing Ascenty management as well as a sophisticated financial investor in Brookfield along with us. We believe the Ascenty acquisition will initially be dilutive to financial metrics but will be accretive to Digital Realty’s financial metrics over the intermediate term and is expected to be accretive to Digital Realty’s long-term growth rate.

The Ascenty portfolio is concentrated in four key Brazilian metropolitan areas, which we believe provides us with significant future growth opportunities. The four metropolitan areas are:

•

São Paulo: São Paulo is the largest city in Brazil and Latin America and the fourth largest city in the world. With a population of 21.7 million in the broader São Paulo region, São Paulo’s role as Brazil’s financial center has made it an important international digital and connectivity hub, and we believe that it is poised to become the epicenter of Latin America’s future technological expansion. Three of the in-service and two of the under-construction facilities are located in São Paulo.

•

Campinas: Located within 100 kilometers of São Paulo, Campinas has a population of 3.2 million people, is known as Brazil’s “Silicon Valley” and is home to numerous multinational technology companies as well as several prestigious universities. Three of the in-service and four of the under-construction facilities are located in Campinas.

•

Rio de Janeiro: Rio de Janeiro is the second most populous city in Brazil and the fourth most populous in Latin America with 13.3 million inhabitants, making it an important connectivity hub. In addition, Rio de Janeiro is one of the leading destinations for hyperscale data center deployments in Brazil, second only to São Paulo. One of the in-service facilities is located in Rio de Janeiro.

•

Fortaleza: Located in Northeast Brazil, Fortaleza has a population of 4.0 million people, is an important subsea cable hub, and is the capital of the Brazilian state of Ceará. One of the in-service facilities is located in Fortaleza.

Ascenty Portfolio Summary

Data Center Facilities

The Ascenty portfolio is comprised of 106.2 megawatts of total planned capacity, including 39.2 megawatts of capacity currently in-service, 34.0 megawatts of capacity under construction and 33.0 megawatts of potential additional capacity. As of the date of this prospectus supplement, the capacity currently in service was 97% leased, the capacity under construction was approximately 83% leased and the capacity in-service and under construction was approximately 90% leased, in each case, including signed but not yet commenced leases and leases pending execution that are subject to closing or other conditions under the Share Purchase Agreement. In addition, Ascenty has options or leases on five separate sites representing up to an estimated incremental 66.5 megawatts of potential future growth capacity.

As of the date of this prospectus supplement, Ascenty had more than 140 customers, including several leading global hyperscale cloud providers, which we expect to be complementary to our existing customer base. Approximately 120 of such customers are not Digital Realty customers.

As of the date of this prospectus supplement, leases representing approximately 75% of Ascenty’s contractual cash rent (including signed but not yet commenced leases and leases pending execution that are subject to closing or other conditions under the Share Purchase Agreement) were denominated in U.S. dollars, substantially mitigating foreign currency exposure. In addition, over 90% of Ascenty’s contractual cash rent (including signed but not yet commenced leases and leases pending execution that are subject to closing or other conditions under the Share Purchase Agreement) was derived from customers whose parent entities have investment grade or equivalent credit ratings. There can be no assurance that a customer’s parent entity will satisfy such customer’s lease obligations in the event of such customer’s default.

Fiber Network

In addition, Ascenty owns an approximately 4,500-kilometer proprietary fiber network, which connects Brazil’s primary technology, finance and population hubs of São Paulo, Campinas, Rio de Janeiro and Fortaleza. We believe the fiber optic system provides Ascenty with a competitive advantage in Brazil by allowing for strategic site selection and providing clients highly interconnected data centers. The fiber network strategically connects Ascenty’s facilities with other data centers, major telecom operators, peering points and subsea cable networks. As of the date of this prospectus supplement, approximately 95% of Ascenty’s revenue was generated from clients procuring both data center and fiber network services.

Expansion Opportunity

We believe Latin America in general and Brazil in particular represent a significant opportunity within the data center industry due to their robust growth prospects and favorable supply and demand fundamentals. We expect data center demand in Latin America to grow over the next several years, given the limited current availability of institutional quality data center inventory, particularly as compared to more developed regions such as North America, Europe and Asia Pacific. Ascenty is focused on capturing demand from global cloud service providers and other leading IT service providers, as these customers are expected to accelerate build-out of their respective footprints and time-to-market in Latin America by leasing capacity from third-party data center providers.

We believe the macroeconomic backdrop in Brazil is healthy, with stabilized inflation rates and all-time low interest rates, providing a strong opportunity for growth. Brazil has a current population of approximately 209 million, ranking as the fifth largest country in the world. Brazil has the world’s eighth largest economy as measured by GDP, and the International Monetary Fund expects Brazil to exceed 2% annual GDP growth from 2018 through 2020, outpacing most of the world’s largest economies.

Brazil’s economy is becoming digitized, which, along with a large and growing population, is expected to drive increased data center demand, as internet traffic continues to experience rapid growth. We believe these favorable demographic and economic trends have and will continue to drive significant demand for reliable, state-of-the-art and comprehensive multi-tenant data center solutions in Brazil, especially for global cloud service providers, leading IT service providers and corporate enterprise customers. We believe this potential demand far exceeds the supply of institutional quality data center stock in Brazil, as many enterprises seeking domestic back-up data centers for disaster recovery and business continuity purposes are faced with obsolete and significantly under-powered facilities.

Financial Overview

As a part of our underwriting of the Ascenty acquisition and business due diligence process, we developed an estimate of the annualized stabilized earnings before interest, income taxes and depreciation and amortization, or stabilized EBITDA, for Ascenty. The stabilized EBITDA estimate is comprised of (i) our estimate of annualized run-rate EBITDA for Ascenty based on Ascenty’s EBITDA for the month ended July 31, 2018, which is the most recently completed full month for which Ascenty provided us with financial information as part of our underwriting and due diligence process, (ii) our forward estimate of the stabilized EBITDA contribution from signed leases with respect to approximately 12.6 megawatts and additional colocation space leases at Ascenty’s in-service data centers that have been signed as of the date of this prospectus supplement but had not yet commenced as of July 31, 2018 and leases pending execution that are subject to closing or other conditions under the Share Purchase Agreement, (iii) our forward estimate of the stabilized EBITDA contribution from leases with respect to approximately 18.0 megawatts of additional capacity expected to be built at Ascenty’s data centers under construction that have been signed as of the date of this prospectus supplement but had not yet commenced as of July 31, 2018 and leases pending execution that are subject to closing or other conditions under the Share Purchase Agreement, (iv) our forward estimate of the stabilized EBITDA contribution from the potential lease-up of approximately 38.6 megawatts of additional capacity expected to be built at Ascenty’s under-construction data centers as of the date of this prospectus supplement, and (v) our forward estimate of the stabilized EBITDA contribution from fiber leases that have been signed as of the date of this prospectus supplement but had not yet commenced as of July 31, 2018. We have assumed that the EBITDA margins for signed but not yet commenced leases, leases pending execution that are subject to closing or other conditions under the Share Purchase Agreement and future leases of additional capacity to be built at both the in-service and under-construction data centers will be consistent with the EBITDA margins of existing in-service data centers once they have been fully leased. In addition, in underwriting our estimate of stabilized EBITDA, we have straight-lined existing contractual rents and estimated future rents in accordance with U.S. generally accepted accounting principles, or GAAP. In our underwriting, we estimate that the gross purchase price for the Ascenty acquisition of approximately $1,826.8 million (subject to contractual purchase price adjustments, transaction expenses, taxes and potential currency fluctuations), in addition to approximately $424.5 million of capital expenditures to fund the completion of data center development currently under construction and to build out additional capacity to meet near-term customer demand, results in a total estimated cost of approximately $2,251.3 million and represents a multiple of approximately 15.0 - 15.5 times our underwritten forward stabilized EBITDA.

We caution you not to place undue reliance on our underwriting or our estimate of the stabilized EBITDA multiple because it is based on data made available to us in the diligence process in connection with the Ascenty acquisition and includes a number of assumptions, including the timely and on-budget completion of all space to be constructed, the timely leasing of all additional capacity, certain assumptions regarding currency exchange rates and the absence of customer defaults or early lease terminations. Furthermore, the estimated stabilized EBITDA is not calculated in accordance with GAAP and includes estimates of future rents and operating expenses based on our expectations for Ascenty going forward. Our experience operating Ascenty may change our expectations with respect to the estimated stabilized EBITDA. In addition, the actual stabilized EBITDA for Ascenty may differ from our expectations based on numerous other factors, including potential difficulties encountered in connection with the construction and lease-up of additional data center space, currency and inflation fluctuations, unanticipated incremental general and administrative expenses or operating expenses, the results of our final purchase price adjustments, difficulties in leasing incremental capacity or collecting anticipated revenue, customer bankruptcies and unanticipated expenses at the data centers that we cannot pass on to customers, as well as the risk factors set forth in this prospectus supplement and the accompanying prospectus and documents incorporated by reference herein and therein. See “Risk Factors—Risks Related to the Proposed Ascenty Acquisition—The actual stabilized EBITDA for Ascenty may not be consistent with the estimated stabilized EBITDA used to estimate the total cost multiple set forth in this prospectus supplement.”

We expect the Ascenty acquisition to be completed in the fourth quarter of 2018. We intend to finance the cash portion of the acquisition of the Ascenty portfolio with approximately $323 million in equity, approximately $613 million with either a committed short-term term loan or equity from Brookfield as described below under “—Overview of Proposed Joint Venture” and with the balance of the purchase price funded with new Brazilian operating company level secured term loan indebtedness of approximately $575.0 million. These amounts will vary based on contractual purchase price adjustments, transaction expenses, taxes and potential currency fluctuations. We have obtained a commitment from Citigroup Global Markets Inc., ING Capital LLC and Natixis New York Branch to provide the following new credit facilities to the Brazilian operating company, which we refer to as the committed facilities: (i) a $50.0 million senior secured first lien revolving credit facility, (ii) a senior secured first lien term loan facility of up to $650.0 million and (iii) a $75.0 million senior secured first lien delayed draw term loan facility. Each of the committed facilities is expected to mature five years after the closing of the committed facilities. The funding of the committed facilities is contingent on the satisfaction of customary conditions, including but not limited to (i) the execution and delivery of definitive documentation with respect to the committed facilities in accordance with the terms set forth in the related commitment letter and (ii) the consummation of the Ascenty acquisition by Acquisition Sub. The actual documentation governing the committed facilities has not been finalized, and accordingly, the actual terms may differ from the description of such terms in the related commitment letter.

We cannot assure you that the Ascenty acquisition will be consummated on the anticipated schedule, pursuant to the foregoing terms or at all. See “Risk Factors—Risks Related to the Proposed Ascenty Acquisition—We cannot assure you that the proposed Ascenty acquisition will be completed on a timely basis or at all.” The closing of this offering is not conditioned upon the closing of the Ascenty acquisition. All the information in this prospectus supplement regarding the Ascenty acquisition is based on information provided by the sellers in connection with our due diligence related to the pending acquisition. We cannot guarantee the accuracy of such information.

Overview of Proposed Joint Venture

On September 21, 2018, we entered into a bilateral equity commitment letter with Brookfield, pursuant to which Brookfield has committed to acquire an interest equal to ours in a joint venture entity that is expected to ultimately own Ascenty in an amount equal to the sum of (i) up to $725.0 million in respect of the equity portion of the purchase price for the Ascenty acquisition, plus (ii) an amount equal to 50% of any additional amounts up to a specified cap that we contribute to the joint venture entity after closing of the Ascenty acquisition but prior to Brookfield’s investment in the joint venture entity, plus (iii) an amount equal to 50% of our and Brookfield’s aggregate transaction expenses in connection with the Ascenty acquisition (which transaction expenses will be reimbursed by the joint venture entity to the applicable party). To the extent that their investment occurs after the closing of the Ascenty acquisition, Brookfield has also committed to pay interest on their committed amount at a rate of 8% for the first 90 days after the closing of the Ascenty acquisition and increasing to 10% thereafter until such time as their investment in the joint venture is made. We currently estimate that Brookfield’s initial equity investment in the joint venture will be approximately $613 million, excluding Brookfield’s portion of the transaction costs. We refer herein to the entity in which Brookfield will invest as the JV Entity. The JV Entity may be Acquisition Holdco or a direct or indirect subsidiary of Acquisition Holdco. If such investment occurs after the consummation of the Ascenty acquisition, we anticipate funding the portion of the equity to be provided by Brookfield with a $750.0 million short-term senior unsecured term loan. We have obtained commitments from Bank of America, N.A. and Citigroup Global Markets Inc. to provide such $750.0 million senior unsecured term loan facility to our operating partnership, which would then loan such amount to the JV Entity. The committed facility is expected to mature six months after the closing of the committed facility. The entire outstanding principal amount on the term loan facility will be due on the maturity date. Interest rates applicable to loans under the facility are expected to be payable at either (a) a fluctuating rate per annum equal to (i) the highest of (A) the administrative agent’s base rate; (B) 0.5% above the federal funds rate; and (C) one-month LIBOR for U.S. Dollars plus 1% or (b) at the applicable LIBOR based on a one-, two-, three- or six-month LIBOR period, as elected by the operating partnership, plus the applicable margin as provided for in the related commitment letter which shall be based on the company’s debt rating (which shall be, depending on such debt rating, 0.85%, 0.90%, 1.00%, 1.25% or 1.65%). The committed facilities are expected to contain customary affirmative and negative covenants that, among other things, may limit the operating partnership’s ability to make distributions or certain investments, incur debt, incur liens and enter into certain transactions. The funding of the committed term loan is contingent on the satisfaction of customary conditions, including but not limited to (i) the execution and delivery of definitive documentation with respect to the term loan in accordance with the terms set forth in the related commitment letter and (ii) the consummation of the Ascenty acquisition by Acquisition Sub. The actual documentation governing the committed term loan has not been finalized, and accordingly, the actual terms may differ from the description of such terms in the related commitment letter.

From and after the date upon which Brookfield invests in the JV Entity, our operating partnership and Brookfield will each initially have approximately 49% of the equity interest (with 50% of the voting power) in the JV Entity, while Mr. Torto and certain related parties are expected to initially own an aggregate of approximately 2% of the equity interests in Acquisition Holdco, which interests will be non-voting.

From and after the date upon which Brookfield invests in the JV Entity, the JV Entity will be governed by a board of directors, and each equityholder of the JV Entity will be entitled to appoint one director per 20% of voting equity held by such member and its affiliates. Each of our operating partnership and Brookfield will initially have the right to appoint two directors to the board of directors, and each shall retain the right to appoint at least one director for so long as it holds at least 10% of the voting equity interests in the JV Entity. Directors appointed by equityholders will have the number of votes equal to the percentage voting equity interests held by the appointing equityholder. Certain major decisions involving the business of the JV Entity and Ascenty, including the approval of any amendments to the JV Entity’s governing documents, the approval of business plans and annual budgets, appointment or dismissal of the chief executive officer or chief financial officer, related party transactions, material acquisitions and divestitures, any fundamental change in the business of the JV Entity and Ascenty, expansion into new countries, financings and winding up or dissolution of the JV Entity, will require the affirmative vote of directors or equityholders representing at least 75% of the voting equity interests in the JV Entity; provided, that so long as (i) our operating partnership (together with certain affiliates) owns 20% of the voting equity interests in the JV Entity, the approval of our operating partnership shall also be required for any matter otherwise requiring such super-majority approval; and (ii) Brookfield (together with certain affiliates) owns 20% of the voting equity interests in the JV Entity, the approval of Brookfield shall also be required for any matter otherwise requiring such super-majority approval.

Each equityholder of the JV Entity is also expected to agree that the JV Entity will be its exclusive vehicle for development, management, ownership and operation of data centers and/or fiber optic businesses that primarily serve data centers in South America, subject to certain exceptions.

The JV Entity is expected to make quarterly distributions to its equityholders of all cash available for distribution, after reserving appropriate amounts for working capital, capital expenditures and other amounts. Distributions by the JV Entity are expected to be made pro rata in proportion to each equityholder’s respective ownership interests in the JV Entity.

Transfers of voting equity interests in the JV Entity, other than to affiliates, are expected to be prohibited until the fifth anniversary of the closing of the Ascenty acquisition. After the fifth anniversary, equityholders are expected to be able to transfer their voting equity interests in the JV Entity, subject to the other voting equityholders’ right of first offer to purchase such voting equity interests. In addition, if an equityholder transfers equity interests in the JV Entity representing at least 10% of the total equity interests in the JV Entity, then the remaining equityholders are expected to have tag-along rights to participate in such sale. At any time after the fifth anniversary of the closing of the Ascenty acquisition, an equityholder holding more than 40% of the JV Entity’s total voting equity interests is expected to have the right to unilaterally force the JV Entity to conduct an initial public offering (either of itself or a subsidiary), subject to the other voting equityholders’ right to purchase the triggering equityholder’s interest in the JV Entity. At any time after the seventh anniversary of the closing of the Ascenty acquisition, an equityholder holding more than 40% of the JV Entity’s total voting equity interests is expected to have the right to unilaterally force the JV Entity to commence a sale process for the sale of the company, subject to the other voting equityholders’ right of first offer to purchase the triggering equityholder’s interest in the JV Entity (with such seven-year holding period reduced to five years upon the occurrence of certain limited deadlock events). The equity interests held by Mr. Torto and certain related parties in Acquisition Holdco will be subject to call rights that allow the voting equityholders in Acquisition Holdco to purchase their interests, and put rights that allow Mr. Torto and certain related parties to sell their interests to the voting equityholders in Acquisition Holdco, in each case after the fifth anniversary of the Ascenty acquisition, with certain exceptions. The call or put price will be based on the fair market value of Acquisition Holdco, as determined by an independent appraisal.

We cannot assure you that Brookfield will complete its committed investment in the JV Entity prior to the completion of the Ascenty acquisition, pursuant to the foregoing terms or at all. The closing of Brookfield’s investment in the JV Entity is conditioned upon, among other things, receipt by Brookfield of Brazilian regulatory approvals for the joint venture and is expected to close in the fourth quarter of 2018. See “Risk Factors—Risks Related to the Proposed Joint Venture—We cannot assure you that Brookfield will complete its committed investment in the JV Entity prior to the completion of the Ascenty acquisition or at all.” The closing of this offering is not conditioned upon the closing of Brookfield’s investment in the JV Entity.

Virginia Acquisition

We entered into a definitive agreement which became binding on September 12, 2018, to acquire 424 acres of undeveloped land in Loudoun County, Virginia for a total purchase price of $236.5 million. The site is adjacent to Washington Dulles International Airport and located near bulk transmission lines as well as a major fiber path. The site is also located less than four miles from Digital Realty’s existing data center campuses in Ashburn, Virginia. Commencement of development is expected to be subject to market demand, and delivery is expected to be phased to meet future customer growth requirements upon buildout and lease-up of the company’s existing Ashburn campus capacity. The transaction is expected to close in the fourth quarter of 2018 and is subject to customary closing conditions.

Our Competitive Strengths

We believe we distinguish ourselves from other owners, acquirors and managers of technology-related real estate through our competitive strengths, which include:

•	Global Platform. We believe that a high-quality, highly interconnected global portfolio such as ours could not be easily replicated today on a cost-competitive basis.

•

Presence in Key Metropolitan Areas. Our portfolio comprises a network of 198 state-of-the-art, interconnected data centers, which are concentrated in 32 major metropolitan areas across 12 countries on four continents. Our portfolio is geographically diversified, so that no single metropolitan area represented more than approximately 22.7% of the aggregate annualized rent of our portfolio as of June 30, 2018. Through strategic investments, we have grown our presence in key metropolitan areas throughout North America, Europe, Asia and Australia. Our acquisition of

DuPont Fabros Technology, Inc., which we refer to as the DFT Merger, in 2017 enhanced our data center offerings in strategic and complementary U.S. metropolitan areas. Our acquisition of Telx Holdings, Inc., or the Telx Acquisition, in 2015 established our colocation and interconnection platform in the United States and our acquisition of a portfolio of eight carrier-neutral data centers in Europe, which we refer to as the European Portfolio Acquisition, in 2016 expanded our colocation and interconnection platform in Europe, each transaction enhancing our presence in top-tier locations throughout the United States and Europe.

•

Secure and Network-Rich Data Centers. Our data centers are physically secure, network-rich and equipped to meet the power and cooling requirements for customers with smaller footprints up to the most demanding IT applications. Many of our data centers are located on major aggregation points formed by the physical presence of multiple major telecommunications service providers, which reduces our customers’ costs and operational risks and enhances the attractiveness of our properties. In addition, we believe our strategically located global data center campuses offer our customers the ability to expand their global footprint as their businesses grow, while our connectivity offerings on our campuses enhance the capabilities and attractiveness of these facilities. Further, the network density, interconnection infrastructure and connectivity-centric customers in certain of our data centers has led to the organic formation of densely interconnected ecosystems that are difficult for others to replicate and deliver added value to our customers.

•

Comprehensive Product Offering. We provide flexible, customer-centric data center solutions designed to meet the needs of companies of all sizes across multiple industry verticals around the world. Our data centers and comprehensive suite of product offerings are scalable to meet our customers’ needs, from a single rack or cabinet to multi-megawatt deployments, along with connectivity, interconnection and solutions to support their hybrid cloud architecture requirements.

•

Colocation, Scale and Hyper-Scale Platform. Our colocation and Turn-Key Flex® facilities are move-in ready, physically secure facilities with the power and cooling capabilities to support customers requiring a single rack or cabinet up to mission-critical IT enterprise applications. We believe our colocation and Turn-Key Flex® facilities are effective solutions for customers who may lack the bandwidth, capital budget expertise or desire to provide their own extensive data center infrastructure, management and security. For customers who possess the ability to build and operate their own facility, our Powered Base Building® solution provides the physical location, requisite power and network access necessary to support a state-of-the-art data center. Our data center campuses offer our customers the opportunity to expand in or near their existing deployments within our data center campuses. Our Critical Facilities Management® services and team of technical engineers and data center operations experts provide 24/7 support for these mission-critical facilities.

•

Interconnection and Cloud-Enablement Platform. Through our recent investments and strategic partnerships, we have significantly expanded our capabilities as a leading provider of interconnection and cloud-enablement services globally. We believe interconnection is an attractive line of business that would be difficult to build organically and enhances the overall value proposition of our colocation, scale and hyper-scale data center product offerings. Furthermore, through new product offerings, such as our Service Exchange, and partnerships with cloud service providers, we are able to support our customers’ hybrid cloud architecture requirements. Over the past few years, we have expanded our product mix to appeal to a broader spectrum of data center customers, especially those seeking to support a greater portion of their data center requirements through a single provider.

•

Global and Diverse Customer Base. Our portfolio has attracted a high-quality, diversified mix of customers. We have more than 2,300 customers in total, and no single customer represented more than approximately 6.4% of the aggregate annualized rent of our portfolio as of June 30, 2018.

•

Global Customer Base across a Wide Variety of Industry Sectors. We use our in-depth knowledge of requirements for and trends impacting cloud and information technology service providers, content providers, network and communications providers, and other data center users, including enterprise customers, to market our data centers to meet these customers’ specific technology needs. At June 30, 2018, our customers represented a variety of industry verticals, ranging from cloud and information technology services, communications and social networking to financial services, manufacturing, energy, healthcare, and consumer products. Our customers are increasingly launching multi-regional deployments and growing with us internationally. Our largest customer, a Fortune 50 Software Company, accounted for approximately 6.4% of the aggregate annualized rent of our portfolio as of June 30, 2018 and no other single customer accounted for more than approximately 6.4% of the aggregate annualized rent of our portfolio. As of June 30, 2018, over half of our customers (based on annualized base rent) or their parent entities were investment-grade rated.

•

Proven Experience Attracting and Retaining Customers. Our specialized data center salesforce, which is aligned to meet our customers’ needs for global, enterprise and network solutions, provides a robust pipeline of new customers, while existing customers continue to grow and expand their utilization of our services to support a greater portion of their IT needs. During the six months ended June 30, 2018, we commenced new leases totaling approximately 0.8 million square feet, which represented approximately $112.1 million in annualized GAAP rent, and renewal leases totaling approximately 0.8 million square feet, which represented approximately $127.4 million in annualized GAAP rent. During the six months ended June 30, 2018, we signed new leases totaling approximately 1.2 million square feet, which represented approximately $140.1 million in annualized GAAP rent, and renewal leases totaling approximately 0.8 million square feet, which represented approximately $132.5 million in annualized GAAP rent. During the six months ended June 30, 2018, we signed new leases with existing customers totaling approximately 1.1 million square feet, which represented approximately $127.6 million in annualized GAAP rent.

•

Demonstrated Investment Acumen. We have developed detailed, standardized procedures for evaluating acquisitions and investments, including income-producing properties as well as vacant buildings and land suitable for development, to ensure that they meet our strategic, financial, technical and other criteria. These procedures, together with our in-depth knowledge of the technology, data center and real estate industries, allow us to identify strategically located properties and evaluate investment opportunities efficiently and, as appropriate, commit and close quickly. We believe that our investment-grade ratings, along with our broad network of contacts within the data center industry, enable us to effectively capitalize on acquisition and investment opportunities.

•

Differentiating Development Advantages. We believe our extensive development activity, operating scale and process-based approach to data center design, construction and operations result in significant cost savings and added value for our customers. We have leveraged our purchasing power by securing global purchasing agreements and developing relationships with major equipment manufacturers, reducing costs and shortening delivery timeframes on key components, including major mechanical and electrical equipment. Utilizing our innovative modular data center design, we deliver what we believe to be a technically superior data center environment at significant cost savings. In addition, by utilizing our POD Architecture® to develop new Turn-Key Flex® facilities in our existing Powered Base Building® facilities, on average we can deliver a fully commissioned facility in under 30 weeks. Finally, our access to capital and investment-grade ratings allow us to provide data center solutions for customers who do not want to invest their own capital.

•

Experienced and Committed Management Team and Organization. Our senior management team has many years of experience in the technology and/or real estate industries, including experience as investors in and advisors to technology companies. We believe that our senior management team’s extensive knowledge of both the technology and the real estate industries provides us with a key competitive advantage. Further, a significant portion of compensation for our senior management team and directors is in the form of common equity interests in our company. We also maintain minimum stock ownership requirements for our senior management team and directors, further aligning their interests with those of external stockholders, as well as an employee stock purchase plan, which encourages our employees to increase their ownership in the company.

Business and Growth Strategies

Our primary business objectives are to maximize: (i) sustainable long-term growth in earnings and funds from operations per share and unit, (ii) cash flow and returns to our stockholders and our operating partnership’s unitholders through the payment of distributions and (iii) returns on invested capital, which we expect to accomplish by achieving superior risk-adjusted returns, prudently allocating capital, diversifying our product offerings and driving revenue growth and operating efficiencies.

•

Achieve Superior Returns. We believe that achieving appropriate risk-adjusted returns on our business, including on our development pipeline and leasing transactions, will deliver superior stockholder returns. At June 30, 2018, we had approximately 3.3 million square feet of space under active development for Turn-Key Flex® and Powered Base Building® products in six U.S. metropolitan areas, four European metropolitan areas, three Asian metropolitan areas, two Australian metropolitan areas and one Canadian metropolitan area consisting of approximately 2.0 million square feet of base building construction and 1.4 million square feet of data center construction. We may continue to build out our development pipeline when justified by anticipated returns. We also believe that providing an even stronger value proposition to our customers, including through new and more comprehensive product offerings, as well as continued improvement in operational efficiencies, will further drive improved returns for our business.

•

Prudently Allocate Capital. We believe that the accretive deployment of capital at sufficiently positive spreads above our cost of capital enables us to increase cash flow and create long-term stockholder value.

•

Strategic and Complementary Investments. We have developed significant expertise at underwriting, financing and executing data center investment opportunities. We employ a collaborative approach to deal analysis, risk management and asset allocation, focusing on key elements, such as market fundamentals, accessibility to fiber and power, and the local regulatory environment. In addition, the specialized nature of data centers makes these investment opportunities more difficult for traditional real estate investors to underwrite, resulting in reduced competition for investments relative to other property types. We believe this dynamic creates an opportunity for us to generate attractive risk-adjusted returns on our capital.

•

Preserve the Flexibility of Our Balance Sheet. We are committed to maintaining a conservative capital structure. We strive to maintain a well-laddered debt maturity schedule, and we seek to maximize the menu of our available sources of capital, while minimizing the related cost. Since Digital Realty Trust, Inc.’s initial public offering in 2004, we have raised approximately $27.5 billion of capital through common, preferred and convertible preferred equity offerings, exchangeable debt offerings, non-exchangeable bond offerings, our operating partnership’s global revolving credit facility, our term loan facility, a senior notes shelf facility, secured mortgage financings and re-financings, joint venture partnerships and sales of non-core assets. We endeavor to maintain financial flexibility while using our liquidity and access to capital to support operations, including our acquisition, investment, leasing and development programs and global campus expansion, which are important sources of our growth.

•

Offer Comprehensive and Diverse Products. We have diversified our product offering, through acquisitions and organically, and believe that we offer one of the most comprehensive suites of global data center solutions available to customers from a single provider.

•

Global Service Infrastructure Platform. With the recent DFT Merger, which enhanced our portfolio of scale and hyper-scale data centers, the European Portfolio Acquisition and the Telx Acquisition, which established us as a leading provider of colocation, interconnection and cloud-enablement services globally, we are able to offer a broader range of data center solutions to meet our customers’ needs, from a single rack or cabinet to multi-megawatt deployments. We believe our products like Service Exchange and our partnerships with managed services and cloud service providers further enhance the attractiveness of our data centers.

•

Provide Foundational Services to Enable Customers and Partners. We believe that the real estate platform, through which we offer the foundational services of space, power and connectivity, will enable our customers and partners to serve their customers and grow their businesses. We believe our Internet gateway data centers, individual data centers and data center campuses are attractive to a wide variety of customers and partners of all sizes. Furthermore, we believe our colocation and interconnection offerings, as well as the densely connected ecosystems that have developed within our facilities, and the availability and scalability of our comprehensive suite of products are valuable and critical to our customers and partners.

•	Drive Revenue Growth and Operating Efficiencies. We aggressively manage our properties to maximize cash flow and control costs by leveraging our scale to drive operating efficiencies.

•

Leverage Strong Industry Relationships. We use our strong industry relationships with national and regional corporate enterprise information technology groups and technology-intensive companies to identify and solve their data center needs. Our sales professionals are technology and real estate industry specialists who can develop complex facility solutions for the most demanding data center and other technology customers.

•

Maximize Cash Flow. We often acquire properties with substantial in-place cash flow and some vacancy, which enables us to create upside through lease-up. We control our costs by negotiating expense pass-through provisions in customer agreements for operating expenses, including power costs and certain capital expenditure. We have also focused on centralizing functions and optimizing operations as well as improving processes and technologies. We believe that expanding our global data center campuses will also contribute to operating efficiencies because we expect to achieve economies of scale on our campus environments.

THE OFFERING

The offering terms are summarized below solely for convenience. For a more complete description of the terms of our common stock, see the section entitled “Description of Common Stock” in the accompanying prospectus.

Issuer	Digital Realty Trust, Inc., a Maryland corporation

Shares of Common Stock Offered by the Forward Purchasers or Their Affiliates	8,500,000 shares of common stock (or 9,775,000 shares of common stock if the underwriters’ option to purchase additional shares is exercised in full).

Shares of Common Stock to Be Outstanding after Settlement of the Forward Sale Agreements Assuming Full Physical Settlement	214,646,590 shares of common stock (or 215,921,590 shares of common stock if the underwriters’ option to purchase additional shares is exercised in full).(1)

Shares of Common Stock and Common Units to Be Outstanding after Settlement of the Forward Sale Agreements Assuming Full Physical Settlement	223,105,420 shares of common stock and common units (or 224,380,420 shares of common stock and common units if the underwriters’ option to purchase additional shares is exercised in full).(1)(2)

Accounting Treatment of the Transaction

Before settlement of any forward sale agreement, we expect that the shares issuable upon settlement of such forward sale agreement will be reflected in our diluted earnings per share, return on equity and dividends per share calculations using the treasury stock method. Under this method, the number of shares of our common stock used in calculating diluted earnings per share, return on equity and dividends per share is deemed to be increased by the excess, if any, of the number of shares of our common stock that would be issued upon full physical settlement of such forward sale agreement over the number of shares of our common stock that could be purchased by us in the market (based on the average market price during the period) using the proceeds receivable upon full physical settlement (based on the adjusted forward sale price at the end of the reporting period). Consequently, we anticipate there will be no dilutive effect on our earnings per share prior to physical or net share settlement of the forward sale agreements and subject to the occurrence of certain events, except during periods when the average market price of our common stock is above the applicable forward sale price, which is

initially $                 per share (equal to the initial price to the public less the underwriting discount per share, as set forth on the cover page of this prospectus supplement), subject to adjustment based on a floating interest rate factor equal to a specified daily rate less a spread, and subject to decrease by amounts related to expected dividends on our common stock during the term of the forward sale agreements. However, if we decide to physically settle or net share settle any forward sale agreement, delivery of our shares on any physical settlement or net share settlement of such forward sale agreement will result in dilution to our earnings per share, return on equity and dividends per share.

Conflicts of Interest	All of the proceeds of this offering (excluding proceeds paid to us with respect to any shares of our common stock that we may sell to the underwriters in lieu of the forward purchasers or their affiliates selling our common stock to the underwriters) will be paid to the forward purchasers. See “Use of Proceeds.” As a result, affiliates of Merrill Lynch, Pierce, Fenner & Smith Incorporated and Citigroup Global Markets Inc. will receive more than 5% of the net proceeds of this offering, not including the underwriting discount.

In the event the Ascenty acquisition is not consummated and we elect to physically settle the forward sale agreements, we may use the proceeds from such settlement(s) (and from the sale of any shares of common stock sold by us to the underwriters in connection with this offering) for general corporate purposes, including, but not limited to, the repayment of outstanding indebtedness, the repurchase, redemption or retirement of outstanding debt or preferred equity securities, and the funding of development and acquisition opportunities. Certain of our underwriters are joint lead arrangers and bookrunners, and affiliates of certain of the underwriters are lenders, syndication agents, issuing banks, swing line banks and an administrative agent under our global revolving credit facility and would receive a pro rata portion of the net proceeds from the physical settlement of the forward sale agreements to the extent that we use any such proceeds to reduce the outstanding balance under such facility. See “Underwriting (Conflicts of Interest).”

NYSE Symbol	“DLR”

Use of Proceeds	We will not initially receive any proceeds from the sale of shares of our common stock by the forward purchasers or their affiliates.

We expect to receive net proceeds of approximately $ (or $ if the underwriters’ option to purchase additional shares is exercised in full) (in each case after deducting the underwriting discounts and fees and estimated expenses related to the forward sale agreements and this offering), subject to certain adjustments pursuant to the forward sale agreements, only upon full physical settlement of the forward sale agreements, which we expect will occur no later than September 27, 2019. (1)(3)

We intend to contribute the net proceeds, if any, received upon the settlement of the forward sale agreements (and from the sale of any shares of common stock sold by us to the underwriters in connection with this offering) to our operating partnership, which intends to subsequently use a portion of such net proceeds to fund its portion of the JV Entity’s acquisition of Ascenty, including transaction expenses. Our operating partnership intends to use the balance of such net proceeds, if any, to repay borrowings outstanding under its global revolving credit facility and for general corporate purposes, including, but not limited to, the repayment of other outstanding indebtedness, the repurchase, redemption or retirement of outstanding debt or preferred equity securities, future capital contributions to the joint venture and the funding of development and acquisition opportunities. See “Use of Proceeds” and “Risk Factors.”

Risk Factors	You should read carefully the “Risk Factors” beginning on page S-23 of this prospectus supplement.

(1)

The forward purchasers have advised us that they or their affiliates intend to acquire shares of common stock to be sold under this prospectus supplement through borrowings from third-party stock lenders. Subject to the occurrence of certain events, we will not be obligated to deliver shares of common stock, if any, under the forward sale agreements until final settlement of the forward sale agreements, which we expect will be no later than September 27, 2019. Except in certain circumstances, and subject to certain conditions, we have the right to elect cash settlement or net share settlement under the forward sale agreements. See “Underwriting (Conflicts of Interest)—Forward Sale Agreements” for a description of the forward sale agreements. The number of shares of common stock to be outstanding after physical settlement of the forward sale agreements is based on 206,146,590 shares of common stock outstanding as of September 17, 2018. Excludes 7,075,464 shares available for future issuance under our 2014 incentive award plan, 150,438 shares issuable upon redemption of outstanding unvested long-term incentive units issued under our incentive award plans, 338,584 shares issuable upon redemption of outstanding vested class C units, 499,996 shares issuable upon redemption of outstanding vested class D units and up to 1,162,434 shares issuable upon redemption of outstanding unvested class D units. Also excludes 5,143,174 shares potentially issuable upon conversion of our series C cumulative redeemable perpetual preferred stock, 7,532,000 shares potentially issuable upon conversion of our series G cumulative redeemable preferred stock, 14,062,720 shares potentially issuable upon conversion of our series H cumulative redeemable preferred stock, 7,623,100 shares potentially issuable upon conversion of our series I cumulative redeemable preferred stock and 3,401,680 shares potentially issuable upon conversion of our series J cumulative redeemable preferred stock, in each case, in connection with specified change of control transactions.

(2)

Includes 7,469,812 units held by limited partners, 150,438 outstanding unvested long-term incentive units issued under our incentive award plans, 338,584 outstanding vested class C units and 499,996 outstanding vested class D units, which subject to limits in the partnership agreement of our operating partnership, may be exchanged for cash or, at our option, shares of our common stock on a one-for-one basis. Excludes (i) up to 1,162,434 shares issuable upon redemption of outstanding unvested class D units, (ii) 5,143,174 units potentially issuable upon conversion of our series C cumulative redeemable perpetual preferred units, (iii) 7,532,000 units potentially issuable upon conversion of our series G cumulative redeemable preferred units, (iv) 14,062,720 units potentially issuable upon conversion of our series H cumulative redeemable preferred units, (v) 7,623,100 units potentially issuable upon conversion of our series I cumulative redeemable preferred units and (vi) 3,401,680 units potentially issuable upon conversion of our series J cumulative redeemable preferred units, in each case, in connection with specified change of control transactions.

(3)	The forward sale price is subject to adjustment pursuant to the terms of the forward sale agreements, and any net proceeds to us are subject to settlement of the forward sale agreements.

SUMMARY HISTORICAL FINANCIAL DATA

The following table sets forth summary historical consolidated financial and operating data for Digital Realty Trust, Inc. and its subsidiaries, including Digital Realty Trust, L.P. As of June 30, 2018, Digital Realty Trust, Inc. had a 96.0% common general partnership interest and a 100% preferred unit partnership interest in Digital Realty Trust, L.P. Digital Realty Trust, Inc. has no significant operations other than as Digital Realty Trust, L.P.’s sole general partner, and no material assets, other than its investment in Digital Realty Trust, L.P.

The consolidated balance sheet data as of December 31, 2017, 2016 and 2015 and the consolidated income statement data for each of the years in the three-year period ended December 31, 2017 have been derived from the historical consolidated financial statements of Digital Realty Trust, Inc. and its subsidiaries, which are incorporated by reference in this prospectus supplement and the accompanying prospectus and which have been audited by KPMG LLP, an independent registered public accounting firm, whose report with respect thereto is incorporated by reference in this prospectus supplement and the accompanying prospectus. The consolidated balance sheet data as of June 30, 2018 and the consolidated income statement data for the six months ended June 30, 2018 and 2017 have been derived from the unaudited consolidated financial statements of Digital Realty Trust, Inc. and its subsidiaries, which are incorporated by reference in this prospectus supplement and the accompanying prospectus. These unaudited consolidated financial statements have been prepared on a basis consistent with Digital Realty Trust, Inc.’s audited consolidated financial statements. In the opinion of our management, the unaudited historical financial data reflect all adjustments, consisting only of normal and recurring adjustments, necessary for a fair statement of the results for those periods. The results of operations for interim periods are not necessarily indicative of the results to be expected for the full year or any future period.

You should read the following summary historical financial data in conjunction with Digital Realty Trust, Inc. and its subsidiaries’ consolidated historical financial statements and notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” included in our Combined Quarterly Report on Form 10-Q for the quarter ended June 30, 2018 and Combined Annual Report on Form 10-K for the year ended December 31, 2017, each of which is incorporated by reference in this prospectus supplement and the accompanying prospectus.

Digital Realty Trust, Inc. and Subsidiaries

(in thousands, except share and per share data)

	Six Months Ended June 30,		Year Ended December 31,
	2018	2017	2017	2016	2015
	(unaudited)
Income Statement Data:
Operating Revenues:
Rental and other services	$1,188,624	$932,228	$2,010,301	$1,746,828	$1,395,745
Tenant reimbursements	305,802	180,630	440,224	355,903	359,875
Fee income	3,476	3,324	6,372	6,285	6,638
Other	1,385	376	1,031	33,197	1,078

Total operating revenues	1,499,287	1,116,558	2,457,928	2,142,213	1,763,336

	Six Months Ended June 30,		Year Ended December 31,
	2018	2017	2017	2016	2015
	(unaudited)
Operating Expenses:
Rental property operating and maintenance	455,962	344,055	759,616	660,177	549,885
Property taxes	62,547	55,080	124,014	102,497	92,588
Insurance	6,337	5,168	10,981	9,492	8,809
Change in fair value of contingent consideration	—	—	—	—	(44,276)
Depreciation and amortization	593,577	354,577	842,464	699,324	570,527
General and administrative	82,622	72,156	161,441	152,733	105,549
Transaction and integration expenses	9,784	17,558	76,048	20,491	17,400
Impairment of investments in real estate	—	—	28,992	—	—
Other	583	24	3,077	213	60,943

Total operating expenses	1,211,412	848,618	2,006,633	1,644,927	1,361,425

Operating income	287,875	267,940	451,295	497,286	401,911
Other Income (Expenses):
Equity in earnings of unconsolidated joint ventures	14,848	13,712	25,516	17,104	15,491
Gain (loss) on sale of properties	53,465	(142)	40,354	169,902	94,604
Interest and other (expense) income	3,356	518	3,655	(4,564)	(2,381)
Interest expense	(155,795)	(113,032)	(258,642)	(236,480)	(201,435)
Tax expense	(5,495)	(4,862)	(7,901)	(10,385)	(6,451)
Gain (loss) from early extinguishment of debt	—	—	1,990	(1,011)	(148)

Net income	198,254	164,134	256,267	431,852	301,591
Net income attributable to noncontrolling interests	(6,164)	(1,945)	(8,008)	(5,665)	(4,902)

Net income attributable to Digital Realty Trust, Inc.	192,090	162,189	248,259	426,187	296,689
Preferred stock dividends	(40,658)	(31,898)	(68,802)	(83,771)	(79,423)
Issuance costs associated with redeemed preferred stock	—	(6,309)	(6,309)	(10,328)	—

Net income available to common stockholders	$151,432	$123,982	$173,148	$332,088	$217,266

Per Share Data:
Basic income per share available to common stockholders	$0.74	$0.77	$0.99	$2.21	$1.57

Diluted income per share available to common stockholders	$0.73	$0.77	$0.99	$2.20	$1.56

Weighted average shares of common stock outstanding:
Basic	205,835,757	160,069,201	174,059,386	149,953,662	138,247,606
Diluted	206,460,170	161,059,527	174,895,098	150,679,688	138,865,421

	As of June 30,		As of December 31,
	2018	2017	2017	2016	2015
	(unaudited)
Balance Sheet Data:
Net investments in real estate	$14,134,486	$9,356,596	$13,841,186	$8,996,362	$8,770,212
Total assets	21,411,423	12,579,571	21,404,345	12,192,585	11,416,063
Global revolving credit facility	466,971	563,063	550,946	199,209	960,271
Unsecured term loan	1,376,784	1,520,482	1,420,333	1,482,361	923,267
Unsecured senior notes, net of discount	7,156,084	4,351,148	6,570,757	4,153,797	3,712,569
Mortgages and other secured loans, net of premiums	106,245	2,927	106,582	3,240	302,930
Total liabilities	10,561,690	7,548,277	10,300,993	7,060,288	6,879,561
Redeemable noncontrolling interests in operating partnership	52,805	—	53,902	—	—
Total stockholders’ equity	10,140,378	4,996,815	10,349,081	5,096,015	4,500,132
Noncontrolling interests in operating partnership	654,261	27,909	698,126	29,684	29,612
Noncontrolling interests in consolidated joint ventures	2,289	6,570	2,243	6,598	6,758
Total liabilities and equity	21,411,423	12,579,571	21,404,345	12,192,585	11,416,063

	Six Months Ended June 30,		Year Ended December 31,
	2018	2017	2017	2016	2015
Other Data: (unaudited)
Funds From Operations(1)	$698,781	$479,802	$1,011,274	$867,662	$687,896
Core Funds From Operations(1)	706,683	501,267	1,098,315	875,798	746,158
EBITDA(2)	906,299	596,453	1,309,158	1,279,288	995,827
Adjusted EBITDA(2)	908,943	652,278	1,432,493	1,209,939	1,024,724

(1)

We calculate funds from operations, or FFO, in accordance with the standards established by the National Association of Real Estate Investment Trusts, or Nareit. FFO represents net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from real estate transactions, non-controlling interests share of gain on sale of property, gain from a preexisting relationship, impairment of investments in real estate, real estate related depreciation and amortization (excluding amortization of deferred financing costs), unconsolidated JV real estate related depreciation & amortization, non-controlling interests in operating partnership and after adjustments for unconsolidated partnerships and joint ventures. Management uses FFO as a supplemental performance measure because, in excluding real estate related depreciation and amortization, gains and losses from property dispositions and certain other gains and after adjustments for unconsolidated partnerships, joint ventures and certain other items, it provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating costs. We also believe that, as a widely recognized measure of the performance of REITs, FFO will be used by investors as a basis to compare our operating performance with that of other REITs. However, because FFO excludes depreciation and amortization and captures neither the changes in the value of our data centers that result from use or market conditions, nor the level of capital expenditures and capitalized leasing commissions necessary to maintain the operating performance of our data centers, all of which have real economic effect and could materially impact our financial condition and results from operations, the utility of FFO as a measure of our performance is limited. Other REITs may not calculate FFO in accordance with the Nareit definition and, accordingly, our FFO may not be comparable to other REITs’ FFO. FFO should be considered only as a supplement to net income computed in accordance with GAAP as a measure of our performance.

We present core funds from operations, or core FFO, as a supplemental operating measure because, in excluding certain items that do not reflect core revenue or expense streams, it provides a performance measure that, when compared year over year, captures trends in our core business operating performance. We calculate core FFO by adding to or subtracting from FFO (i) termination fees and other non-core revenues, (ii) transaction and integration expenses, (iii) gain (loss) from early extinguishment of debt, (iv) issuance costs associated with redeemed preferred stock, (v) equity in earnings adjustment for non-core items, (vi) severance, equity acceleration, and legal expenses, (vii) bridge facility fees and (viii) other non- core expense adjustments. Because certain of these adjustments have a real economic impact on our financial condition and results from operations, the utility of core FFO as a measure of our performance is limited. Other REITs may calculate core FFO differently than we do, and, accordingly, our core FFO may not be comparable to other REITs’ core FFO. Core FFO should be considered only as a supplement to net income computed in accordance with GAAP as a measure of our performance.

The following table reconciles our net income available to common stockholders to our FFO and core FFO for the periods indicated:

	Six Months Ended June 30,		Year Ended December 31,
	2018	2017	2017	2016	2015
Reconciliation of net income to Funds From Operations (unaudited)
Net income available to common stockholders	$151,432	$123,982	$173,148	$332,088	$217,266
Adjustments:
Noncontrolling interests in operating partnership	6,180	1,711	3,770	5,298	4,442
Real estate related depreciation and amortization(a)	587,436	348,457	830,252	682,810	563,729
Real estate related depreciation and amortization related to investment in unconsolidated joint ventures	7,198	5,510	11,566	11,246	11,418
Impairment of investments in real estate	—	—	28,992	—	—
Impairment charge on Telx trade name	—	—	—	6,122	—
(Gain) loss on real estate transactions	(53,465)	142	(40,354)	(169,902)	(94,604)
Noncontrolling interests share of gain on sale of property	—	—	3,900	—	—
Gain on settlement of pre-existing relationships with Telx	—	—	—	—	(14,355)

Funds From Operations(b)	$698,781	$479,802	$1,011,274	$867,662	$687,896

(a)	Real estate related depreciation and amortization was computed as follows:

	Six Months Ended June 30,		Year Ended December 31,
	2018	2017	2017	2016	2015
(unaudited)
Depreciation and amortization per income statement	$593,577	$354,577	$842,464	$699,324	$570,527
Impairment charge on Telx trade name	—	—	—	(6,122)	—
Non-real estate depreciation	(6,141)	(6,120)	(12,212)	(10,392)	(6,798)

Real estate related depreciation and amortization	$587,436	$348,457	$830,252	$682,810	$563,729

(b)

For all periods presented, we have excluded the effect of dilutive applicable series of preferred stock that may be converted into common stock upon the occurrence of specified change in control transactions as described in the articles supplementary governing such applicable series of preferred stock, which we consider highly improbable.

	Six Months Ended June 30,		Year Ended December 31,
	2018	2017	2017	2016	2015
Reconciliation of Funds From Operations to Core Funds From Operations (unaudited)
Funds From Operations	$698,781	$479,802	$1,011,274	$867,662	$687,896
Adjustments:
Termination fees and other non-core revenues	(4,521)	(376)	(1,031)	(33,197)	680
Transaction and integration expenses	9,784	17,558	76,048	20,491	17,400
Gain from early extinguishment of debt	—	—	(1,990)	1,011	148
Issuance costs associated with redeemed preferred stock	—	6,309	6,309	10,328	—
Change in fair value of contingent consideration	—	—	—	—	(44,276)
Equity in earnings adjustment for non-core items	—	(3,285)	(3,285)	—	—
Severance, equity acceleration, and legal expenses	2,056	1,234	4,731	6,208	5,146
Bridge facility fees	—	—	3,182	—	3,903
Loss on currency forwards	—	—	—	3,082	—
Other non-core expense adjustments	583	24	3,077	213	75,261

Core Funds From Operations	$706,683	$501,266	$1,098,315	$875,798	$746,158

(2)

We believe that earnings before interest, loss from early extinguishment of debt, income taxes, depreciation and amortization and impairment of investments in real estate, or EBITDA, and Adjusted EBITDA (as defined below), are useful supplemental performance measures because they allow investors to view our performance without the impact of non-cash depreciation and amortization or the cost of debt and, with respect to Adjusted EBITDA, severance, equity acceleration, and legal expenses, transaction and integration expenses, (gain) loss on real estate transactions, non-cash (gain) on lease termination, loss on currency forwards, other non-core expense adjustments, noncontrolling interests, preferred stock dividends, and issuance costs associated with redeemed preferred stock. Adjusted EBITDA is EBITDA excluding change in fair value of contingent consideration, severance, equity acceleration, and legal expenses, transaction and integration expenses, (gain) loss on real estate transactions, non-cash (gain) on lease termination, equity in earnings adjustment for non-core items, loss on currency forwards, gain on settlement of pre-existing relationships, other non-core adjustments, net, noncontrolling interests, preferred stock dividends, and issuance costs associated with redeemed preferred stock. In addition, we believe EBITDA and Adjusted EBITDA are frequently used by securities analysts, investors and other interested parties in the evaluation of REITs. Because EBITDA and Adjusted EBITDA are calculated before recurring cash charges, including interest expense and income taxes, exclude capitalized costs, such as leasing commissions, and are not adjusted for capital expenditures or other recurring cash requirements of our business, their utility as a measure of our performance is limited. Other REITs may calculate EBITDA and Adjusted EBITDA differently than we do and accordingly, our EBITDA and Adjusted EBITDA may not be comparable to such other REITs’ EBITDA and Adjusted EBITDA. Accordingly, EBITDA and Adjusted EBITDA should be considered only as supplements to net income computed in accordance with GAAP as a measure of our financial performance.

The following table reconciles our net income available to common stockholders to our EBITDA and Adjusted EBITDA for the periods indicated:

	Six Months Ended June 30,		Year Ended December 31,
	2018	2017	2017	2016	2015
Reconciliation of net income to EBITDA and Adjusted EBITDA: (unaudited)
Net income available to common stockholders	$151,432	$123,982	$173,148	$332,088	$217,266
Interest expense	155,795	113,032	258,642	236,480	201,435
(Gain) loss from early extinguishment of debt	—	—	(1,990)	1,011	148
Tax expense	5,495	4,862	7,901	10,385	6,451
Impairment of investments in real estate	—	—	28,992	—	—
Depreciation and amortization	593,577	354,577	842,464	699,324	570,527

EBITDA	$906,299	$596,453	$1,309,157	$1,279,288	$995,827
Change in fair value of contingent consideration	—	—	—	—	(44,276)
Severance, equity acceleration, and legal expenses	2,056	1,234	4,731	6,208	5,146
Transaction and integration expenses	9,784	17,558	76,048	20,491	17,400
(Gain) loss on real estate transactions	(53,465)	142	(40,354)	(169,902)	(94,604)
Non-cash gain on lease termination	—	—	—	(29,205)	—
Equity in earnings adjustment for non-core items	—	(3,285)	(3,285)	—	—
Loss on currency forwards	—	—	—	3,082	—
Gain on settlement of pre-existing relationships with Telx	—	—	—	—	(14,355)
Other non-core adjustments, net	(2,553)	24	3,077	213	75,261
Noncontrolling interests	6,164	1,945	8,008	5,665	4,902
Preferred stock dividends	40,658	31,898	68,802	83,771	79,423
Issuance costs associated with redeemed preferred stock	—	6,309	6,309	10,328	—

Adjusted EBITDA	$908,943	$652,278	$1,432,493	$1,209,939	$1,024,724

RISK FACTORS

In addition to other information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any “free writing prospectus” we authorize to be delivered to you, you should carefully consider the risks described below and incorporated herein by reference to our Combined Annual Report on Form 10-K for the year ended December 31, 2017, and other subsequent filings of Digital Realty Trust, Inc. and Digital Realty Trust, L.P. under the Securities Exchange Act of 1934, as amended, or the Exchange Act, in evaluating our company, our properties and our business before making a decision to invest in our common stock. These risks are not the only ones faced by us. Additional risks not presently known to us or that we currently deem immaterial could also materially and adversely affect our financial condition, results of operations, business and prospects. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment. This prospectus supplement, the accompanying prospectus and the documents incorporated herein and therein by reference also contain forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated herein and therein by reference. Please refer to the section below entitled “Forward-Looking Statements.”

Risks Related to the Proposed Ascenty Acquisition

We cannot assure you that the proposed Ascenty acquisition will be completed on a timely basis or at all.

There are a number of risks and uncertainties relating to the Ascenty acquisition. For example, the Ascenty acquisition may not be completed, or may not be completed in the time frame, on the terms or in the manner currently anticipated, as a result of a number of factors, including the failure of the parties to satisfy one or more of the conditions to closing. There can be no assurance that the conditions to closing of the Ascenty acquisition will be satisfied or waived or that other events will not intervene to delay or result in the failure to close the Ascenty acquisition. The definitive agreements related to the Ascenty acquisition may be terminated by the parties thereto under certain circumstances. In addition, certain properties may not be acquired, or may be acquired on different terms, if certain conditions are not satisfied or if certain regulatory approvals are not obtained.

In addition, our operating partnership has agreed to guarantee the obligations of Acquisition Sub under the definitive agreements related to the Ascenty acquisition. In the event that Acquisition Sub is unable to complete the Ascenty acquisition due to a failure of Acquisition Sub to perform or otherwise, Ascenty may enforce our operating partnership’s guarantee and require our operating partnership to complete the Ascenty acquisition. Delays in closing the Ascenty acquisition or the failure of Acquisition Sub to close the Ascenty acquisition in its entirety or at all may result in our incurring significant additional costs in connection with such delay or failure and/or failing to achieve the anticipated benefits of the Ascenty acquisition. Any delay in closing or a failure of Acquisition Sub to close the Ascenty acquisition could have a negative impact on our business and the trading price of our common stock.

In the event the Ascenty acquisition is not consummated and we elect to physically settle the forward sale agreements, we may use the proceeds from such settlement(s) for general corporate purposes, including, but not limited to, the repayment of outstanding indebtedness, the repurchase, redemption or retirement of outstanding debt or preferred equity securities, and the funding of development and acquisition opportunities. However, we would have broad authority to use such net proceeds for other purposes that may not be accretive to our earnings per share and funds from operations per share. Affiliates of certain of the underwriters are lenders under our global revolving credit facility and would receive a pro rata portion of the net proceeds from the physical settlement of the forward sale agreements to the extent that we use any such proceeds to reduce the outstanding balance under such facility. See “Underwriting (Conflicts of Interest).”

If completed, the Ascenty acquisition may not achieve its intended benefits or may disrupt our plans and operations.

There can be no assurance that we will be able to realize the expected benefits of the Ascenty acquisition, which may result in material unanticipated problems, including:

•	we may have underestimated the costs to make any necessary improvements to the Ascenty in-service properties or to complete the development or lease-up of the Ascenty development properties;

•

the Ascenty properties may be subject to unknown or contingent liabilities for which we may have no or limited recourse against the sellers, including for liabilities for clean-up or remediation of environmental conditions, claims of customers, vendors or other persons dealing with the acquired entities, tax liabilities and other liabilities whether incurred in the ordinary course of business or otherwise;

•	the Ascenty properties may be subject to reassessment, which may result in higher than expected tax payments;

•	market conditions may result in higher than expected vacancy rates and lower than expected rental rates;

•	difficulties in attracting and retaining personnel;

•	challenges in keeping existing customers;

•	plans to develop or expand certain of the Ascenty properties may not be realized, may be delayed or may be less extensive or successful or more costly than currently anticipated; and

•

tenants, landlords or other contractual counterparties with change of control consent, termination or other rights may choose to exercise such rights, which could reduce the revenue received from the Ascenty properties or otherwise adversely affect the ability to operate such properties as expected.

Many of these risks will be outside of our control and any one of them could result in increased costs, decreases in the amount of expected revenue, disruptions in our current plans and operations and diversion of our management’s time and energy, which could have a material adverse effect on our business, financial condition, results of operations and/or cash flows. In addition, we may not realize the full benefits of the Ascenty acquisition within the anticipated time frame or at all. All of these factors could cause dilution to our earnings per share, decrease or delay the expected accretive effect of the Ascenty acquisition, and/or negatively impact the price of our common stock.

We may suffer economic harm as a result of making unsuccessful acquisitions in a new region and expanding our business in emerging economies, such as Brazil, elsewhere in Latin America or other economically volatile areas.

The Ascenty portfolio is located in a region where we have not previously owned properties or conducted any operations. This acquisition may entail risks in addition to those we face in other acquisitions where we are familiar with the regions, such as the risk that we do not complete development or expansions on time or on budget or correctly anticipate conditions or trends in a new region and are therefore not able to operate the acquired properties profitably. If this occurs, it could adversely affect our financial position, results of operations, cash flows and ability to make expected distributions to our stockholders.

In addition, we are contemplating further expansion in South America through the JV Entity, elsewhere in Latin America and in other emerging economies, which tend to have more volatile economies and governments than those in many of the countries in which we currently operate. The risk of doing business in emerging economies, such as Brazil, elsewhere in Latin America or other economically volatile areas, could adversely affect our operations and earnings. Such risks include the financial instability among customers in these regions, political instability, fraud or corruption and other non-economic factors such as irregular trade flows that need to be managed successfully with the help of the local governments. In addition, commercial laws in some emerging economies can be vague, inconsistently administered and retroactively applied. If we are deemed not to be in compliance with applicable laws in emerging economies where we conduct business, our prospects and business in those countries could be harmed, which could then have a material adverse impact on our results of operations and financial position. Our failure to successfully manage economic, political and other risks relating to doing business in emerging economies and economically and politically volatile areas could adversely affect our business.

The Brazilian government has exercised, and continues to exercise, significant influence over the Brazilian economy. This influence, as well as Brazilian political and economic conditions, could adversely affect us.

Ascenty’s portfolio of data centers is concentrated in Brazil. The Brazilian government frequently intervenes in the Brazilian economy and occasionally makes significant changes in policy and regulations. The Brazilian government’s actions designed to control inflation, stimulate growth and other policies and regulations have often involved, among other measures, increases in interest rates, changes in tax policies, price controls, currency devaluations, capital controls and limits on imported goods and services. We cannot control or predict changes in policy or regulations that the Brazilian government might adopt in the future.

We may be adversely affected by the economic and political conditions in Brazil as well as changes in policy or regulations at the federal, state or municipal levels involving or affecting factors such as:

•

economic, social and political instability, including allegations of corruption against political parties, elected officials or other public officials, such as those allegations made in relation to the Lava Jato investigation;

•	expansion or contraction of the Brazilian economy, as measured by GDP growth rates;

•	interest rate fluctuations;

•	currency and exchange rate fluctuations;

•	inflation;

•	volatility and liquidity of domestic capital and lending markets;

•	tax policies and a tax system that is unlike any other system in which we currently operate;

•	environmental policy;

•	labor relations, unrest and regulations;

•	energy and water shortages and rationing;

•	transportation, electric and other infrastructure that is not as developed or as well maintained as other regions in which we currently operate;

•	higher incidence of crime and increased security and other costs as compared to other regions in which we currently operate;

•	changes in currency exchange policy that lead to the imposition of exchange controls or restrictions on remittances abroad; and

•	other economic, political and social developments in or affecting Brazil.

The actual stabilized EBITDA for Ascenty may not be consistent with the estimated stabilized EBITDA used to estimate the purchase price multiple set forth in this prospectus supplement.

As a part of our underwriting of the Ascenty acquisition and business due diligence process, we developed an estimate of the annualized stabilized EBITDA for Ascenty. The stabilized EBITDA estimate is comprised of (i) our estimate of annualized run-rate EBITDA for Ascenty based on Ascenty’s EBITDA for the month ended July 31, 2018, which is the most recently completed full month for which Ascenty provided us with financial information as part of our underwriting and due diligence process, (ii) our forward estimate of the stabilized EBITDA contribution from signed leases with respect to approximately 12.6 megawatts and additional colocation space leases at Ascenty’s in-service data centers that have been signed as of the date of this prospectus supplement but had not yet commenced as of July 31, 2018 and leases pending execution that are subject to closing or other conditions under the Share Purchase Agreement, (iii) our forward estimate of the stabilized EBITDA contribution from leases with respect to approximately 18.0 megawatts of additional capacity expected to be built at Ascenty’s data centers under construction that have been signed as of the date of this prospectus supplement but had not yet commenced as of July 31, 2018 and leases pending execution that are subject to closing or other conditions under the Share Purchase Agreement, (iv) our forward estimate of the stabilized EBITDA contribution from the potential lease-up of approximately 38.6 megawatts of additional capacity expected to be built at Ascenty’s under-construction data centers as of the date of this prospectus supplement, and (v) our forward estimate of the stabilized EBITDA contribution from fiber leases that have been signed as of the date of this prospectus supplement but had not yet commenced as of July 31, 2018. We have assumed that the EBITDA margins for signed but not yet commenced leases, leases pending execution that are subject to closing or other conditions under the Share Purchase Agreement and future leases of additional capacity to be built at both the in-service and under-construction data centers will be consistent with the EBITDA margins of existing in-service data centers once they have been fully leased. In addition, in underwriting our estimate of stabilized EBITDA, we have straight-lined existing contractual rents and estimated future rents in accordance with GAAP.

We caution you not to place undue reliance on our underwriting or our estimate of the stabilized EBITDA or the resulting estimated purchase price multiple because it is based solely on data made available to us in the diligence process in connection with the Ascenty acquisition and includes a number of assumptions, including the timely and on-budget completion of all space to be constructed, the timely leasing of all additional capacity, certain assumptions regarding currency exchange rates and the absence of customer defaults or early lease terminations. Furthermore, the estimated stabilized EBITDA is not calculated in accordance with GAAP and includes estimates of future rents and operating expenses based on our expectations for Ascenty going forward. Our experience operating Ascenty may change our expectations with respect to the estimated stabilized EBITDA. In addition, the actual stabilized EBITDA for Ascenty may differ from our expectations based on numerous other factors, including potential difficulties encountered in connection with the construction and lease-up of additional data center space, currency fluctuations, unanticipated incremental general and administrative expenses or operating expenses, the results of our final purchase price allocation, difficulties in leasing incremental capacity or collecting anticipated revenue, customer bankruptcies and unanticipated expenses at the data centers that we cannot pass on to customers, as well as the risk factors set forth in this prospectus supplement and the accompanying prospectus and documents incorporated by reference herein and therein. The construction and lease-up of the additional capacity included in the assumptions underlying our estimate of stabilized EBITDA may not be completed within the timeframe or on the terms we have assumed, or at all. We can provide no assurance that the actual stabilized EBITDA for Ascenty will be consistent with the estimated stabilized EBITDA used to estimate the purchase price multiple set forth in this prospectus supplement.

In addition, our estimate of stabilized EBITDA for Ascenty is not calculated in the same manner in which we calculate EBITDA or Adjusted EBITDA with respect to our company in this prospectus supplement or other documents that we may make available to investors on our website or otherwise or furnish in Current Reports on Form 8-K filed with the SEC from time to time. As a result, stabilized EBITDA for Ascenty may not be a useful tool for investors to evaluate or compare Ascenty’s EBITDA to our company’s EBITDA or Adjusted EBITDA, particularly because our estimate of stabilized EBITDA for Ascenty is based on several assumptions that are described above.

All of Ascenty’s facilities are held through leasehold interests and the rights with respect to such properties will be significantly less than if such properties where held though fee interests.

Ascenty does not own any of its facilities, but instead operates its business as a lessee through leasehold interests. The current weighted average remaining lease term for all of its facilities is over 30 years, assuming the exercise of extension options. Upon expiration, Ascenty may be unable to renew these leases on favorable terms, or at all, which could adversely affect our ability to realize the anticipated benefits of the Ascenty acquisition. If Ascenty is not able to renew the leases at any of the leased Ascenty properties, the costs of relocating the equipment in such data centers and developing a new location into a high-quality data center could be prohibitive. Ascenty could lose customers due to the disruptions in their operations caused by any relocation. Ascenty could also lose those customers that choose its data centers based primarily on their locations.

The landlords of the leased properties may have certain contractual or statutory rights that limit Ascenty’s use of the leased properties or operational flexibility with respect to such properties, including the ability to develop, expand or otherwise modify such properties. The exercise of such rights could result in termination of the leases. In addition, certain of the leasehold interests are subordinated to senior debt such as mortgages, which, if Ascenty fails to obtain a non-disturbance agreement or tenant easement, could foreclose on Ascenty’s real property interests if the underlying property owner defaults on the mortgage and, as a result, the lease could be terminated. There can be no assurance that Ascenty will be able to obtain non-disturbance agreements or tenant easements from the lenders of the third-party landlords.

We may be subject to unknown or contingent liabilities related to the Ascenty properties for which we may have no or limited recourse against the sellers.

The Ascenty properties may be subject to unknown or contingent liabilities for which we may have no or limited recourse against the sellers. Unknown or contingent liabilities might include liabilities for clean-up or remediation of environmental conditions, claims of customers, vendors or other persons dealing with the acquired entities, tax liabilities and other liabilities whether incurred in the ordinary course of business or otherwise. The purchase agreement pursuant to which Acquisition Sub agreed to acquire Ascenty contains certain representations and warranties from the sellers; however, the sellers’ obligation to indemnify us for breaches of the representations and warranties contained in the purchase agreement is limited to claims of intentional acts or omissions constituting fraud. In connection with the Ascenty acquisition, we intend to obtain a representation and warranty insurance policy, but we cannot make a claim under this policy for a breach of a non-fundamental representation, as identified in the policy, after the date that is three years after the date of closing of the acquisition or a breach of a fundamental representation or certain tax obligations after the date that is six years after the date of the closing of the acquisition. Accordingly, if any issues arise post-closing, there can be no assurance that we will recover any amounts with respect to losses due to breaches of the sellers’ representations and warranties. In addition, the total amount of costs and expenses that we may incur with respect to liabilities associated with Ascenty properties may exceed our expectations, which may adversely affect our business, financial condition and results of operations.

If the Ascenty acquisition is not completed, we will have incurred substantial expenses without our stockholders realizing the expected benefits.

If we are unable to complete the Ascenty acquisition, we will have incurred significant due diligence, legal, accounting and other transaction costs in connection with the Ascenty acquisition and potential joint venture without our stockholders realizing the anticipated benefits. We cannot assure you that we will acquire Ascenty because the proposed Ascenty acquisition is subject to a variety of factors, including the satisfaction of customary closing conditions.

Development and construction of the Ascenty development properties and expansions of the Ascenty in-service properties may not be completed as anticipated, or at all, and development and expansion activities may cost more and take longer than we estimate.

The construction of development properties or expansions of in-service properties are complex projects that require us to acquire and allocate resources in such a manner that may adversely impact our ability to successfully pursue other projects, or to construct and complete such projects on time and within budget.

Development and construction involves many risks, including:

•	the inaccuracy of our assumptions with respect to the cost of, and schedule for, completing construction;

•	reliance on multiple contractors, subcontractors, joint venture parties and/or technology providers;

•	difficulty, delays or inability to obtain financing for a project on acceptable terms;

•	delays in deliveries of, or increases in the prices of, equipment;

•	permitting and other regulatory issues, license revocation and changes in legal requirements;

•	labor disputes and work stoppages;

•	unforeseen engineering and environmental problems;

•	interruption of existing operations;

•	difficulty, delays or inability to secure an adequate supply of power from local utilities in emerging economies;

•	unanticipated cost overruns or delays; and

•	weather interferences and catastrophic events, including fires, explosions, earthquakes, droughts, pandemics and acts of terrorism.

Our reporting currency is the U.S. dollar, but revenue, costs and expenses associated with Ascenty will be denominated in the Brazilian real, so that exchange rate movements may affect our financial performance.

Ascenty will generate a portion of its revenue, and incur costs and expenses, in Brazilian reais. These operations will translate into U.S. dollars when we prepare our consolidated financial statements. As a result, a significant decrease or volatility in the value of the Brazilian real could materially affect our revenues and results of operations. During the past few decades, the Brazilian currency in particular has faced frequent and substantial exchange rate fluctuations in relation to foreign currencies mostly because of political and economic conditions. There can be no assurance that the Brazilian real will not significantly appreciate or depreciate against the U.S. dollar in the future. We also bear the risk that the rate of inflation in the foreign countries where we incur costs and expenses or the decline in value of the U.S. dollar compared to those foreign currencies will increase our costs as expressed in U.S. dollars. For example, future measures by the Central Bank of Brazil to control inflation, including interest rate adjustments, intervention in the foreign exchange market and actions to fix the value of the Brazilian real, may weaken the U.S. dollar in Brazil. Whether in Brazil or elsewhere, we may not be able to adjust the prices of our products to offset the effects of inflation or foreign currency appreciation on our cost structure, which could increase our costs and reduce our net operating margins. If we do not successfully manage these risks through various mechanisms, our revenues and results of operations could be adversely affected.

Our business could be harmed if certain of Ascenty’s key management personnel terminate their relationship with us.

Ascenty’s success depends, to a significant extent, on the continued services of Christopher P. Torto, Ascenty’s current chief executive officer, and other members of Ascenty’s senior management team. Mr. Torto has agreed to enter into a new management agreement to be effective upon completion of the Ascenty acquisition. Notwithstanding this agreement, there can be no assurance that Mr. Torto or the other members of Ascenty’s senior management team will continue to provide services to Ascenty. The loss of services of one or more members of Ascenty’s senior management team could harm our business and our prospects.

Risks Related to the Proposed Joint Venture

We cannot assure you that Brookfield will complete its committed investment in the JV Entity prior to the completion of the Ascenty acquisition or at all.

We have entered into a bilateral equity commitment letter with Brookfield, pursuant to which Brookfield has committed to acquire an interest equal to ours in a joint venture entity that is expected to ultimately own Ascenty in an amount equal to the sum of (i) up to $725.0 million in respect of the equity portion of the purchase price for the Ascenty acquisition, plus (ii) an amount equal to 50% of any additional amounts up to a specified cap that we contribute to the joint venture entity after closing of the Ascenty acquisition but prior to Brookfield’s investment in the joint venture entity, plus (iii) an amount equal to 50% of our and Brookfield’s aggregate transaction expenses in connection with the Ascenty acquisition (which transaction expenses will be reimbursed by the joint venture entity to the applicable party). To the extent that their investment occurs after the closing of the Ascenty acquisition, Brookfield has also committed to pay interest on their committed amount at a rate of 8% for the first 90 days after the closing of the Ascenty acquisition and increasing to 10% thereafter until such time as their investment in the joint venture is made. However, there can be no assurance that Brookfield will complete its committed investment in the JV Entity prior to the completion of the Ascenty acquisition, on the terms currently anticipated, or at all. The Ascenty acquisition is not contingent upon completion of Brookfield’s investment in the JV Entity, and we will still be obligated to complete the Ascenty acquisition in the event Brookfield fails to invest in the JV Entity prior to the Ascenty acquisition or at all. If Brookfield does not complete its investment in the JV Entity, we may be forced to bear the entire expense of the Ascenty acquisition indefinitely and the relative size of our investment in Ascenty will be twice as large as it would have otherwise been. As a result, we would be exposed to a much greater degree to the various risks related to the Ascenty acquisition described in this prospectus supplement. If Brookfield’s investment in the JV Entity occurs after the consummation of the Ascenty acquisition, we anticipate funding the portion of the equity to be provided by Brookfield with a $750.0 million short-term senior unsecured term loan, which may result in our incurring significant additional costs. Any delay by, or failure of, Brookfield to invest in the JV Entity could have a negative impact on our business and the trading price of our common stock.

Our joint ventures, including the JV Entity, could be adversely affected by our lack of decision-making authority, our reliance on joint venture partner’s financial condition and disputes between us and our joint venture partner.

We have entered into a bilateral equity commitment letter with Brookfield to invest in the JV Entity, and we may invest in additional joint ventures in the future. Investments in joint ventures may, under certain circumstances, involve risks not present when a third party is not involved, including reliance on our joint venture partner and the possibility that our joint venture partner might become bankrupt, engage in malfeasance or fail to fund their share of required capital contributions, thus exposing us to liabilities in excess of our share of the investment. Joint ventures generally provide for a reduced level of control over an acquired project because governance rights are shared with others. For example, should Brookfield invest in the JV Entity, we anticipate initially owning only 50% of the voting equity interests in the JV Entity, and that certain major decisions relating to the business of the JV Entity and Ascenty will require the affirmative vote of directors or equityholders representing at least 75% of the voting equity interests in the JV Entity. Accordingly, certain major decisions involving the business of the JV Entity and Ascenty, including the approval of any amendments to the JV Entity’s governing documents, the approval of business plans and annual budgets, appointment or dismissal of the chief executive officer or chief financial officer, related party transactions, material acquisitions and divestitures, any fundamental change in the business of the JV Entity and Ascenty, expansion into new countries, financings and winding up or dissolution of the JV Entity, will require the affirmative vote of directors or equityholders representing at least 75% of the voting equity interests in the JV Entity; provided, that so long as (i) our operating partnership (together with certain affiliates) owns 20% of the voting equity interests in the JV Entity, the approval of our operating partnership shall also be required for any matter otherwise requiring such super-majority approval; and (ii) Brookfield (together with certain affiliates) owns 20% of the voting equity interests in the JV Entity, the approval of Brookfield shall also be required for any matter otherwise requiring such super-majority approval. Brookfield may have business interests or goals that are inconsistent with our business interests or goals, and might take actions contrary to our policies or objectives. Such investments, including our investment in the JV Entity, may also have the potential risk of deadlock or impasses on significant decisions, such as a sale of the business, significant investments or capital expenditures, or capital raising, because neither we nor our joint venture partner would have full control over the joint venture. Any disputes that may arise between us and our joint venture partner may result in litigation or arbitration that could increase our expenses and may prevent our officers and/or directors from focusing their time and effort on our business. Consequently, actions by, or disputes with, our joint venture partner might result in subjecting properties owned by the joint venture to additional risk. In addition, we may in certain circumstances be liable for the actions of our joint venture partner.

It may be difficult for us to exit the JV Entity after an impasse with Brookfield.

In our joint venture with Brookfield, there may be a potential risk of impasse or deadlock in some joint venture decisions because our approval and the approval of other joint venture partners may be required for significant decisions. In particular, certain major decisions relating to the business of the JV Entity, including the approval of business plans and annual budgets, appointment or dismissal of the chief executive officer or chief financial officer, related party transactions, material acquisitions and divestitures, expansion into new countries, financings and winding up or dissolution of the JV Entity, require the affirmative vote of directors or equityholders representing at least 75% of the voting equity interests in the JV Entity.

In addition, in the event of a dispute between the equityholders, it may be difficult for an equityholder to leave the joint venture. We expect that transfers of voting equity interests in the JV Entity, other than to affiliates, will be prohibited until the fifth anniversary of the closing of the Ascenty acquisition. After the fifth anniversary, equityholders are expected to be able to transfer their voting equity interests in the JV Entity, subject to the other equityholders’ right of first offer to purchase such voting equity interests. In addition, if an equityholder transfers equity interests in the JV Entity representing at least 10% of the total equity interests in the JV Entity, then the remaining equityholders are expected to have tag-along rights to participate in such sale. At any time after the fifth anniversary of the closing of the Ascenty acquisition, an equityholder holding more than 40% of the JV Entity’s total voting equity interests is expected to have the right to unilaterally force the JV Entity to conduct an initial public offering (either of itself or a subsidiary), subject to the other voting equityholders’ right to purchase the triggering equityholder’s interest in the JV Entity. At any time after the seventh anniversary of the closing of the Ascenty acquisition, an equityholder holding more than 40% of the JV Entity’s total voting equity interests is expected to have the right to unilaterally force the JV Entity to commence a sale process for the sale of the company, subject to the other voting equityholders’ right of first offer to purchase the triggering equityholder’s interest in the JV Entity (with such seven-year holding period reduced to five years upon the occurrence of certain limited deadlock events). In the event that one equityholder wishes to transfer its voting equity interests, it is possible that neither party will have the funds necessary to complete a buy-out as described above. In addition, we may experience difficulty in locating a third-party purchaser for our joint venture interest and in obtaining a favorable sale price for the interest. As a result, it is possible that we may not be able to exit the relationship if an impasse develops.

Risks Related to this Offering

Our cash available for distribution to stockholders may not be sufficient to make distributions at expected levels, and we may need to borrow in order to make such distributions; consequently, we may not be able to make such distributions in full.

If cash available for distribution generated by our assets is less than our estimate or if such cash available for distribution decreases in future periods from expected levels, our inability to make the expected distributions could result in a decrease in the market price of our common stock.

Distributions made by us will be authorized and determined by our board of directors in its sole discretion out of funds legally available therefor and will be dependent upon a number of factors, including restrictions under applicable law and our capital requirements. We may not be able to make or sustain distributions in the future. Distributions we make out of our current or accumulated earnings and profits will be treated as dividends for U.S. federal income tax purposes. To the extent that we decide to make distributions in excess of our current and accumulated earnings and profits, such distributions would generally be considered a return of capital for U.S. federal income tax purposes to the extent of the holder’s adjusted tax basis in its shares. A return of capital is not taxable, but it has the effect of reducing the holder’s adjusted tax basis in its investment. To the extent that distributions exceed the adjusted tax basis of a holder’s shares, they will be treated as a gain from the sale or exchange of such stock. See “United States Federal Income Tax Considerations—Taxation of Taxable U.S. Holders of Our Capital Stock” in our Current Report on Form 8-K filed on June 14, 2018. If we borrow to fund distributions, our future interest costs would increase, thereby reducing our earnings and cash available for distribution from what they otherwise would have been.

We have significant outstanding indebtedness that involves significant debt service obligations, limits our operational and financial flexibility, exposes us to interest rate fluctuations and exposes us to the risk of default under our debt obligations.

As of June 30, 2018, after giving pro forma effect to this offering and the use of proceeds therefrom, and assuming that the Brookfield investment in the JV Entity is completed concurrently with the closing of the Ascenty acquisition, we would have had a total combined indebtedness, including capital lease obligations, of approximately $9.3 billion (excluding approximately $281.8 million of Brazilian operating company level secured term loan indebtedness that is not consolidated). There are no limits on the amount of indebtedness we may incur other than limits contained in our existing debt financing agreements or future agreements that we may enter into or as may be set forth in any policy limiting the amount of indebtedness we may incur adopted by our board of directors. A substantial level of indebtedness could have adverse consequences for our business, financial condition and results of operations because it could, among other things:

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require us to dedicate a substantial portion of our cash flow from operations to make principal and interest payments on our indebtedness, thereby reducing our cash flow available to fund working capital, capital expenditures and other general corporate purposes, including to make distributions on our common stock as currently contemplated or as necessary to maintain our qualification as a REIT;

•	require us to maintain certain debt, coverage and other financial metrics at specified levels, thereby reducing our financial flexibility;

•	make it more difficult for us to satisfy our financial obligations, including repaying borrowings under our global revolving credit facility;

•	increase our vulnerability to general adverse economic and industry conditions;

•	expose us to increases in interest rates for our variable rate debt;

•	limit our ability to borrow additional funds on favorable terms or at all to expand our business or ease liquidity constraints;

•	limit our ability to refinance all or a portion of our indebtedness on or before maturity on the same or more favorable terms or at all;

•	limit our flexibility in planning for, or reacting to, changes in our business and our industry;

•	place us at a competitive disadvantage relative to competitors that have less indebtedness;

•	increase our risk of property losses as the result of foreclosure actions initiated by lenders in the event we should incur mortgage or other secured debt obligations; and

•	require us to dispose of one or more of our properties at disadvantageous prices in order to service our indebtedness or to raise funds to pay such indebtedness at maturity.

Market interest rates and other factors may affect the value of our common stock.

One of the factors that will influence the price of our common stock will be the dividend yield on our common stock relative to market interest rates. Increases in market interest rates could cause the market price of our common stock to decrease. The market price of the shares of our common stock will also depend on many other factors, which may change from time to time, including:

•	the market for similar securities;

•	the attractiveness of REIT securities in comparison to the securities of other companies, taking into account, among other things, the higher tax rates imposed on dividends paid by REITs;

•	government action or regulation;

•	general economic conditions or conditions in the financial or real estate markets; and

•	our financial condition, performance and prospects.

In addition, over the last several years, prices of equity securities in the U.S. trading markets have been experiencing extreme price fluctuations, and the market prices of our common stock have also fluctuated significantly during this period. As a result of these and other factors, investors who purchase our common stock in this offering may experience a decrease, which could be substantial and rapid, in the market price of our common stock, including decreases unrelated to our operating performance or prospects.

Our global revolving credit facility and term loan facility may limit our ability to pay distributions to our common stockholders.

Our global revolving credit facility and our term loan facility prohibit us from making distributions to our stockholders, or redeeming or otherwise repurchasing shares of our capital stock, including our common stock, after the occurrence and during the continuance of an event of default, except in limited circumstances including as necessary to enable us to maintain our qualification as a REIT and to avoid the payment of income or excise tax. Consequently, after the occurrence and during the continuance of an event of default under our global revolving credit facility or term loan facility, we may not be able to pay all or a portion of the dividends payable to the holders of our common stock.

In addition, in the event of a default under our global revolving credit facility or term loan facility, we would be unable to borrow under such facilities and any amounts that we have borrowed thereunder could become immediately due and payable. The agreements governing our future debt instruments may also include restrictions on our ability to pay dividends to holders of our common stock.

The number of shares available for future sale could adversely affect the market price of our common stock.

We cannot predict whether future issuances of shares of our common stock or the availability of shares for resale in the open market will decrease the market price per share of our common stock. Sales of a substantial number of shares of our common stock in the public market, the issuance of substantial additional shares or the perception that such sales or issuances might occur could materially adversely affect the market price of the shares of our common stock. In addition, future issuances of shares of our common stock may be dilutive to existing stockholders. Some of the potential share issuances that may adversely affect the market price of the shares of our common stock could include: the exercise of the underwriters’ option to purchase additional shares, the exchange of our operating partnership’s units for our common stock, the granting, exercise or vesting of any options, restricted stock or restricted stock units or long-term incentive units in our operating partnership granted to certain directors, executive officers and other employees under our incentive award plans, the issuance of our common stock upon conversion of our outstanding preferred stock (in connection with specified change of control transactions), the issuance of our common stock or our operating partnership’s units in connection with property, portfolio or business acquisitions and other issuances of our common stock, our securities exchangeable for or convertible into our common stock, our operating partnership’s units or our operating partnership’s securities exchangeable for or convertible into our common stock.

We have granted those persons who received units in the formation transactions related to our initial public offering certain registration rights with respect to the shares of our common stock for which their units may be redeemed or exchanged pursuant to the partnership agreement of our operating partnership. These registration rights required us to file a “shelf” registration statement covering all such shares of common stock. A shelf registration statement and a related prospectus supplement covering these shares have been filed and are currently effective.

Our executive officers have agreed with the underwriters not to offer, sell, contract to sell, pledge or otherwise dispose of any shares of common stock or other securities convertible or exchangeable into our common stock for a period of 45 days after the date of this prospectus supplement. If any or all of these holders cause a large number of their shares to be sold in the public market, the sales could reduce the trading price of our common stock and could impede our ability to raise future capital.

For a discussion of potential dilution resulting from the forward sale agreements, see “—Risks Related to the Forward Sale Agreements—Provisions in the forward sale agreements could result in substantial dilution to our earnings per share and return on equity or result in substantial cash payment obligations.”

The market price and trading volume of our common stock may be volatile.

The market price of our common stock may be volatile. In addition, the trading volume in our common stock may fluctuate and cause significant price variations to occur. If the market price of our common stock declines significantly, you may be unable to resell your shares at or above the public offering price. We cannot assure you that the market price of our common stock will not fluctuate or decline significantly in the future.

Some of the factors that could negatively affect the market price of our common stock or result in fluctuations in the market price or trading volume of our common stock include:

•	actual or anticipated variations in our quarterly operating results or dividends;

•	changes in our funds from operations or earnings estimates;

•	publication of research reports about us, the real estate industry or the technology industry;

•	increases in market interest rates that lead purchasers of our shares to demand a higher yield;

•	changes in market valuations of similar companies;

•	adverse market reaction to any additional debt we incur in the future;

•	additions or departures of key management personnel;

•	actions by institutional stockholders;

•	speculation in the press or investment community;

•	the realization of any of the other risk factors presented or incorporated by reference in this prospectus supplement;

•	any determination in the future to pay a dividend partially in shares of our own stock; and

•	general market and economic conditions.

Future offerings of debt, which would be senior to our common stock upon liquidation, and/or preferred equity securities, which may be senior to our common stock for purposes of distributions or upon liquidation, may adversely affect the market price of our common stock.

In the future, we may attempt to increase our capital resources by making offerings of debt or preferred equity securities, including medium-term notes, exchangeable notes, trust preferred securities, senior or subordinated notes and preferred stock, and entering into new loan agreements. Upon liquidation, holders of our debt securities and shares of preferred stock and lenders with respect to other borrowings will receive distributions of our available assets prior to the holders of our common stock. Additional equity and equity-linked offerings may dilute the holdings of our existing stockholders or reduce the market price of our common stock, or both. Holders of our common stock are not entitled to preemptive rights or other protections against dilution. Holders of our series C cumulative redeemable perpetual preferred stock, series G cumulative redeemable preferred stock, series H cumulative redeemable preferred stock, series I cumulative redeemable preferred stock and series J cumulative redeemable preferred stock have a preference on liquidating distributions and a preference on dividend payments that could limit our ability to pay a dividend or make another distribution to the holders of our common stock. Because our decision to issue securities in any future offering and to enter into new loan agreements will depend on market conditions and other factors, many of which are beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings or borrowings. Thus, our stockholders bear the risk of our future offerings or loan arrangements reducing the market price of our common stock, reducing our assets available to them upon our liquidation and diluting their stock holdings in us.

Our earnings and cash distributions will affect the market price of shares of our common stock.

To the extent that the market value of a REIT’s equity securities is based primarily upon market perception of the REIT’s growth potential and its current and potential future cash distributions, whether from operations, sales, acquisitions, development or refinancing and is secondarily based upon the value of the underlying assets, shares of our common stock may trade at prices that are higher or lower than the net asset value per share. To the extent we retain operating cash flow for investment purposes, working capital reserves or other purposes rather than distributing the cash flow to stockholders, these retained funds, while increasing the value of our underlying assets, may negatively impact the market price of our common stock. Our failure to meet market expectations with regard to future earnings and cash distributions would likely adversely affect the market price of our common stock.

Risks Related to the Forward Sale Agreements

Provisions in the forward sale agreements could result in substantial dilution to our earnings per share and return on equity or result in substantial cash payment obligations.

If any forward purchaser or its affiliate does not sell all the shares of our common stock to be sold by it pursuant to the terms of the underwriting agreement (including because insufficient shares of our common stock were made available by securities lenders for borrowing at a stock loan cost below a specified threshold), we will issue and sell directly to the underwriters the number of shares of our common stock not sold by the relevant forward purchaser or its affiliate and, under such circumstances, the number of shares of our common stock underlying the relevant forward sale agreement will be decreased by the number of shares of our common stock that we issue and sell. The stock loan market is volatile, and it is uncertain whether sufficient shares of our common stock will be made available prior to closing.

Each forward purchaser will have the right to accelerate its forward sale agreement (with respect to all or any portion of the transaction under such forward sale agreement that the forward purchaser determines is affected by an event described below) and require us to settle on a date specified by such forward purchaser if:

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in such forward purchaser’s commercially reasonable judgment, it or its affiliate (x) is unable to hedge in a commercially reasonable manner its exposure under such forward sale agreement because insufficient shares of our common stock have been made available for borrowing by securities lenders or (y) would incur a stock loan cost in excess of a specified threshold to hedge in a commercially reasonable manner its exposure under such forward sale agreement;

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we declare any dividend, issue or distribution on shares of our common stock (a) payable in cash in excess of specified amounts, (b) that constitutes an extraordinary dividend under the forward sale agreement, (c) payable in securities of another company as a result of a spin-off or similar transaction, or (d) of any other type of securities (other than our common stock), rights, warrants or other assets for payment at less than the prevailing market price;

•	certain ownership thresholds applicable to such forward purchaser and its affiliates are exceeded;

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an event is announced that if consummated would result in a specified extraordinary event (including certain mergers or tender offers, as well as certain events involving our nationalization, or insolvency, or a delisting of our common stock) or the occurrence of a change in law or disruption in the forward purchaser’s ability to hedge its exposure under the forward sale agreement; or

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certain other events of default or termination events occur, including, among others, any material misrepresentation made in connection with such forward sale agreement or our insolvency (each as more fully described in each forward sale agreement).

A forward purchaser’s decision to exercise its right to accelerate the settlement of any forward sale agreement will be made irrespective of our interests, including our need for capital. In such cases, we could be required to issue and deliver shares of our common stock under the physical settlement provisions of the applicable forward sale agreement irrespective of our capital needs, which would result in dilution to our earnings per share and return on equity.

We expect that the forward sale agreements will settle no later than September 27, 2019. However, a forward sale agreement may be settled earlier in whole or in part at our option. Subject to certain conditions, we generally have the right to elect physical, cash or net share settlement under each forward sale agreement. A forward sale agreement will be physically settled by delivery of shares of our common stock, unless we elect to cash settle or net share settle such forward sale agreement. Delivery of shares of our common stock upon physical settlement (or, if we elect net share settlement, upon such settlement to the extent we are obligated to deliver shares of our common stock) will result in dilution to our earnings per share and return on equity. If we elect cash settlement or net share settlement with respect to all or a portion of the shares of our common stock underlying a forward sale agreement, we expect the applicable forward purchaser (or an affiliate thereof) to purchase a number of shares of our common stock in secondary market transactions over an unwind period to:

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return shares of our common stock to securities lenders in order to unwind such forward purchaser’s hedge (after taking into consideration any shares of our common stock to be delivered by us to such forward purchaser, in the case of net share settlement); and

•	if applicable, in the case of net share settlement, deliver shares of our common stock to us to the extent required in settlement of such forward sale agreement.

In addition, the purchase of shares of our common stock in connection with a forward purchaser or its affiliate unwinding its hedge positions could cause the price of shares of our common stock to increase over such time (or prevent a decrease over such time), thereby increasing the amount of cash we would owe to such forward purchaser (or decreasing the amount of cash that the forward purchaser would owe us) upon a cash settlement of the relevant forward sale agreement or increasing the number of shares of our common stock we would deliver to such forward purchaser (or decreasing the number of shares of our common stock that such forward purchaser would deliver to us) upon net share settlement of the relevant forward sale agreement.

The forward sale price that we expect to receive upon physical settlement of a forward sale agreement will be subject to adjustment on a daily basis based on a floating interest rate factor equal to a specified daily rate less a spread and will be decreased based on amounts related to expected dividends on our common stock during the term of the applicable forward sale agreement. If the specified daily rate is less than the spread on any day, the interest factor will result in a daily reduction of the forward sale price. As of the filing of this prospectus supplement, the specified daily rate was greater than the spread. If the weighted average price at which a forward purchaser (or its affiliate) is able to purchase shares during the applicable unwind period under a forward sale agreement is above the relevant forward sale price, in the case of cash settlement, we would pay the applicable forward purchaser under such forward sale agreement an amount in cash equal to the difference or, in the case of net share settlement, we would deliver to such forward purchaser a number of shares of our common stock having a value equal to the difference. Thus, we could be responsible for a potentially substantial cash payment in the case of cash settlement. If the weighted average price at which a forward purchaser (or its affiliate) is able to purchase shares during the applicable unwind period under a forward sale agreement is below the relevant forward sale price, in the case of cash settlement, we would be paid the difference in cash by the relevant forward purchaser under such forward sale agreement or, in the case of net share settlement, we would receive from such forward purchaser a number of shares of our common stock having a value equal to the difference. See “Underwriting (Conflicts of Interest)—Forward Sale Agreements” for information on the forward sale agreements.

In case of our bankruptcy or insolvency, the forward sale agreements would automatically terminate, and we would not receive the expected proceeds from the sale of shares of our common stock.

If we or a regulatory authority with jurisdiction over us institutes, or we consent to, a proceeding seeking a judgment in bankruptcy or insolvency or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or we or a regulatory authority with jurisdiction over us presents a petition for our winding-up or liquidation, or we consent to such a petition, the forward sale agreements will automatically terminate. If a forward sale agreement so terminates, we would not be obligated to deliver to the applicable forward purchaser any shares of our common stock not previously delivered, and such forward purchaser would be discharged from its obligation to pay the relevant forward sale price per share in respect of any shares of our common stock not previously settled. Therefore, to the extent that there are any shares of our common stock with respect to which such forward sale agreement has not been settled at the time of the commencement of any such bankruptcy or insolvency proceedings, we would not receive the relevant forward sale price per share in respect of those shares of our common stock.

FORWARD-LOOKING STATEMENTS

We make statements in this prospectus supplement, the accompanying prospectus and the documents incorporated herein and therein by reference that are forward-looking statements within the meaning of the federal securities laws. In particular, statements pertaining to the Ascenty acquisition and related financings, the proposed joint venture with Brookfield, our capital resources, expected physical settlement of the forward sale agreements and use of proceeds from any such settlement, expected use of borrowings under our credit facility, portfolio performance, our ability to lease vacant space and space under development, leverage policy, acquisition and capital expenditure plans, capital recycling program, returns on invested capital, supply and demand for data center space, capitalization rates, expected proceeds from assets sales and cash flows from operations, rents to be received in future periods and expected rental rates on new or renewed data center space contain forward-looking statements. Likewise, all of our statements regarding anticipated market conditions, demographics and results of operations are forward-looking statements. You can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “pro forma,” “estimates” or “anticipates” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and discussions which do not relate solely to historical matters. You can also identify forward-looking statements by discussions of strategy, plans or intentions.

Forward-looking statements involve numerous risks and uncertainties and you should not rely on them as predictions of future events. Forward-looking statements depend on assumptions, data or methods that may be incorrect or imprecise and that we may not be able to realize. We do not guarantee that the transactions and events described will happen as described or that they will happen at all. The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements:

•	reduced demand for data centers or decreases in information technology spending;

•	decreased rental rates, increased operating costs or increased vacancy rates;

•	increased competition or available supply of data center space;

•

the suitability of our data centers and data center infrastructure, delays or disruptions in connectivity or availability of power, or failures or breaches of our physical and information security infrastructure or services;

•	our dependence upon significant customers, bankruptcy or insolvency of a major customer or a significant number of smaller customers, or defaults on or non-renewal of leases by customers;

•	breaches of our obligations or restrictions under our contracts with our customers;

•	our inability to successfully develop and lease new properties and development space, and delays or unexpected costs in development of properties;

•	the impact of current global and local economic, credit and market conditions;

•	our inability to retain data center space that we lease or sublease from third parties;

•	difficulty acquiring or operating properties in foreign jurisdictions;

•	our failure to realize the intended benefits from, or disruptions to our plans and operations or unknown or contingent liabilities related to, our recent acquisitions;

•	our failure to successfully integrate and operate acquired or developed properties or businesses;

•	difficulties in identifying properties to acquire and completing acquisitions;

•	risks related to joint venture investments (including the proposed joint venture with Brookfield), including as a result of our lack of control of such investments;

•

risks associated with using debt to fund our business activities, including re-financing and interest rate risks, our failure to repay debt when due, adverse changes in our credit ratings or our breach of covenants or other terms contained in our loan facilities and agreements;

•	our failure to obtain necessary debt and equity financing, and our dependence on external sources of capital;

•	financial market fluctuations and changes in foreign currency exchange rates;

•

adverse economic or real estate developments in our industry or the industry sectors that we sell to, including risks relating to decreasing real estate valuations and impairment charges and goodwill and other intangible asset impairment charges;

•	our inability to manage our growth effectively;

•	losses in excess of our insurance coverage;

•	environmental liabilities and risks related to natural disasters;

•

the expected operating performance of anticipated near-term acquisitions, including the Ascenty acquisition and descriptions relating to these expectations, including without limitation, the estimated stabilized EBITDA multiple;

•

the occurrence of any event, change or other circumstances that would compromise our ability to complete the Ascenty acquisition or the proposed joint venture with Brookfield within the expected timeframe, on the expected terms or at all;

•	our inability to comply with rules and regulations applicable to our company;

•	Digital Realty Trust, Inc.’s failure to maintain its status as a REIT for U.S. federal income tax purposes;

•	Digital Realty Trust, L.P.’s failure to qualify as a partnership for U.S. federal income tax purposes;

•	restrictions on our ability to engage in certain business activities;

•	changes in local, state, federal and international laws and regulations, including related to taxation, real estate and zoning laws, and increases in real property tax rates;

•	our success in implementing our business strategy and our ability to underwrite and finance acquisitions or investments;

•	changes in the business or financial condition of us or our business;

•	our ability to deliver high quality properties and services, to attract and retain qualified personnel and to attract and retain customers;

•	the impact of any financial, accounting, legal or regulatory issues or litigation that may affect us; and

•

those additional risks and factors discussed in reports filed with the SEC by us from time to time, including those discussed under the heading “Risk Factors” in our most recently filed reports on Forms 10-K and 10-Q.

While forward-looking statements reflect our good faith beliefs, they are not guarantees of future performance. We disclaim any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, new information, data or methods, future events or other changes. The risks included here are not exhaustive, and additional factors could adversely affect our business and financial performance, including factors and risks included in other sections of this prospectus supplement, the accompanying prospectus or the documents incorporated by reference herein or therein. Those risks continue to be relevant to our performance and financial condition. Moreover, we operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time and it is not possible for management to predict all such risk factors, nor can we assess the impact of all such risk factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results. For a further discussion of these and other factors that could impact our future results, performance or transactions, see the section entitled “Risk Factors” in this prospectus supplement, in the accompanying prospectus and in our Combined Annual Report on Form 10-K for the year ended December 31, 2017, as may be updated by subsequent filings with the SEC that are incorporated by reference herein and therein.

USE OF PROCEEDS

We will not initially receive any proceeds from the sale of shares of our common stock by the forward purchasers or their affiliates. We expect to physically settle the forward sale agreements (by the delivery of shares of our common stock) and receive proceeds from the sale of those shares of our common stock upon one or more forward settlement dates no later than September 27. 2019. We may also elect to cash settle or net share settle all or a portion of our obligations under a forward sale agreement if we conclude it is in our best interest to do so. If we elect to cash settle a forward sale agreement, we may not receive any proceeds and we may owe cash to the relevant forward purchaser in certain circumstances. If we elect to net share settle a forward sale agreement, we will not receive any proceeds, and we may owe shares of our common stock to the relevant forward purchaser in certain circumstances. See “Underwriting (Conflicts of Interest)—Forward Sale Agreements.”

Assuming full physical settlement of the forward sale agreements at an initial forward sale price of $         per share, we expect to receive net proceeds of approximately $         (or $         if the underwriters’ option to purchase additional shares is exercised in full) (in each case after deducting the underwriting discounts and fees and estimated expenses related to the forward sale agreements and this offering), subject to certain adjustments pursuant to the forward sale agreements, upon settlement of the forward sale agreements, which settlement we expect will occur no later than September 27. 2019. The forward sale price that we expect to receive upon physical settlement of a forward sale agreement will be subject to adjustment on a daily basis based on a floating interest rate factor equal to a specified daily rate less a spread and will be decreased based on amounts related to expected dividends on shares of our common stock during the term of the applicable forward sale agreement. If the specified daily rate is less than the spread on any day, the interest factor will result in a daily reduction of the forward sale price. As of the filing of this prospectus supplement, the specified daily rate was greater than the spread.

We intend to contribute the net proceeds, if any, received upon the settlement of the forward sale agreements (and from the sale of any shares of common stock sold by us to the underwriters in connection with this offering) to our operating partnership, which intends to subsequently use a portion of such net proceeds to fund its portion of the JV Entity’s acquisition of Ascenty, including transaction expenses. Our operating partnership intends to use the balance of such net proceeds, if any, to repay borrowings outstanding under its global revolving credit facility and for general corporate purposes, including, the repayment of other outstanding indebtedness, the repurchase, redemption or retirement of outstanding debt or preferred equity securities, future capital contributions to the joint venture and the funding of development and acquisition opportunities.

If, however, we elect to cash settle the forward sale agreements, we would expect to receive an amount of net proceeds that is significantly lower than the estimate included under this caption, and we may not receive any net proceeds (or may owe cash to the forward purchasers). If we elect to net share settle the forward sale agreements in full, we would not receive any proceeds from the forward purchasers.

Before the issuance of shares of our common stock, if any, upon settlement of the forward sale agreements, the forward sale agreements will be reflected in our diluted earnings per share calculations using the treasury stock method. Under this method, the number of shares of our common stock used in calculating diluted earnings per share is deemed to be increased by the excess, if any, of the number of shares of common stock that would be issued upon full physical settlement of the forward sale agreements over the number of shares of common stock that could be purchased by us in the market (based on the average market price during the period) using the proceeds receivable upon full physical settlement (based on the adjusted forward sale price at the end of the reporting period).

In the event the Ascenty acquisition is not consummated and we elect to physically settle the forward sale agreements, we may use the proceeds from such settlement(s) (and from the sale of any shares of common stock sold by us to the underwriters in connection with this offering), if any, for general corporate purposes, including, but not limited to, the repayment of outstanding indebtedness, the repurchase, redemption or retirement of outstanding debt or preferred equity securities, and the funding of development and acquisition opportunities.

Our operating partnership’s global revolving credit facility provides for borrowings in Australian dollars, British pound sterling, Canadian dollars, Euros, Hong Kong dollars, Japanese yen, Singapore dollars, and U.S. dollars, and includes the ability to add additional currencies in the future, subject to the receipt of lender commitments in such currencies and the satisfaction of other conditions. As of June 30, 2018, our operating partnership’s global revolving credit facility had a total outstanding balance of $472.4 million, excluding committed letters of credit of $22.8 million, leaving approximately $1.5 billion available for use. As of June 30, 2018, borrowings under operating partnership’s global revolving credit facility bore interest at an overall blended rate of 2.21% comprised of 3.09% (U.S. dollars), 0.63% (Euro), 2.94% (Australian dollars), 2.88% (Hong Kong dollars), 0.92% (Japanese yen), 2.42% (Singapore dollars and 2.64% (Canadian dollars). The interest rates are based on 1-month LIBOR, 1-month EURIBOR, 1-month BBR, 1-month HIBOR, 1-month JPY LIBOR, 1-month SOR and 1- month CDOR, respectively, plus a margin of 1.00%, and U.S. Prime Rate. We have used and intend to use borrowings under our operating partnership’s global revolving credit facility to acquire additional properties or businesses, fund development opportunities and to provide for working capital and other corporate purposes, including potentially for the repurchase, redemption or retirement of outstanding debt or equity securities.

Certain of the underwriters are joint lead arrangers and bookrunners, and affiliates of certain of the underwriters are lenders, syndication agents, issuing banks, swing line banks and an administrative agent under our global revolving credit facility and would receive a pro rata portion of the net proceeds from the physical settlement of the forward sale agreements (and from the sale of any shares of common stock sold by us to the underwriters), if any, to the extent that we use any such proceeds to reduce the outstanding balance under such facility. See “Underwriting (Conflicts of Interest).”

CAPITALIZATION

The following table sets forth Digital Realty Trust, Inc.’s cash and cash equivalents and capitalization as of June 30, 2018.

•	on an actual basis; and

•

on an as adjusted basis after giving effect to the full physical settlement of the forward sales agreements based on an initial forward sale price equal to the net offering price set forth on the front cover of this prospectus supplement and assuming the underwriters do not exercise their option to purchase additional shares.

The following table does not give effect to the Ascenty acquisition or the proposed joint venture with Brookfield.

This information should be read in conjunction with, and is qualified in its entirety by, Digital Realty Trust, Inc.’s consolidated financial statements and schedule and the notes to its financial statements included in our Combined Quarterly Report on Form 10-Q for the three months ended June 30, 2018 and our Combined Annual Report on Form 10-K for the year ended December 31, 2017, each of which is incorporated by reference in this prospectus supplement and the accompanying prospectus.

	As of June 30, 2018
(Dollars in thousands, except per share amounts)	Actual	As Adjusted
Cash and cash equivalents	$17,589	$

Debt:
Global revolving credit facility, net(1)	$466,971	$
Unsecured term loan facility, net(1)	1,376,784
Unsecured senior notes, net of discount	7,156,084
Mortgages and other secured loans, net of premiums	106,245
Equity:
Stockholders’ equity:
Preferred Stock: $0.01 par value per share, 110,000,000 shares authorized:
Series C Cumulative Redeemable Perpetual Preferred Stock, 6.625%, $201,250 liquidation preference ($25.00 per share), 8,050,000 shares issued and outstanding on an actual and as adjusted basis	219,250
Series G Cumulative Redeemable Preferred Stock, 5.875%, $250,000 liquidation preference ($25.00 per share), 10,000,000 shares issued and outstanding on an actual and as adjusted basis	241,468
Series H Cumulative Redeemable Preferred Stock, 7.375%, $365,000 liquidation preference ($25.00 per share), 14,600,000 shares issued and outstanding on an actual and as adjusted basis	353,290
Series I Cumulative Redeemable Preferred Stock, 6.350%, $250,000 liquidation preference ($25.00 per share), 10,000,000 shares issued and outstanding on an actual and as adjusted basis	242,012
Series J Cumulative Redeemable Preferred Stock, 5.250%, $200,000 liquidation preference ($25.00 per share), 8,000,000 shares issued and outstanding on an actual and as adjusted basis	193,540
Common Stock: $0.01 par value, 315,000,000 shares authorized, 206,055,117 shares issued and outstanding on an actual basis and 214,555,117 shares issued and outstanding on an as adjusted basis(2)	2,047
Additional paid-in capital	11,310,132
Accumulated dividends in excess of earnings	(2,314,291)
Accumulated other comprehensive loss, net	(107,070)
Total stockholders’ equity	10,140,378
Noncontrolling interests:
Noncontrolling interests in operating partnership	654,261
Noncontrolling interests in consolidated joint ventures	2,289
Total noncontrolling interests	656,550

Total Capitalization	$19,903,012	$

(1)

As of September 17, 2018, our global revolving credit facility had a total outstanding balance of $0.5 billion, excluding committed letters of credit of $33.6 million, leaving approximately $1.5 billion available for use, and our term loan facility had a balance of approximately $1.5 billion.

(2)

Excludes 1,275,000 shares issuable upon the exercise in full of the underwriters’ option to purchase additional shares (assuming full physical settlement), 7,075,464 shares available for future issuance under our 2014 incentive award plan, 150,438 shares issuable upon redemption of outstanding unvested long-term incentive units issued under our incentive award plans, 338,584 shares issuable upon redemption of outstanding vested class C units, 499,996 shares issuable upon redemption of outstanding vested class D units and up to 1,162,434 shares issuable upon redemption of outstanding unvested class D units. Also excludes 5,143,174 shares potentially issuable upon conversion of our series C cumulative redeemable perpetual preferred stock, 7,532,000 shares potentially issuable upon conversion of our series G cumulative redeemable preferred stock, 14,062,720 shares potentially issuable upon conversion of our series H cumulative redeemable preferred stock, 7,623,100 shares potentially issuable upon conversion of our series I cumulative redeemable preferred stock and 3,401,680 shares potentially issuable upon conversion of our series J cumulative redeemable preferred stock, in each case, in connection with specified change of control transactions.

SUPPLEMENTAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

For a discussion of certain material United States federal income tax consequences regarding our company and holders of our common stock, please see Exhibit 99.1 to our Current Report on Form 8-K filed with the SEC on June 14, 2018, which was filed pursuant to Item 8.01 of Form 8-K. Such Form 8-K (including Exhibit 99.1 thereto) is incorporated by reference into the accompanying prospectus and supersedes and replaces, in its entirety, the discussion under the heading “United States Federal Income Tax Considerations” in the accompanying prospectus and in our registration statement on Form S-3 (File Nos. 333-220576) filed with the SEC on September 22, 2017. Prospective investors in our common stock should consult their tax advisors regarding the United States federal income and other tax considerations to them of the acquisition, ownership and disposition of our common stock offered by this prospectus supplement.

UNDERWRITING (CONFLICTS OF INTEREST)

Merrill Lynch, Pierce, Fenner & Smith Incorporated and Citigroup Global Markets Inc. are acting as the representatives of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement, dated the date of this prospectus supplement, each underwriter named below has severally agreed to purchase, and the forward purchasers, or their affiliates, have agreed to sell the number of shares set forth opposite the underwriter’s name.

Underwriter	Number of Shares
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Citigroup Global Markets Inc.

Total	8,500,000

The underwriters are offering the shares of common stock subject to their acceptance of the shares of common stock from the forward purchasers, or their affiliates, or, in certain circumstances described herein, us, and subject to prior sale. The underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the shares included in this offering are subject to approval of certain legal matters by counsel and to certain other conditions. The underwriters are obligated to take and pay for all the shares of common stock offered by this prospectus supplement if any such shares are taken, other than those covered by the option described below.

The shares of common stock sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. After the initial offering of the shares of common stock, the underwriters may change the public offering price and the other selling terms. The offering of the shares of common stock by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

We and our operating partnership have agreed that, for a period of 45 days from the date of this prospectus supplement, we and it will not offer, sell, contract to sell, pledge or otherwise dispose of (or enter into a transaction which is designed to, or would reasonably be expected to, have the same effect), directly or indirectly, including the filing (or participation in the filing) with the SEC of a registration statement under the Securities Act of 1933, as amended, or the Securities Act, relating to, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any shares of any class of our common stock (other than the shares offered hereby), limited partnership units of our operating partnership, or securities convertible into or exercisable or exchangeable for any of the foregoing, or publicly announce an intention to make any such offer, sale, pledge, disposition or filing, without the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated and Citigroup Global Markets Inc. except that we may:

•

grant stock options, restricted stock, restricted stock units or long-term incentive units in our operating partnership to employees, consultants or directors pursuant to the terms of a plan in effect as of the date of this prospectus supplement and issue shares of common stock or operating partnership units, as applicable, pursuant to the exercise, vesting, settlement, conversion or redemption, as applicable, of such options, restricted stock units and long-term incentive units;

•

issue shares of common stock or operating partnership units, as applicable, pursuant to the exercise, vesting, settlement, conversion or redemption, as applicable, of any stock options, restricted stock units or long-term incentive units in our operating partnership outstanding as of the date of this prospectus supplement;

•	issue shares of common stock upon the redemption of operating partnership units outstanding as of the date of this prospectus supplement;

•	issue shares of common stock pursuant to any dividend reinvestment plan;

•	issue shares of common stock pursuant to any employee stock purchase plan;

•	enter into, and issue and deliver shares of common stock pursuant to, the forward sale agreements;

•

issue shares of common stock or securities convertible into or exchangeable or exercisable for shares of common stock in connection with acquisitions of real property or real property companies and shares of common stock issuable upon such conversion or exchange;

•	file a registration statement on Form S-4 relating to an acquisition of a real property company;

•

file a registration statement on Form S-8 (including any amendments or supplements thereto) in connection with shares of common stock authorized for issuance pursuant to the terms of any plan in effect as of the date of this prospectus supplement;

•	file shelf registration statements (including any amendments or supplements thereto) in connection with existing contractual commitments; and

•	issue shares of common stock upon the conversion of any of our perpetual preferred stock pursuant to a delisting change of control transaction.

Our executive officers have agreed, subject to certain limited exceptions (including an exception for any transaction consummated in accordance with a valid contract, instruction or plan that satisfies the requirements of Rule 10b5-1 under the Exchange Act), that, for a period of 45 days from the date of this prospectus supplement, they will not offer, sell, contract to sell, pledge or otherwise dispose of (or enter into a transaction which is designed to, or would reasonably be expected to, have the same effect), directly or indirectly, including the filing (or participation in the filing) with the SEC of a registration statement or make any demand for or exercise any registration right in respect of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any class of our common stock or limited partnership units of our operating partnership, or securities convertible into or exercisable or exchangeable for any of the foregoing, enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of any of the foregoing, whether any of these transactions are to be settled by delivery of shares of our capital stock or other securities, or publicly announce an intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated and Citigroup Global Markets Inc.

The shares are listed on the New York Stock Exchange under the symbol “DLR”.

The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering.

Paid by Us
	No Exercise	Full Exercise
Per share	$	$
Total	$	$

The information assumes (a) either no exercise or full exercise of the underwriters’ option to purchase additional shares, and (b) that the forward sale agreements are fully physically settled based upon the initial forward sale price of $                 per share. If we physically settle the forward sale agreements based upon the initial forward sale price, we expect to receive net proceeds of approximately $                 (or $                 if the underwriters’ option to purchase additional shares is exercised in full) (after deducting the underwriting discounts and fees and estimated expenses related to the forward sale agreement and this offering), subject to certain adjustments as described below, upon settlement of the forward sale agreements, which settlement we expect will occur no later than September 27, 2019.

We estimate that our portion of the total expenses related to the forward sale agreements and this offering will be approximately $1.2 million.

The underwriters have agreed to reimburse us in an amount up to $                .

In connection with the offering, the underwriters may purchase and sell shares of our common stock in the open market. Purchases and sales in the open market may include short sales, purchases to cover short positions, which may include purchases pursuant to the underwriters’ option to purchase additional shares, and stabilizing purchases.

•	Short sales involve secondary market sales by the underwriters of a greater number of shares than they are required to purchase in the offering.

•	“Covered” short sales are sales of shares in an amount up to the number of shares represented by the underwriters’ option to purchase additional shares.

•	“Naked” short sales are sales of shares in an amount in excess of the number of shares represented by the underwriters’ option to purchase additional shares.

•

Covering transactions involve purchases of shares either pursuant to the underwriters’ option to purchase additional shares or in the open market after the distribution has been completed in order to cover short positions.

•

To close a naked short position, the underwriters must purchase shares in the open market after the distribution has been completed. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•

To close a covered short position, the underwriters must purchase shares in the open market after the distribution has been completed or must exercise the underwriters’ option to purchase additional shares. In determining the source of shares to close the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the underwriters’ option to purchase additional shares.

•	Stabilizing transactions involve bids to purchase shares so long as the stabilizing bids do not exceed a specified maximum.

Purchases to cover short positions and stabilizing purchases, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the shares. They may also cause the price of the shares to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

Forward Sale Agreements

We have entered into separate forward sale agreements with each of Bank of America, N.A. and Citibank, N.A., which we refer to in this capacity as the forward purchasers, relating to an aggregate of 8,500,000 shares of our common stock (subject to increase if the underwriters exercise their option to purchase additional shares). In connection with the execution of the forward sale agreements, the forward purchasers or their affiliates are borrowing from third parties and selling to the underwriters in this offering an aggregate of up to 8,500,000 shares of our common stock (subject to increase if the underwriters exercise their option to purchase additional shares). If any forward purchaser or its affiliate does not sell all the shares of our common stock to be sold by it to the underwriters pursuant to the terms of the underwriting agreement, we will issue and sell directly to the underwriters the number of shares of our common stock not sold by the relevant forward purchaser or its affiliate and, under such circumstances, the number of shares of our common stock underlying the relevant forward sale agreement will be decreased by the number of shares of our common stock that we issue and sell. Under any such circumstance, the commitment of the underwriters to purchase shares of our common stock from the relevant forward purchaser or its affiliate, as described above, will be replaced with the commitment to purchase from us, at the price set forth on the cover page of this prospectus supplement at which the underwriters have agreed to purchase the shares of our common stock from such forward purchaser, the relevant number of shares of our common stock not sold by such forward purchaser or its affiliate.

We will not initially receive any proceeds from the sale of our common stock by the forward purchasers or their affiliates, but we expect to receive an amount equal to the net proceeds from the sale of the borrowed shares of our common stock sold in this offering, subject to certain adjustments pursuant to the forward sale agreements, at the applicable forward sale price (as described below), from the forward purchasers upon full physical settlement of the forward sale agreements. We will only receive such proceeds if we elect to fully physically settle the forward sale agreements.

We expect each forward sale agreement to settle no later than September 27, 2019, subject to acceleration by the relevant forward purchaser upon the occurrence of certain events. On a settlement date, if we decide to physically settle any forward sale agreement, we will issue shares of our common stock to the forward purchaser under the relevant forward sale agreement at the then-applicable forward sale price. The forward sale price initially will be equal to the public offering price to public less the underwriting discount per share, as set forth on the cover page of this prospectus supplement. Each of the forward sale agreements provides that the forward sale price will be subject to adjustment on a daily basis based on a floating interest rate factor equal to a specified daily rate less a spread and will be decreased by amounts related to expected dividends on our common stock during the term of such forward sale agreement. If the specified daily rate is less than the spread on any day, the interest factor will result in a daily reduction of the forward sale price. As of the filing of this prospectus supplement, the specified daily rate was greater than the spread.

Before settlement of any forward sale agreement, we expect that the shares issuable upon settlement of such forward sale agreement will be reflected in our diluted earnings per share, return on equity and dividends per share calculations using the treasury stock method. Under this method, the number of shares of our common stock used in calculating diluted earnings per share, return on equity and dividends per share is deemed to be increased by the excess, if any, of the number of shares of our common stock that would be issued upon full physical settlement of such forward sale agreement over the number of shares of our common stock that could be purchased by us in the market (based on the average market price during the period) using the proceeds receivable upon full physical settlement (based on the adjusted forward sale price at the end of the reporting period). Consequently, we anticipate there will be no dilutive effect on our earnings per share prior to physical or net share settlement of the forward sale agreements and subject to the occurrence of certain events, except during periods when the average market price of our common stock is above the applicable forward sale price, which is initially $                 per share (equal to the initial price to the public less the underwriting discount per share, as set forth on the cover page of this prospectus supplement), subject to adjustment based on a floating interest rate factor equal to a specified daily rate less a spread, and subject to decrease by amounts related to expected dividends on our common stock during the term of the forward sale agreements. However, if we decide to physically or net share settle any forward sale agreement, delivery of our shares on any physical settlement or net share settlement of such forward sale agreement will result in dilution to our earnings per share, return on equity and dividends per share.

Except under limited circumstances described below and subject to certain conditions, we have the right to elect physical, cash or net share settlement under any forward sale agreement. A forward sale agreement will be physically settled by delivery of shares of our common stock, unless we elect to cash settle or net share settle such forward sale agreement. Delivery of shares of our common stock upon physical settlement (or, if we elect net share settlement, upon such settlement to the extent we are obligated to deliver shares of our common stock) will result in dilution to our earnings per share and return on equity. If we elect cash settlement or net share settlement with respect to all or a portion of the shares of our common stock underlying a forward sale agreement, we expect the applicable forward purchaser (or an affiliate thereof) to purchase a number of shares of our common stock in secondary market transactions over an unwind period to:

•

return shares of our common stock to securities lenders in order to unwind such forward purchaser’s hedge (after taking into consideration any shares of our common stock to be delivered by us to such forward purchaser, in the case of net share settlement); and,

•	if applicable, in the case of net share settlement, deliver shares of our common stock to us to the extent required in settlement of such forward sale agreement.

If the weighted average price at which a forward purchaser (or its affiliate) is able to purchase shares during the applicable unwind period under a forward sale agreement is above the relevant forward sale price, in the case of cash settlement, we would pay the applicable forward purchaser under such forward sale agreement an amount in cash equal to the difference or, in the case of net share settlement, we would deliver to such forward purchaser a number of shares of our common stock having a value equal to the difference. Thus, we could be responsible for a potentially substantial cash payment in the case of cash settlement. If the weighted average price at which a forward purchaser (or its affiliate) is able to purchase shares during the applicable unwind period under a forward sale agreement is below the relevant forward sale price, in the case of cash settlement, we would be paid the difference in cash by the relevant forward purchaser under such forward sale agreement or, in the case of net share settlement, we would receive from such forward purchaser a number of shares of our common stock having a value equal to the difference.

In addition, the purchase of shares of our common stock in connection with the relevant forward purchaser or its affiliate unwinding its hedge positions could cause the price of our common stock to increase over time (or prevent a decrease over such time), thereby increasing the amount of cash we would owe to the forward purchaser (or decreasing the amount of cash that the forward purchaser would owe us) upon a cash settlement of the relevant forward sale agreement or increasing the number of shares of our common stock we would deliver to such forward purchaser (or decreasing the number of shares of our common stock that such forward purchaser would deliver to us) upon net share settlement of the relevant forward sale agreement. See “Risk Factors—Risks Related to the Forward Sale Agreements.”

Each forward purchaser will have the right to accelerate its forward sale agreement (with respect to all or any portion of the transaction under such forward sale agreement that the relevant forward purchaser determines is affected by such event) and require us to settle on a date specified by such forward purchaser if (1) in such forward purchaser’s commercially reasonable judgment, it or its affiliate (x) is unable to hedge in a commercially reasonable manner its exposure under such forward sale agreement because insufficient shares of our common stock have been made available for borrowing by securities lenders or (y) would incur a stock loan cost in excess of a specified threshold to hedge in a commercially reasonable manner its exposure under such forward sale agreement; (2) we declare any dividend, issue or distribution on shares of our common stock (a) payable in cash in excess of specified amounts, (b) that constitutes an extraordinary dividend under the forward sale agreement, (c) payable in securities of another company as a result of a spin-off or similar transaction, or (d) of any other type of securities (other than our common stock), rights, warrants or other assets for payment at less than the prevailing market price; (3) certain ownership thresholds applicable to such forward purchaser and its affiliates are exceeded; (4) an event is announced that if consummated would result in a specified extraordinary event (including certain mergers or tender offers, as well as certain events involving our nationalization or insolvency or a delisting of our common stock) or the occurrence of a change in law or disruption in the forward purchaser’s ability to hedge its exposure under the forward sale agreement; or (5) certain other events of default or termination events occur, including, among others, any material misrepresentation made in connection with such forward sale agreement or our insolvency (each as more fully described in each forward sale agreement). A forward purchaser’s decision to exercise its right to accelerate any forward sale agreement and to require us to settle any such forward sale agreement will be made irrespective of our interests, including our need for capital. In such cases, we could be required to issue and deliver shares of our common stock under the terms of the physical settlement provisions of the applicable forward sale agreement irrespective of our capital needs, which would result in dilution to our earnings per share and return on equity. In addition, upon certain events of bankruptcy, insolvency or reorganization relating to us, the forward sale agreement will terminate without further liability of either party. Following any such termination, we would not issue any shares of our common stock and we would not receive any proceeds pursuant to the forward sale agreement. See “Risk Factors—Risks Related to the Forward Sale Agreements.”

Option to Purchase Additional Shares

The forward purchasers have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to 1,275,000 additional shares at the initial price to the public less the underwriting discount. If the underwriters exercise this option, each underwriter will be obligated, subject to the conditions contained in the underwriting agreement, to purchase a number of additional shares approximately proportionate to that underwriter’s initial allocation reflected in the above table. Upon any exercise of such option, the number of shares of our common stock underlying each forward sale agreement will be increased by the number of shares sold by the applicable forward purchaser or its affiliate to the underwriters in respect of such option exercise. In such event, if any forward purchaser or its affiliates does not deliver and sell all of the shares of our common stock to be sold by it in connection with the exercise of such option, we will issue and sell to the underwriters a number of shares of our common stock equal to the number of shares that the forward purchaser or its affiliate does not deliver and sell and the number of shares underlying the relevant forward sale agreement will not be increased in respect of the number of shares that we issue and sell.

Conflicts of Interest

All of the proceeds of this offering (excluding proceeds paid to us with respect to any shares of our common stock that we may sell to the underwriters in lieu of the forward purchasers or their affiliates selling our common stock to the underwriters) will be paid to the forward purchasers. As a result, affiliates of Merrill Lynch, Pierce, Fenner & Smith Incorporated and Citigroup Global Markets Inc. will receive more than 5% of the net proceeds of this offering, not including the underwriting discount.

In the ordinary course of their business, the underwriters, the forward purchasers, or their respective affiliates have in the past performed, and may continue to perform, investment banking, broker dealer, financial advisory or other services for us, for which they received or may receive, customary fees and commissions.

In connection with the Ascenty acquisition, Citigroup Global Markets Inc. has agreed to provide the committed facilities described elsewhere in this prospectus supplement. In addition, affiliates of Merrill Lynch, Pierce, Fenner & Smith Incorporated and Citigroup Global Markets Inc. are co-documentation agents, an affiliate of Citigroup Global Markets Inc. is the administrative agent, an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated is a syndication agent, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Citigroup Global Markets Inc. are joint lead arrangers and joint book running managers, affiliates of Merrill Lynch, Pierce, Fenner & Smith Incorporated and Citigroup Global Markets Inc. are issuing banks and affiliates of Citigroup Global Markets Inc. are swing line banks under our operating partnership’s global revolving credit facility. Therefore, such underwriters and/or affiliates of such underwriters may receive more than 5% of the net proceeds from this offering through the repayment of the borrowings under the global revolving credit facility.

An affiliate of Citigroup Global Markets Inc. is the administrative agent, an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated is a syndication agent, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Citigroup Global Markets Inc. are joint lead arrangers and joint book running managers, and affiliates of

Merrill Lynch, Pierce, Fenner & Smith Incorporated, and Citigroup Global Markets Inc. are lenders under our term loan facility.

Merrill Lynch, Pierce, Fenner & Smith Incorporated and Citigroup Global Markets Inc. are also sales agents under our equity distribution agreements, pursuant to which we can issue and sell shares of our common stock having an aggregate offering price of up to $400.0 million from time to time through them.

In addition, certain of the underwriters, the forward purchasers, or their respective affiliates in the past have leased, currently lease and in the future may lease space from us.

We have agreed to indemnify the several underwriters and the several forward purchasers against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters or the several forward purchasers, as applicable, may be required to make because of any of those liabilities.

In connection with the offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as email.

Notice to Prospective Investors in Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to this offering. This prospectus supplement does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the shares may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares without disclosure to investors under Chapter 6D of the Corporations Act.

The shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under this offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring the shares must observe such Australian on-sale restrictions.

This prospectus supplement contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus supplement is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to Prospective Investors in Canada

The shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for this prospectus supplement. The shares to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

Notice to Prospective Investors in Hong Kong

The shares have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the shares has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Notice to Prospective Investors in the United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

LEGAL MATTERS

Certain legal matters will be passed upon for us by Latham & Watkins LLP, Los Angeles, California and for the underwriters by Goodwin Procter LLP, Boston, Massachusetts and Cleary Gottlieb Steen & Hamilton LLP, New York, New York. Venable LLP, Baltimore, Maryland, will issue an opinion to us regarding certain matters of Maryland law, including the validity of the common stock offered hereby.

EXPERTS

The consolidated financial statements and financial statement schedule III of Digital Realty Trust, Inc. and its subsidiaries as of December 31, 2017 and 2016 and for each of the years in the three-year period ended December 31, 2017 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2017 have all been incorporated by reference in this prospectus supplement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements and financial statement schedule III of Digital Realty Trust, L.P. and its subsidiaries as of December 31, 2017 and 2016 and for each of the years in the three-year period ended December 31, 2017 have all been incorporated by reference in this prospectus supplement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The audited historical financial statements of DuPont Fabros Technology, Inc. and DuPont Fabros Technology, L.P. included in Digital Realty Trust, Inc.’s and Digital Realty Trust, L.P.’s Current Reports on Form 8-K filed on July 10, 2017 and August 2, 2017, have been so incorporated in reliance on the report of Ernst & Young LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC’s public reference rooms at 100 F Street, N.E. Room 1580, Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC also maintains a web site that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC at www.sec.gov. You can inspect reports and other information we file at the offices of the NYSE, 20 Broad Street, New York, New York 10005. In addition, we maintain a web site that contains information about us at www.digitalrealty.com. The information found on, or otherwise accessible through, our website is not incorporated into, and does not form a part of, this prospectus supplement, the accompanying prospectus or any other report or document we file with or furnish to the SEC.

We have filed with the SEC a registration statement on Form S-3 (File Nos. 333-220576), of which this prospectus supplement and the accompanying prospectus are a part, including exhibits, schedules and amendments filed with, or incorporated by reference in, such registration statement, under the Securities Act. This prospectus supplement and the accompanying prospectus do not contain all of the information set forth in the registration statement and exhibits and schedules to the registration statement. For further information with respect to our company, reference is made to the registration statement, including the exhibits to the registration statement. Statements contained in this prospectus supplement and the accompanying prospectus as to the contents of any contract or other document referred to, or incorporated by reference, in this prospectus supplement and the accompanying prospectus are not necessarily complete and, where that contract or document is an exhibit to the registration statement, each statement is qualified in all respects by the exhibit to which the reference relates. Copies of the registration statement, including the exhibits and schedules to the registration statement, may be examined at the SEC’s public reference rooms at 100 F Street, N.E. Room 1580, Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Copies of all or a portion of the registration statement can be obtained from the public reference rooms of the SEC upon payment of prescribed fees. The registration statement is also available to you on the SEC’s web site at www.sec.gov.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” certain information we file with them which means that we can disclose important information to you by referring you to those documents instead of having to repeat the information in this prospectus supplement. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference into this prospectus supplement and the accompanying prospectus the following documents (except for any document or portion thereof deemed to be “furnished” and not filed in accordance with SEC rules and regulations):

•	the Combined Annual Report on Form 10-K of Digital Realty Trust, Inc. and Digital Realty Trust, L.P. for the year ended December 31, 2017;

•	the Combined Quarterly Report on Form 10-Q of Digital Realty Trust, Inc. and Digital Realty Trust, L.P. for the quarters ended March 31, 2018 and June 30, 2018;

•	our Definitive Proxy Statement on Schedule 14A filed with the SEC on March 29, 2018;

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the Combined Current Reports on Form 8-K of Digital Realty Trust, Inc. and Digital Realty Trust, L.P. filed with the SEC on July 10, 2017 (with respect to Exhibits 99.1, 99.2, 99.3 and 99.4 only), August 2, 2017 (with respect to Item 9.01 only), August 14, 2017 (with respect to Exhibits 99.1 and 99.2 only), January 17, 2018, June 14, 2018, July 9, 2018 and September 24, 2018;

•	the Current Reports on Form 8-K of Digital Realty Trust, Inc. filed with the SEC on March 8, 2018, May 11, 2018, May 17, 2018, June 19, 2018 and June 21, 2018; and

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all documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and prior to the termination of this offering (excluding any portions of such documents that are deemed “furnished” to the SEC pursuant to applicable rules and regulations).

We will provide without charge to each person to whom a prospectus supplement is delivered, on written or oral request of that person, a copy of any or all of the documents we are incorporating by reference into this prospectus supplement, other than exhibits to those documents unless those exhibits are specifically incorporated by reference into those documents. A written request should be addressed to Investor Relations, Digital Realty Trust, Inc., Four Embarcadero Center, Suite 3200, San Francisco, California 94111.

PROSPECTUS

Digital Realty Trust, Inc.

Common Stock, Preferred Stock, Depositary Shares, Warrants and Guarantees

Digital Realty Trust, L.P.

Debt Securities

We may from time to time offer, in one or more series or classes, separately or together, and in amounts, at prices and on terms to be set forth in one or more supplements to this prospectus, the following securities: (i) shares of Digital Realty Trust, Inc.’s common stock, par value $0.01 per share, (ii) shares of Digital Realty Trust, Inc.’s preferred stock, par value $0.01 per share, (iii) depositary shares representing entitlement to all rights and preferences of fractions of shares of Digital Realty Trust, Inc.’s preferred stock of a specified series and represented by depositary receipts, (iv) warrants to purchase shares of Digital Realty Trust, Inc.’s common stock or preferred stock or depositary shares and (v) debt securities of Digital Realty Trust, L.P. which may be fully and unconditionally guaranteed by Digital Realty Trust, Inc.

This prospectus also covers delayed delivery contracts that may be issued by Digital Realty Trust, Inc. or Digital Realty Trust, L.P. under which the counterparty may be required to purchase common stock, preferred stock, depositary shares or warrants to purchase common stock, preferred stock or depositary shares of Digital Realty Trust, Inc. or debt securities of Digital Realty Trust, L.P. (including guarantees of the debt securities by Digital Realty Trust, Inc.). Delayed delivery contracts may be issued together with the specific securities to which they relate. In addition, securities registered hereunder may be sold separately, together or as units with other securities registered hereunder.

We refer to the common stock, preferred stock, depositary shares, warrants and debt securities (together with any related guarantees) registered hereunder collectively as the “securities” in this prospectus. We will offer our securities in amounts, at prices and on terms determined at the time of the offering of any such security.

The specific terms of each series or class of the securities will be set forth in the applicable prospectus supplement and will include, as applicable: (i) in the case of common stock, any public offering price; (ii) in the case of preferred stock, the specific title and any dividend, liquidation, redemption, conversion, voting and other rights and any public offering price; (iii) in the case of depositary shares, the fractional share of preferred stock represented by each such depositary share; (iv) in the case of warrants, the duration, offering price, exercise price and detachability; and (v) in the case of debt securities and, as applicable, related guarantees, the specific terms of such debt securities and related guarantees. In addition, because Digital Realty Trust, Inc. is organized and conducts its operations so as to qualify as a real estate investment trust, or REIT, for U.S. federal income tax purposes, the specific terms of any securities may include limitations on actual or constructive ownership and restrictions on transfer of the securities, in each case as may be appropriate to preserve Digital Realty Trust, Inc.’s status as a REIT.

The securities may be offered directly by us, through agents designated from time to time by us, or to or through underwriters or dealers. These securities also may be offered by securityholders, if so provided in a prospectus supplement hereto. We will provide specific information about any selling securityholders in one or more supplements to this prospectus. If any agents, dealers or underwriters are involved in the sale of any of the securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement. See the sections entitled “Plan of Distribution” and “About this Prospectus” for more information. No securities may be sold without delivery of this prospectus and the applicable prospectus supplement describing the method and terms of the offering of such series of securities.

Digital Realty Trust, Inc.’s common stock, series C preferred stock, series G preferred stock, series H preferred stock, series I preferred stock and series J preferred stock currently trade on the New York Stock Exchange, or NYSE, under the symbols “DLR”, “DLR Pr C”, “DLR Pr G”, “DLR Pr H”, “DLR Pr I” and “DLR Pr J”, respectively.

See “Risk Factors” beginning on page 3 for certain risk factors relevant to an investment in the securities.

Neither the United States Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 22, 2017.

Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus to “we,” “us,” “our,” “our company” or “the company” refer to Digital Realty Trust, Inc., a Maryland corporation, together with its consolidated subsidiaries, including Digital Realty Trust, L.P., a Maryland limited partnership, of which Digital Realty Trust, Inc. is the sole general partner. Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus to “our operating partnership” or “the operating partnership” refer to Digital Realty Trust, L.P. together with its consolidated subsidiaries.

You should rely only on the information contained in this prospectus, in an accompanying prospectus supplement or incorporated by reference herein or therein. We have not authorized anyone to provide you with information or make any representation that is different. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus and any accompanying prospectus supplement do not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which they relate, and this prospectus and any accompanying prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction where, or to any person to whom, it is unlawful to make such an offer or solicitation. You should not assume that the information contained in this prospectus and any accompanying prospectus supplement is correct on any date after the respective dates of this prospectus and such prospectus supplement or supplements, as applicable, even though this prospectus and such prospectus supplement or supplements are delivered or securities are sold pursuant to this prospectus and such prospectus supplement or supplements at a later date. Since the respective dates of the prospectus contained in this registration statement and any accompanying prospectus supplement, our business, financial condition, results of operations and prospects may have changed. We may only use this prospectus to sell the securities if it is accompanied by a prospectus supplement.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the United States Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this process, we may sell common stock, preferred stock, depositary shares, warrants and debt securities (and related guarantees, as applicable) in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement containing specific information about the terms of the applicable offering. Such prospectus supplement may add, update or change information contained in this prospectus. To the extent that this prospectus is used by any securityholder to resell any securities, information with respect to the securityholder and the terms of the securities being offered will be contained in a prospectus supplement. You should read this prospectus and the applicable prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”

We or any selling securityholders may offer the securities directly, through agents, or to or through underwriters. The applicable prospectus supplement will describe the terms of the plan of distribution and set forth the names of any agents or underwriters involved in the sale of the securities. See “Plan of Distribution” for more information on this topic. No securities may be sold without delivery of a prospectus supplement describing the method and terms of the offering of those securities.

OUR COMPANY

We own, acquire, develop and operate data centers. We are focused on providing data center, colocation and interconnection solutions for domestic and international tenants across a variety of industry verticals ranging from financial services, cloud and information technology services, to manufacturing, energy, health care, and consumer products. Digital Realty Trust, L.P., a Maryland limited partnership, is the entity through which Digital Realty Trust, Inc., a Maryland corporation, conducts its business and owns its assets. Digital Realty Trust, Inc. operates as a REIT for U.S. federal income tax purposes.

We are diversified in major metropolitan areas where data center and technology tenants are concentrated, including the Atlanta, Boston, Chicago, Dallas, Los Angeles, New York, Northern Virginia, Phoenix, San Francisco, Seattle and Silicon Valley metropolitan areas in the United States, the Amsterdam, Dublin, Frankfurt, London and Paris metropolitan areas in Europe and the Singapore, Sydney, Melbourne, Hong Kong and Osaka metropolitan areas in the Asia Pacific region. The types of properties within our portfolio include:

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Data centers, which provide secure, continuously available environments for the exchange, processing and storage of critical electronic information. Data centers are used for digital communication, disaster recovery purposes, transaction processing and housing corporate IT operations;

•	Internet gateway datacenters, which serve as hubs for Internet and data communications within and between major metropolitan areas; and

•	Office and other non-data center space.

Unlike traditional office and flex/research and development space, the location of and improvements to our facilities, including network density, interconnection infrastructure and connectivity-centric customers in certain of our facilities, are generally essential to our tenants’ businesses, which we believe results in high occupancy levels, longer average lease terms and customer relationships and lower turnover. In addition, many of our properties have tenant improvements that have been installed at our tenants’ expense. The tenant improvements in our facilities are generally readily adaptable for use by similar tenants.

Digital Realty Trust, Inc. was incorporated in the state of Maryland on March 9, 2004. Digital Realty Trust, L.P. was organized in the state of Maryland on July 21, 2004. Our principal executive offices are located at Four Embarcadero Center, Suite 3200, San Francisco, California 94111. Our telephone number at that location is (415) 738-6500. Our website is located at www.digitalrealty.com. The information found on, or otherwise accessible through, our website is not incorporated into, and does not form a part of, this prospectus or any other report or document we file with or furnish to the SEC.

RISK FACTORS

Investment in any securities offered pursuant to this prospectus involves risks. Before acquiring any offered securities pursuant to this prospectus, you should carefully consider the information contained or incorporated by reference in this prospectus or in any accompanying prospectus supplement, including, without limitation, the risk factors incorporated by reference to the company’s and the operating partnership’s most recent combined Annual Report on Form 10-K, and the other information contained or incorporated by reference in this prospectus, as updated by our subsequent filings under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the risk factors and other information contained in the applicable prospectus supplement before acquiring any of such securities. The occurrence of any of these risks might cause you to lose all or a part of your investment in the offered securities. Please also refer to the section below entitled “Forward-Looking Statements.”

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. The SEC also maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC at www.sec.gov. You can inspect reports and other information that Digital Realty Trust, Inc. files at the offices of the NYSE, 20 Broad Street, New York, New York 10005. In addition, we maintain a website that contains information about us at www.digitalrealty.com. The information found on, or otherwise accessible through, this website is not incorporated into, and does not form a part of, this prospectus or any other report or document we file with or furnish to the SEC.

We have filed with the SEC a registration statement on Form S-3, of which this prospectus is a part, including exhibits, schedules and amendments filed with, or incorporated by reference in, this registration statement, under the Securities Act of 1933, as amended, or the Securities Act, with respect to the securities registered hereby. This prospectus and any accompanying prospectus supplement do not contain all of the information set forth in the registration statement and exhibits and schedules to the registration statement. For further information with respect to our company and the securities registered hereby, reference is made to the registration statement, including the exhibits to the registration statement. Statements contained in this prospectus and any accompanying prospectus supplement as to the contents of any contract or other document referred to, or incorporated by reference in, this prospectus and any accompanying prospectus supplement are not necessarily complete and, where that contract is an exhibit to the registration statement, each statement is qualified in all respects by the exhibit to which the reference relates. Copies of the registration statement, including the exhibits and schedules to the registration statement, may be examined at the SEC’s public reference room. Copies of all or a portion of the registration statement can be obtained from the public reference room of the SEC upon payment of prescribed fees. This registration statement is also available to you on the SEC’s website.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” in this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus. The incorporated documents contain significant information about us, our business and our finances. Any statement contained in a document which is incorporated by reference in this prospectus is automatically updated and superseded if information contained in this prospectus, or information that we later file with the SEC, modifies or replaces this information. We incorporate by reference the following documents we filed with the SEC:

•	the combined Annual Report on Form 10-K of Digital Realty Trust, Inc. and Digital Realty Trust, L.P. for the year ended December 31, 2016;

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the Definitive Proxy Statement on Schedule 14A of Digital Realty Trust, Inc. filed with the SEC on March 29, 2017 (solely to the extent specifically incorporated by reference into the combined Annual Report on Form 10-K of Digital Realty Trust, Inc. and Digital Realty Trust, L.P. for the year ended December 31, 2016);

•	the combined Quarterly Reports on Form 10-Q of Digital Realty Trust, Inc. and Digital Realty Trust, L.P. for the quarters ended March 31, 2017 and June 30, 2017;

•	the Current Report on Form 8-K of Digital Realty Trust, Inc. filed with the SEC on May 11, 2017, September 1, 2017 and September 13, 2017;

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the combined Current Reports on Form 8-K of Digital Realty Trust, Inc. and Digital Realty Trust, L.P. filed with the SEC on May 11, 2017, May 23, 2017, June 9, 2017, June 9, 2017 (other than with respect to Item 7.01 thereof), June 15, 2017, July 10, 2017, July 12, 2017, July 12, 2017, July 21, 2017, August 2, 2017, August 7, 2017, August 9, 2017, August 11, 2017, August 14, 2017, August 29, 2017 and September 14, 2017;

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the description of Digital Realty Trust, Inc.’s common stock, par value $0.01 per share, contained in Digital Realty Trust, Inc.’s Registration Statement on Form 8-A filed on October 28, 2004 (file number 001-32336), including any amendment or reports filed for the purpose of updating this description;

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the description of Digital Realty Trust, Inc.’s Series C Cumulative Redeemable Perpetual Preferred Stock, par value $0.01 per share, contained in Digital Realty Trust, Inc.’s Registration Statement on Form 8-A filed on September 13, 2017 (file number 001-32336), including any amendments or reports filed for the purpose of updating this description;

•

the description of Digital Realty Trust, Inc.’s Series G Cumulative Redeemable Preferred Stock, par value $0.01 per share, contained in Digital Realty Trust, Inc.’s Registration Statement on Form 8-A filed on April 4, 2013 (file number 001-32336), including any amendments or reports filed for the purpose of updating this description;

•

the description of Digital Realty Trust, Inc.’s Series H Cumulative Redeemable Preferred Stock, par value $0.01 per share, contained in Digital Realty Trust, Inc.’s Registration Statement on Form 8-A filed on March 21, 2014 (file number 001-32336), including any amendments or reports filed for the purpose of updating this description;

•

the description of Digital Realty Trust, Inc.’s Series I Cumulative Redeemable Preferred Stock, par value $0.01 per share, contained in Digital Realty Trust, Inc.’s Registration Statement on Form 8-A filed on August 21, 2015 (file number 001-32336), including any amendments or reports filed for the purpose of updating this description;

•

the description of Digital Realty Trust, Inc.’s Series J Cumulative Redeemable Preferred Stock, par value $0.01 per share, contained in Digital Realty Trust, Inc.’s Registration Statement on Form 8-A filed on August 4, 2017 (file number 001-32336), including any amendments or reports filed for the purpose of updating this description; and

•

all documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering of the underlying securities (excluding any portions of such documents that are deemed “furnished” to the SEC pursuant to applicable rules and regulations).

We will provide without charge to each person, including any beneficial owner, to whom a prospectus is delivered, on written or oral request of that person, a copy of any or all of the documents we are incorporating by reference into this prospectus, other than exhibits to those documents unless those exhibits are specifically incorporated by reference into those documents. A written request should be addressed to Investor Relations, Digital Realty Trust, Inc., Four Embarcadero Center, Suite 3200, San Francisco, California 94111.

FORWARD-LOOKING STATEMENTS

This prospectus, including the documents that we incorporate by reference, contains “forward-looking statements” within the meaning of the federal securities laws. Also, documents we subsequently file with the SEC and incorporate by reference will contain forward-looking statements. In particular, statements pertaining to our capital resources, portfolio performance and results of operations contain forward-looking statements. Likewise, all of our statements regarding anticipated market conditions, demographics and results of operations are forward-looking statements.

Forward-looking statements involve numerous risks and uncertainties and you should not rely on them as predictions of future events. Forward-looking statements depend on assumptions, data or methods which may be incorrect or imprecise and we may not be able to realize them. We do not guarantee that the transactions and events described will happen as described or that they will happen at all. You can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “pro forma,” “estimates” or “anticipates” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and discussions which do not relate solely to historical matters. You can also identify forward-looking statements by discussions of strategy, plans or intentions. The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements:

•	the impact of current global economic, credit and market conditions;

•	current local economic conditions in our geographic markets;

•	decreases in information technology spending, including as a result of economic slowdowns or recession;

•	adverse economic or real estate developments in our industry or the industry sectors that we sell to (including risks relating to decreasing real estate valuations and impairment charges);

•	our dependence upon significant tenants;

•	bankruptcy or insolvency of a major tenant or a significant number of smaller tenants;

•	defaults on or non-renewal of leases by tenants;

•	our failure to obtain necessary debt and equity financing;

•

risks associated with using debt to fund our business activities, including re-financing and interest rate risks, our failure to repay debt when due, adverse changes in our credit ratings or our breach of covenants or other terms contained in our loan facilities and agreements;

•	financial market fluctuations;

•	changes in foreign currency exchange rates;

•	our inability to manage our growth effectively;

•	difficulty acquiring or operating properties in foreign jurisdictions;

•	our failure to successfully integrate and operate acquired or developed properties or businesses;

•

the suitability of our properties and data center infrastructure, delays or disruptions in connectivity, failure of our physical and information security infrastructure or services or availability of power;

•	risks related to joint venture investments, including as a result of our lack of control of such investments;

•	delays or unexpected costs in development of properties;

•	decreased rental rates, increased operating costs or increased vacancy rates;

•	increased competition or available supply of data center space;

•	our inability to successfully develop and lease new properties and development space;

•	difficulties in identifying properties to acquire and completing acquisitions;

•	our inability to acquire off-market properties;

•	our inability to comply with the rules and regulations applicable to reporting companies;

•	Digital Realty Trust, Inc.’s failure to maintain its status as a REIT for U.S. federal income tax purposes;

•	possible adverse changes to tax laws;

•	restrictions on our ability to engage in certain business activities;

•	environmental uncertainties and risks related to natural disasters;

•	losses in excess of our insurance coverage;

•	changes in foreign laws and regulations, including those related to taxation and real estate ownership and operation; and

•	changes in local, state and federal regulatory requirements, including changes in real estate and zoning laws and increases in real property tax rates.

For a further discussion of these and other factors that could impact our future results, performance or transactions, see the section entitled “Risk Factors,” including the risks incorporated therein, from Digital Realty Trust, Inc.’s and Digital Realty Trust, L.P.’s most recent combined Annual Report on Form 10-K, as updated by our subsequent filings, including filings we make after the date of this prospectus. While forward-looking statements reflect our good faith beliefs, they are not guaranties of future performance. We disclaim any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, new information, data or methods, future events or other changes.

USE OF PROCEEDS

Unless otherwise indicated in the applicable prospectus supplement, Digital Realty Trust, Inc. intends to contribute the net proceeds from any sale of common stock, preferred stock, depositary shares or warrants pursuant to this prospectus to our operating partnership. Unless otherwise indicated in the applicable prospectus supplement, our operating partnership intends to use such net proceeds received from Digital Realty Trust, Inc. and any net proceeds from any sale of debt securities pursuant to this prospectus for general corporate purposes, including, the repayment of outstanding indebtedness, the repurchase, redemption or retirement of outstanding debt or equity securities, and the funding of development and acquisition opportunities.

Pending application of cash proceeds, our operating partnership may use the net proceeds to temporarily reduce borrowings under our global revolving credit facility or we may invest the net proceeds in interest-bearing accounts and short-term, interest-bearing securities which are consistent with Digital Realty Trust, Inc.’s intention to qualify as a REIT for U.S. federal income tax purposes.

We will not receive any of the proceeds from sales of securities by selling securityholders, if any, pursuant to this prospectus.

Further details regarding the use of the net proceeds of a specific series or class of the securities will be set forth in the applicable prospectus supplement.

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS

Our ratios of earnings to fixed charges and earnings to fixed charges and preferred dividends for the periods indicated are as follows:

Digital Realty Trust, Inc.

	Six Months Ended June 30,		Year Ended December 31,
	2017	2016	2016	2015	2014	2013	2012
Ratio of earnings to fixed charges	2.14	1.76	2.48	2.30	1.84	2.31	2.07
Ratio of earnings to fixed charges and preferred stock dividends	1.74	1.33	1.91	1.69	1.40	1.94	1.71

Digital Realty Trust, Inc.’s ratios of earnings to fixed charges are computed by dividing earnings by fixed charges. Digital Realty Trust, Inc.’s ratios of earnings to fixed charges and preferred dividends are computed by dividing earnings by the sum of fixed charges and preferred dividends. For this purpose, “earnings” consist of income from continuing operations before noncontrolling interests and fixed charges. “Fixed charges” consist of interest expense, capitalized interest and amortization of deferred financing fees, whether expensed or capitalized, and interest within rental expense. “Preferred stock dividends” consist of the amount of pre-tax earnings required to pay dividends on Digital Realty Trust, Inc.’s series C convertible preferred stock (which was converted to common stock of Digital Realty Trust, Inc. on April 17, 2012), series D convertible preferred stock (which was converted to common stock on February 26, 2013), series E preferred stock (which was redeemed on September 15, 2016), series F preferred stock (which was redeemed on April 5, 2017), series G preferred stock, series H preferred stock and series I preferred stock.

Digital Realty Trust, L.P.

	Six Months Ended June 30,		Year Ended December 31,
	2017	2016	2016	2015	2014	2013	2012
Ratio of earnings to fixed charges	2.14	1.76	2.48	2.28	1.84	2.31	2.07
Ratio of earnings to fixed charges and preferred unit distributions	1.74	1.33	1.91	1.68	1.40	1.94	1.71

Digital Realty Trust, L.P.’s ratios of earnings to fixed charges are computed by dividing earnings by fixed charges. Digital Realty Trust, L.P.’s ratios of earnings to fixed charges and preferred unit distributions are computed by dividing earnings by the sum of fixed charges and preferred unit distributions. For this purpose, “earnings” consist of income from continuing operations before noncontrolling interests and fixed charges. “Fixed charges” consist of interest expense, capitalized interest and amortization of deferred financing fees, whether expensed or capitalized, and interest within rental expense. “Preferred unit distributions” consist of the amount of pre-tax earnings required to pay distributions on Digital Realty Trust, L.P.’s series C convertible preferred units (which were converted to common units of Digital Realty Trust, L.P. on April 17, 2012), series D convertible preferred units (which were converted to common units on February 26, 2013), series E preferred units (which were redeemed on September 15, 2016), series F preferred units (which were redeemed on April 5, 2017), series G preferred units, series H preferred units and series I preferred units.

GENERAL DESCRIPTION OF SECURITIES

We or any selling securityholders named in a prospectus supplement directly or through agents, dealers or underwriters designated from time to time, may from time to time offer, issue and sell, together or separately, under this prospectus one or more of the following categories of securities:

•	shares of common stock of Digital Realty Trust, Inc., par value $0.01 per share;

•	shares of preferred stock of Digital Realty Trust, Inc., par value $0.01 per share;

•

depositary shares representing entitlement to all rights and preferences of fractions of shares of preferred stock of Digital Realty Trust, Inc. of a specified series and represented by depositary receipts;

•	warrants to purchase shares of common stock, preferred stock or depositary shares of Digital Realty Trust, Inc.; or

•	debt securities of Digital Realty Trust, L.P., which may be fully and unconditionally guaranteed by Digital Realty Trust, Inc.

We may issue Digital Realty Trust, L.P.’s debt securities, and related guarantees thereof by Digital Realty Trust, Inc., as exchangeable for and/or convertible into shares of Digital Realty Trust, Inc.’s common stock, preferred stock and/or other securities and related guarantees. Digital Realty Trust, Inc.’s preferred stock may also be exchangeable for and/or convertible into shares of its common stock, another series of its preferred stock, or its other securities. Digital Realty Trust, L.P.’s debt securities and related guarantees by Digital Realty Trust, Inc., and Digital Realty Trust, Inc.’s preferred stock, common stock, depositary shares and warrants are collectively referred to in this prospectus as the “securities.” When a particular series of securities is offered, a supplement to this prospectus will be delivered with this prospectus, which will set forth the terms of the offering and sale of the offered securities.

For purposes of the sections below entitled “Description of Common Stock,” “Description of Preferred Stock,” “Description of Depositary Shares,” “Description of Warrants,” and “Description of Debt Securities and Related Guarantees” references to “the company,” and “our company” refer only to Digital Realty Trust, Inc. and not to Digital Realty Trust, L.P. or its other subsidiaries.

DESCRIPTION OF COMMON STOCK

The following description of Digital Realty Trust, Inc.’s common stock sets forth certain general terms and provisions of the common stock to which any prospectus supplement may relate and will apply to the common stock offered by this prospectus unless we provide otherwise in the applicable prospectus supplement. The description of Digital Realty Trust, Inc.’s common stock set forth below and in any prospectus supplement does not purport to be complete and is subject to and qualified in its entirety by reference to the applicable provisions of Digital Realty Trust, Inc.’s charter and bylaws.

General. The company’s charter provides that it may issue up to 315 million shares of its common stock, par value $0.01 per share, or the common stock. As of September 21, 2017, 205,164,931 shares of the common stock were issued and outstanding, excluding:

•	Approximately 7.5 million shares available for future issuance under our incentive award plans;

•	1,332,902 shares issuable upon redemption of outstanding vested long-term incentive units (including class C units and class D units) issued under our incentive award plans;

•	121,195 shares issuable upon redemption of outstanding unvested long-term incentive units (excluding unvested class D units) issued under our incentive award plans;

•	796,814 shares issuable upon redemption of outstanding common units;

•	122,400 shares potentially issuable upon redemption of outstanding unvested class D units;

•	1,352,135 shares potentially issuable upon achievement of a market condition for unvested class D units;

•	198,585 shares potentially issuable upon achievement of a market condition for unvested market performance-based restricted stock units; and

•

A maximum of 5,143,174, 7,512,000, 14,062,720, 7,623,100 and 3,911,932 shares of common stock potentially issuable upon conversion of the company’s series C preferred stock, series G preferred stock, series H preferred stock, series I preferred stock and series J preferred stock respectively, in each case upon the occurrence of specified change in control transactions as described in “Description of Preferred Stock” below.

All outstanding shares of the common stock are duly authorized, fully paid and nonassessable. Subject to the preferential rights of any other class or series of stock and to the provisions of the company’s charter regarding the restrictions on transfer of stock, holders of shares of the common stock are entitled to receive dividends on such stock if, as and when authorized by the company’s board of directors out of assets legally available therefor and declared by the company and to share ratably in the assets of the company legally available for distribution to the company’s stockholders in the event of the company’s liquidation, dissolution or winding up after payment or establishment of reserves for all known debts and liabilities of the company.

Subject to the provisions of the company’s charter regarding the restrictions on transfer of stock and except as may be otherwise specified therein with respect to any class or series of common stock, each outstanding share of the common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors and, except as provided with respect to any other class or series of stock, the holders of such shares will possess the exclusive voting power. There is no cumulative voting in the election of the company’s board of directors, which means that the holders of a majority of the outstanding shares of the common stock can elect all of the directors then standing for election and the holders of the remaining shares will not be able to elect any directors.

Holders of shares of the common stock have no preference, conversion, exchange, sinking fund or redemption rights, have no preemptive rights to subscribe for any securities of the company and generally have no appraisal rights unless the company’s board of directors determines that appraisal rights apply, with respect to all or any classes or series of stock, to one or more transactions occurring after the date of such determination in connection with which stockholders would otherwise be entitled to exercise appraisal rights. Subject to the provisions of the company’s charter regarding the restrictions on transfer of stock, shares of the common stock will have equal dividend, liquidation and other rights.

Under the Maryland General Corporation Law, or MGCL, a Maryland corporation generally cannot dissolve, amend its charter, merge, convert, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless the action is approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation’s charter. Except for certain charter amendments relating to the removal of directors and the vote required for certain amendments, the company’s charter provides that these actions may be taken if declared advisable by a majority of the company’s board of directors and approved by the vote of stockholders entitled to cast a majority of the votes entitled to be cast on the matter. However, Maryland law permits a corporation to transfer all or substantially all of its assets without the approval of the stockholders of the corporation to one or more persons if all of the equity interests of the person or persons are owned, directly or indirectly, by the corporation. In addition, operating assets may be held by a corporation’s subsidiaries, as in the company’s situation, and these subsidiaries may be able to transfer all or substantially all of such assets without a vote of the parent corporation’s stockholders.

The company’s charter authorizes its board of directors to reclassify any unissued shares of the common stock into other classes or series of stock and to establish the number of shares in each class or series and to set the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption for each such class or series.

Power to Increase Authorized Stock and Issue Additional Shares of the Common Stock

The company’s board of directors has the power to amend the company’s charter from time to time without stockholder approval to increase or decrease the number of authorized shares of common stock, to issue additional authorized but unissued shares of the common stock and to classify or reclassify unissued shares of the common stock into other classes or series of stock and thereafter to cause the company to issue such classified or reclassified shares of stock. The company believes these powers provide it with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. Subject to the limited rights of holders of the company’s series C preferred stock, series G preferred stock, series H preferred stock, series I preferred stock and series J preferred stock and each other parity class or series of preferred stock, voting together as a single class, to approve certain issuances of senior classes or series of stock, the additional classes or series, as well as the common stock, will be available for issuance without further action by the company’s stockholders, unless stockholder consent is required by applicable law or the rules of any stock exchange or automated quotation system on which the company’s securities may be listed or traded. Although the company’s board of directors does not intend to do so, it could authorize us to issue a class or series that could, depending upon the terms of the particular class or series, delay, defer or prevent a transaction or a change of control of the company that might involve a premium price for the company’s stockholders or otherwise be in their best interest.

Restrictions on Ownership and Transfer

To assist us in complying with certain U.S. federal income tax requirements applicable to REITs, the company has adopted certain restrictions relating to the ownership and transfer of the common stock. See “Restrictions on Ownership and Transfer.”

Transfer Agent and Registrar

The transfer agent and registrar for the common stock is American Stock Transfer & Trust Company, LLC.

DESCRIPTION OF PREFERRED STOCK

The specific terms of a particular class or series of preferred stock will be described in the prospectus supplement relating to that class or series, including a prospectus supplement providing that preferred stock may be issuable upon the exercise of warrants the company issues. The description of preferred stock set forth below and the description of the terms of a particular class or series of preferred stock set forth in the applicable prospectus supplement do not purport to be complete and are qualified in their entirety by reference to the articles supplementary relating to that class or series.

General

The company’s charter provides that it may issue up to 110 million shares of preferred stock, $0.01 par value per share, or preferred stock. The company’s charter authorizes its board of directors to amend its charter from time to time without stockholder approval to increase the number of authorized shares of preferred stock. As of September 21, 2017, 8,050,000 shares of the company’s series C preferred stock, 10,000,000 shares of the company’s series G preferred stock, 14,600,000 shares of the company’s series H preferred stock, 10,000,000 shares of the company’s series I preferred stock and 8,000,000 shares of the company’s series J preferred stock were issued and outstanding. No other shares of the company’s preferred stock are currently outstanding.

The company’s charter authorizes its board of directors to classify any unissued shares of preferred stock and to reclassify any previously classified but unissued shares of any series into other classes or series of stock. Prior to the issuance of shares of each class or series, the company’s board of directors is required by the MGCL and the company’s charter to set, subject to the provisions of the company’s charter regarding the restrictions on transfers of stock, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each such class or series. Thus, the company’s board of directors could authorize the issuance of shares of preferred stock with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or a change of control of the company that might involve a premium price for holders of the common stock or otherwise be in their best interest.

The preferences and other terms of the preferred stock of each class or series will be fixed by the articles supplementary relating to such class or series. A prospectus supplement, relating to each class or series, will describe the terms of the preferred stock, including, where applicable, the following:

•	the title and stated value of such preferred stock;

•	the number of shares of such preferred stock offered, the liquidation preference per share and the offering price of such preferred stock;

•	the dividend rate(s), period(s), and/or payment date(s) or method(s) of calculation thereof applicable to such preferred stock;

•	whether such preferred stock is cumulative or not and, if cumulative, the date from which dividends on such preferred stock shall accumulate;

•	the provision for a sinking fund, if any, for such preferred stock;

•	the provision for redemption, if applicable, of such preferred stock;

•	any listing of such preferred stock on any securities exchange;

•	preemptive rights, if any;

•	the terms and conditions, if applicable, upon which such preferred stock will be converted into the common stock, including the conversion price (or manner of calculation thereof);

•	a discussion of additional material U.S. federal income tax consequences, if any, applicable to an investment in such preferred stock;

•	any limitations on actual and constructive ownership and restrictions on transfer;

•	the relative ranking and preferences of such preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the company;

•

any limitations on issuance of any class or series of preferred stock ranking senior to or on a parity with such class or series of preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the company;

•	any voting rights of such preferred stock; and

•	any other specific terms, preferences, rights, limitations or restrictions of such preferred stock.

Rank

Unless otherwise specified in the applicable prospectus supplement, the preferred stock will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the company, rank: (i) senior to all classes or series of the common stock, and to any other class or series of the company’s stock expressly designated as ranking junior to the preferred stock; (ii) on parity with any class or series of the company’s stock expressly designated as ranking on parity with the preferred stock; and (iii) junior to any other class or series of the company’s stock expressly designated as ranking senior to the preferred stock.

Conversion Rights

The terms and conditions, if any, upon which any shares of any class or series of preferred stock are convertible into the common stock will be described in the applicable prospectus supplement relating thereto. Such terms will include the number of shares of the common stock into which the shares of preferred stock are convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of such class or series of preferred stock, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such class or series of preferred stock.

Power to Increase Authorized Stock and Issue Additional Shares of Preferred Stock

The company’s board of directors has the power to amend the company’s charter from time to time without stockholder approval to increase the number of authorized shares of preferred stock, to issue additional authorized but unissued shares of the company’s preferred stock and to classify or reclassify unissued shares of the company’s preferred stock into other classes or series of stock and thereafter to cause us to issue such classified or reclassified shares of stock. Subject to the limited rights of holders of the company’s series C preferred stock, series G preferred stock, series H preferred stock, series I preferred stock and series J preferred stock and each other parity class or series of preferred stock, voting together as a single class, to approve certain issuances of senior classes or series of stock, the additional classes or series will be available for issuance without further action by the company’s stockholders, unless stockholder consent is required by applicable law or the rules of any stock exchange or automated quotation system on which the company’s securities may be listed or traded. Although the company’s board of directors does not intend to do so, it could authorize the company to issue a class or series that could, depending upon the terms of the particular class or series, delay, defer or prevent a transaction or a change of control of the company that might involve a premium price for the company’s stockholders or otherwise be in their best interest.

Restrictions on Ownership and Transfer

To assist the company in complying with certain U.S. federal income tax requirements applicable to REITs, the company has adopted certain restrictions relating to the ownership and transfer of the company’s series C preferred stock, series G preferred stock, series H preferred stock, series I preferred stock and series J preferred stock. The company expects to adopt similar restrictions with respect to any class or series offered pursuant to this prospectus under the articles supplementary for each such class or series. The applicable prospectus supplement will specify any additional ownership limitation relating to such class or series. See “Restrictions on Ownership and Transfer.”

6.625% Series C Cumulative Redeemable Perpetual Preferred Stock

General

The company’s board of directors approved articles supplementary, a copy of which has been previously filed with the SEC and which is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part, creating the series C preferred stock as a series of the company’s preferred stock, designated as the 6.625% Series C Cumulative Redeemable Perpetual Preferred Stock. The following description of the series C preferred stock is qualified in its entirety by reference to such articles supplementary and the company’s charter. The series C preferred stock is validly issued, fully paid and nonassessable

The series C preferred stock is currently listed on the NYSE as “DLR Pr C”.

Ranking

The series C preferred stock ranks, with respect to dividend rights and rights upon the company’s liquidation, dissolution or winding-up:

•	senior to all classes or series of the common stock and to any other class or series of stock expressly designated as ranking junior to the series C preferred stock;

•

on parity with any class or series of stock expressly designated as ranking on parity with the series C preferred stock, including the series G preferred stock, the series H preferred stock, the series I preferred stock and the series J preferred stock; and

•	junior to any other class or series of stock expressly designated as ranking senior to the series C preferred stock.

Dividend Rate and Payment Date

Holders are entitled to receive cumulative cash dividends on the series C preferred stock from and including the date of original issue, payable quarterly in arrears on or about the last calendar day of March, June, September and December of each year at the rate of 6.625% per annum of the $25.00 liquidation preference per share (equivalent to an annual amount of $1.65625 per share). Dividends on the series C preferred stock will accrue whether or not the company has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are authorized or declared.

Liquidation Preference

In the event of a liquidation, dissolution or winding up, holders of the series C preferred stock will have the right to receive $25.00 per share, plus accrued and unpaid dividends (whether or not earned or declared) up to but excluding the date of payment, before any payment is made to holders of the common stock and any other class or series of stock ranking junior to the series C preferred stock as to liquidation rights. The rights of holders of series C preferred stock to receive their liquidation preference will be subject to the proportionate rights of any other class or series of stock ranking on parity with the series C preferred stock as to liquidation.

Optional Redemption

The series C preferred stock may not be redeemed prior to May 15, 2021, except in limited circumstances to preserve the company’s status as a REIT and pursuant to the special optional redemption right described below.

On and after May 15, 2021, the series C preferred stock will be redeemable at the company’s option, in whole or in part at any time or from time to time, for cash at a redemption price of $25.00 per share, plus accrued and unpaid dividends (whether or not authorized or declared) up to but excluding the redemption date. However, unless full cumulative dividends on the series C preferred stock for all past dividend periods have been, or contemporaneously are, paid or an amount in cash sufficient for the payment thereof is set apart, no shares of series C preferred stock may be redeemed; provided, that the foregoing restriction does not prevent DLR from taking action necessary to preserve its status as a REIT. Any partial redemption will be on a pro rata basis.

Special Optional Redemption

Upon the occurrence of a Change of Control, the company may, at its option, redeem the series C preferred stock, in whole or in part within 120 days after the first date on which such Change of Control occurred, by paying $25.00 per share, plus any accrued and unpaid dividends to, but not including, the date of redemption. If, prior to the Change of Control Conversion Date (as defined below), the company exercises any of its redemption rights relating to the series C preferred stock (whether its optional redemption right or its special optional redemption right), the holders of series C preferred stock will not have the conversion right described below.

A “Change of Control” is when, after the original issuance of the series G preferred stock, the following have occurred and are continuing:

•

the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of stock of the company entitling that person to exercise more than 50% of the total voting power of all stock of the company entitled to vote generally in the election of the company’s directors (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and

•

following the closing of any transaction referred to in the bullet point above, neither the company nor the acquiring or surviving entity has a class of common securities (or American Depositary Receipts representing such securities) listed on the NYSE, the NYSE Amex Equities, or the NYSE Amex, or the NASDAQ Stock Market, or NASDAQ, or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE Amex or NASDAQ.

No Maturity, Sinking Fund or Mandatory Redemption

The series C preferred stock has no stated maturity date and the company is not required to redeem the series C preferred stock at any time. Accordingly, the series C preferred stock will remain outstanding indefinitely, unless the company decides, at its option, to exercise its redemption right or, under circumstances where the holders of the series C preferred stock have a conversion right, such holders decide to convert the series C preferred stock into common stock. The series C preferred stock is not subject to any sinking fund.

Voting Rights

Holders of series C preferred stock generally have no voting rights. However, if the company is in arrears on dividends on the series C preferred stock for six or more quarterly periods, whether or not consecutive, holders of the series C preferred stock (voting together as a class with the holders of all other classes or series of parity preferred stock upon which like voting rights have been conferred and are exercisable) will be entitled to vote at a special meeting called upon the written request of at least 10% of such holders or at the next annual meeting of stockholders and each subsequent annual meeting of stockholders for the election of two additional directors to serve on the company’s board of directors until all accumulated dividends with respect to the series C preferred stock and any other class or series of parity preferred stock have been fully paid. In addition, the company may not make certain material and adverse changes to the terms of the series C preferred stock without the affirmative vote of the holders of at least two-thirds of the outstanding shares of series C preferred stock and all other shares of any class or series ranking on parity with the series C preferred stock that are entitled to similar voting rights (voting together as a single class).

Conversion

Upon the occurrence of a Change of Control, each holder of series C preferred stock will have the right (unless, prior to the Change of Control Conversion Date, the company has provided or provides notice of its election to redeem the series C preferred stock) to convert some or all of the series C preferred stock held by such holder on the date the series of C preferred stock is to be converted, which we refer to as the Change of Control Conversion Date, into a number of shares of common stock per share of series C preferred stock to be converted equal to the lesser of:

•

the quotient obtained by dividing (i) the sum of the $25.00 liquidation preference plus the amount of any accrued and unpaid dividends to, but not including, the Change of Control Conversion Date (unless the Change of Control Conversion Date is after a record date for a series C preferred stock dividend payment and prior to the corresponding series C preferred stock dividend payment date, in which case no additional amount for such accrued and unpaid dividends will be included in this sum) by (ii) the Common Stock Price (as defined below); and

•	0.6389035 (i.e., the Share Cap), subject to certain adjustments;

subject, in each case, to provisions for the receipt of alternative consideration as described in the articles supplementary relating to the series C preferred stock.

The “Common Stock Price” will be (i) if the consideration to be received in the Change of Control by the holders of common stock is solely cash, the amount of cash consideration per share of common stock, (ii) if the consideration to be received in the Change of Control by holders of common stock is other than solely cash, the average of the closing price per share of common stock on the ten consecutive trading days immediately preceding, but not including, the effective date of such Change of Control and (iii) if there is not a readily determinable closing price for the common stock, the fair market value of such other consideration received in the Change of Control per share of common stock as determined by the company’s board or a committee thereof.

If, prior to the Change of Control Conversion Date, the company has provided or provides a redemption notice, whether pursuant to its special optional redemption right in connection with a Change of Control or its optional redemption right, holders of series C preferred stock will not have any right to convert the series C preferred stock into shares of the company’s common stock in connection with the Change of Control and any shares of series C preferred stock selected for redemption that have been tendered for conversion will be redeemed on the related date of redemption instead of converted on the Change of Control Conversion Date.

Except as provided above in connection with a Change of Control, the series C preferred stock is not be convertible into or exchangeable for any other securities or property.

Transfer Agent and Registrar

The transfer agent and registrar for the series C preferred stock is American Stock Transfer & Trust Company, LLC.

5.875% Series G Cumulative Redeemable Preferred Stock

General

The company’s board of directors and a duly authorized committee thereof approved articles supplementary, a copy of which has been previously filed with the SEC and which is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part, creating the series G preferred stock as a series of the company’s preferred stock, designated as the 5.875% Series G Cumulative Redeemable Preferred Stock. The series G preferred stock is validly issued, fully paid and nonassessable.

The series G preferred stock is currently listed on the NYSE as “DLR Pr G”.

Ranking

The series G preferred stock ranks, with respect to dividend rights and rights upon the company’s liquidation, dissolution or winding-up:

•	senior to all classes or series of the common stock and to any other class or series of the company’s stock expressly designated as ranking junior to the series G preferred stock;

•

on parity with any class or series of the company’s stock expressly designated as ranking on parity with the series G preferred stock, including the company’s series C preferred stock, H preferred stock, series I preferred stock and series J preferred stock; and

•	junior to any other class or series of the company’s stock expressly designated as ranking senior to the series G preferred stock.

Dividend Rate and Payment Date

Holders are entitled to receive cumulative cash dividends on the series G preferred stock from and including the date of original issue, payable quarterly in arrears on or about the last calendar day of March, June, September and December of each year, at the rate of 5.875% per annum of the $25.00 liquidation preference per share (equivalent to an annual amount of $1.46875 per share). Dividends on the series G preferred stock will accrue whether or not the company has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are authorized or declared.

Liquidation Preference

If the company liquidates, dissolves or winds up, holders of the series G preferred stock will have the right to receive $25.00 per share, plus accrued and unpaid dividends (whether or not earned or declared) up to but excluding the date of payment, before any payment is made to holders of the common stock and any other class or series of stock ranking junior to the series G preferred stock as to liquidation rights. The rights of holders of series G preferred stock to receive their liquidation preference will be subject to the proportionate rights of any other class or series of the company’s stock ranking on parity with the series G preferred stock as to liquidation.

Optional Redemption

The company may not redeem the series G preferred stock prior to April 9, 2018, except in limited circumstances to preserve the company’s status as a REIT and pursuant to the special optional redemption right described below. On and after April 9, 2018, the series G preferred stock will be redeemable at the company’s option, in whole or in part at any time or from time to time, for cash at a redemption price of $25.00 per share, plus accrued and unpaid dividends (whether or not authorized or declared) up to but excluding the redemption date. However, unless full cumulative dividends on the series G preferred stock for all past dividend periods have been, or contemporaneously are, paid or an amount in cash sufficient for the payment thereof is set apart by the company, no shares of series G preferred stock may be redeemed unless all outstanding shares of series G preferred stock are simultaneously redeemed; provided, that the foregoing restriction does not prevent the company from taking action necessary to preserve the company’s status as a REIT. Any partial redemption will be on a pro rata basis.

Special Optional Redemption

Upon the occurrence of a Change of Control (as defined below), the company may, at its option, redeem the series G preferred stock, in whole or in part within 120 days after the first date on which such Change of Control occurred, by paying $25.00 per share, plus any accrued and unpaid dividends to, but not including, the date of redemption. If, prior to the Change of Control Conversion Date (as defined below), the company exercises any of its redemption rights relating to the series G preferred stock (whether its optional redemption right or its special optional redemption right), the holders of series G preferred stock will not have the conversion right described below.

A “Change of Control” is when, after the original issuance of the series G preferred stock, the following have occurred and are continuing:

•

the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of stock of the company entitling that person to exercise more than 50% of the total voting power of all stock of the company entitled to vote generally in the election of the company’s directors (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and

•

following the closing of any transaction referred to in the bullet point above, neither the company nor the acquiring or surviving entity has a class of common securities (or American Depositary Receipts representing such securities) listed on the NYSE, the NYSE Amex or NASDAQ or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE Amex or NASDAQ.

No Maturity, Sinking Fund or Mandatory Redemption

The series G preferred stock has no stated maturity date and the company is not required to redeem the series G preferred stock at any time. Accordingly, the series G preferred stock will remain outstanding indefinitely, unless the company decides, at its option, to exercise its redemption right or, under circumstances where the holders of the series G preferred stock have a conversion right, such holders decide to convert the series G preferred stock into the company’s common stock. The series G preferred stock is not subject to any sinking fund.

Voting Rights

Holders of series G preferred stock generally have no voting rights. However, if the company is in arrears on dividends on the series G preferred stock for six or more quarterly periods, whether or not consecutive, holders of the series G preferred stock (voting together as a class with the holders of all other classes or series of parity preferred stock upon which like voting rights have been conferred and are exercisable) will be entitled to vote at a special meeting called upon the written request of at least 10% of such holders or at the company’s next annual meeting and each subsequent annual meeting of stockholders for the election of two additional directors to serve on the company’s board of directors until all unpaid dividends with respect to the series G preferred stock and any other class or series of parity preferred stock have been paid or declared and a sum sufficient for the payment thereof set aside for payment. In addition, the company may not make certain material and adverse changes to the terms of the series G preferred stock without the affirmative vote of the holders of at least two-thirds of the outstanding shares of series G preferred stock and all other shares of any class or series ranking on parity with the series G preferred stock that are entitled to similar voting rights (voting together as a single class).

Conversion

Upon the occurrence of a Change of Control, each holder of series G preferred stock will have the right (unless, prior to the Change of Control Conversion Date, the company has provided or provides notice of its election to redeem the series G preferred stock) to convert some or all of the series G preferred stock held by such holder on the date the series of G preferred stock is to be converted, which we refer to as the Change of Control Conversion

Date, into a number of shares of the company’s common stock per share of series G preferred stock to be converted equal to the lesser of:

•

the quotient obtained by dividing (i) the sum of the $25.00 liquidation preference plus the amount of any accrued and unpaid dividends to, but not including, the Change of Control Conversion Date (unless the Change of Control Conversion Date is after a record date for a series G preferred stock dividend payment and prior to the corresponding series G preferred stock dividend payment date, in which case no additional amount for such accrued and unpaid dividends will be included in this sum) by (ii) the Common Stock Price (as defined below); and

•	0.7532 (i.e., the Share Cap), subject to certain adjustments;

subject, in each case, to provisions for the receipt of alternative consideration as described in the articles supplementary relating to the Series G preferred stock.

The “Common Stock Price” will be (i) if the consideration to be received in the Change of Control by the holders of the company’s common stock is solely cash, the amount of cash consideration per share of the company’s common stock or (ii) if the consideration to be received in the Change of Control by holders of the company’s common stock is other than solely cash (x) the average of the closing sale prices per share of the company’s common stock (or, if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) for the ten consecutive trading days immediately preceding, but not including, the effective date of the Change of Control as reported on the principal U.S. securities exchange on which the company’s common stock is then traded, or (y) the average of the last quoted bid prices for the company’s common stock in the over-the-counter market as reported by Pink Sheets LLC or similar organization for the ten consecutive trading days immediately preceding, but not including, the effective date of the Change of Control, if the company’s common stock is not then listed for trading on a U.S. securities exchange.

If, prior to the Change of Control Conversion Date, the company has provided or provides a redemption notice, whether pursuant to its special optional redemption right in connection with a Change of Control or its optional redemption right, holders of series G preferred stock will not have any right to convert the series G preferred stock into shares of the company’s common stock in connection with the Change of Control and any shares of series G preferred stock selected for redemption that have been tendered for conversion will be redeemed on the related date of redemption instead of converted on the Change of Control Conversion Date.

Except as provided above in connection with a Change of Control, the series G preferred stock is not convertible into or exchangeable for any other securities or property.

Transfer Agent and Registrar

The transfer agent and registrar for the company’s series G preferred stock is American Stock Transfer & Trust Company, LLC.

7.375% Series H Cumulative Redeemable Preferred Stock

General

The company’s board of directors and a duly authorized committee thereof approved articles supplementary, a copy of which has been previously filed with the SEC and which is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part, creating the series H preferred stock as a series of the company’s preferred stock, designated as the 7.375% Series H Cumulative Redeemable Preferred Stock. The series H preferred stock is validly issued, fully paid and nonassessable.

The series H preferred stock is currently listed on the NYSE as “DLR Pr H”.

Ranking

The series H preferred stock ranks, with respect to dividend rights and rights upon the company’s liquidation, dissolution or winding-up:

•	senior to all classes or series of the common stock and to any other class or series of the company’s stock expressly designated as ranking junior to the series H preferred stock;

•

on parity with any class or series of the company’s stock expressly designated as ranking on parity with the series H preferred stock, including the company’s series C preferred stock, series G preferred stock, series I preferred stock and series J preferred stock; and

•	junior to any other class or series of the company’s stock expressly designated as ranking senior to the series H preferred stock.

Dividend Rate and Payment Date

Holders are entitled to receive cumulative cash dividends on the series H preferred stock from and including the date of original issue, payable quarterly in arrears on or about the last calendar day of March, June, September and December of each year, at the rate of 7.375% per annum of the $25.00 liquidation preference per share (equivalent to an annual amount of $1.84375 per share). Dividends on the series H preferred stock will accrue whether or not the company has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are authorized or declared.

Liquidation Preference

If the company liquidates, dissolves or winds up, holders of the series H preferred stock will have the right to receive $25.00 per share, plus accrued and unpaid dividends (whether or not earned or declared) up to but excluding the date of payment, before any payment is made to holders of the common stock and any other class or series of stock ranking junior to the series H preferred stock as to liquidation rights. The rights of holders of series H preferred stock to receive their liquidation preference will be subject to the proportionate rights of any other class or series of the company’s stock ranking on parity with the series H preferred stock as to liquidation.

Optional Redemption

The company may not redeem the series H preferred stock prior to March 26, 2019, except in limited circumstances to preserve the company’s status as a REIT and pursuant to the special optional redemption right described below. On and after March 26, 2019, the series H preferred stock will be redeemable at the company’s option, in whole or in part at any time or from time to time, for cash at a redemption price of $25.00 per share, plus accrued and unpaid dividends (whether or not authorized or declared) up to but excluding the redemption date. However, unless full cumulative dividends on the series H preferred stock for all past dividend periods have been, or contemporaneously are, paid or an amount in cash sufficient for the payment thereof is set apart by the company, no shares of series H preferred stock may be redeemed unless all outstanding shares of series H preferred stock are simultaneously redeemed; provided, that the foregoing restriction does not prevent the company from taking action necessary to preserve the company’s status as a REIT. Any partial redemption will be on a pro rata basis.

Special Optional Redemption

Upon the occurrence of a Change of Control (as defined below), the company may, at its option, redeem the series H preferred stock, in whole or in part within 120 days after the first date on which such Change of Control occurred, by paying $25.00 per share, plus any accrued and unpaid dividends to, but not including, the date of redemption. If, prior to the Change of Control Conversion Date (as defined below), the company exercises any of its redemption rights relating to the series H preferred stock (whether its optional redemption right or its special optional redemption right), the holders of series H preferred stock will not have the conversion right described below.

A “Change of Control” is when, after the original issuance of the series H preferred stock, the following have occurred and are continuing:

•

the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of stock of the company entitling that person to exercise more than 50% of the total voting power of all stock of the company entitled to vote generally in the election of the company’s directors (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and

•

following the closing of any transaction referred to in the bullet point above, neither the company nor the acquiring or surviving entity has a class of common securities (or American Depositary Receipts representing such securities) listed on the NYSE, the NYSE Amex or NASDAQ or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE Amex or NASDAQ.

No Maturity, Sinking Fund or Mandatory Redemption

The series H preferred stock has no stated maturity date and the company is not required to redeem the series H preferred stock at any time. Accordingly, the series H preferred stock will remain outstanding indefinitely, unless the company decides, at its option, to exercise its redemption right or, under circumstances where the holders of the series H preferred stock have a conversion right, such holders decide to convert the series H preferred stock into the company’s common stock. The series H preferred stock is not subject to any sinking fund.

Voting Rights

Holders of series H preferred stock generally have no voting rights. However, if the company is in arrears on dividends on the series H preferred stock for six or more quarterly periods, whether or not consecutive, holders of the series H preferred stock (voting together as a class with the holders of all other classes or series of parity preferred stock upon which like voting rights have been conferred and are exercisable) will be entitled to vote at a special meeting called upon the written request of at least 10% of such holders or at the company’s next annual meeting and each subsequent annual meeting of stockholders for the election of two additional directors to serve on the company’s board of directors until all unpaid dividends with respect to the series H preferred stock and any other class or series of parity preferred stock have been paid or declared and a sum sufficient for the payment thereof set aside for payment. In addition, the company may not make certain material and adverse changes to the terms of the series H preferred stock without the affirmative vote of the holders of at least two-thirds of the outstanding shares of series H preferred stock and all other shares of any class or series ranking on parity with the series H preferred stock that are entitled to similar voting rights (voting together as a single class).

Conversion

Upon the occurrence of a Change of Control, each holder of series H preferred stock will have the right (unless, prior to the Change of Control Conversion Date, the company has provided or provides notice of its election to redeem the series H preferred stock) to convert some or all of the series H preferred stock held by such holder on the date the series of H preferred stock is to be converted, which we refer to as the Change of Control Conversion Date, into a number of shares of the company’s common stock per share of series H preferred stock to be converted equal to the lesser of:

•

the quotient obtained by dividing (i) the sum of the $25.00 liquidation preference plus the amount of any accrued and unpaid dividends to, but not including, the Change of Control Conversion Date (unless the Change of Control Conversion Date is after a record date for a series H preferred stock dividend payment and prior to the corresponding series H preferred stock dividend payment date, in which case no additional amount for such accrued and unpaid dividends will be included in this sum) by (ii) the Common Stock Price (as defined below); and

•	0.9632 (i.e., the Share Cap), subject to certain adjustments;

subject, in each case, to provisions for the receipt of alternative consideration as described in the articles supplementary relating to the Series H preferred stock.

The “Common Stock Price” will be (i) if the consideration to be received in the Change of Control by the holders of the company’s common stock is solely cash, the amount of cash consideration per share of the company’s common stock or (ii) if the consideration to be received in the Change of Control by holders of the company’s common stock is other than solely cash (x) the average of the closing sale prices per share of the company’s common stock (or, if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) for the ten consecutive trading days immediately preceding, but not including, the effective date of the Change of Control as reported on the principal U.S. securities exchange on which the company’s common stock is then traded, or (y) the average of the last quoted bid prices for the company’s common stock in the over-the-counter market as reported by Pink Sheets LLC or similar organization for the ten consecutive trading days immediately preceding, but not including, the effective date of the Change of Control, if the company’s common stock is not then listed for trading on a U.S. securities exchange.

If, prior to the Change of Control Conversion Date, the company has provided or provides a redemption notice, whether pursuant to its special optional redemption right in connection with a Change of Control or its optional redemption right, holders of series H preferred stock will not have any right to convert the series H preferred stock into shares of the company’s common stock in connection with the Change of Control and any shares of series H preferred stock selected for redemption that have been tendered for conversion will be redeemed on the related date of redemption instead of converted on the Change of Control Conversion Date.

Except as provided above in connection with a Change of Control, the series H preferred stock is not convertible into or exchangeable for any other securities or property.

Transfer Agent and Registrar

The transfer agent and registrar for the company’s series H preferred stock is American Stock Transfer & Trust Company, LLC.

6.350% Series I Cumulative Redeemable Preferred Stock

General

The company’s board of directors and a duly authorized committee thereof approved articles supplementary, a copy of which has been previously filed with the SEC and which is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part, creating the series I preferred stock as a series of the company’s preferred stock, designated as the 6.350% Series I Cumulative Redeemable Preferred Stock. The series I preferred stock is validly issued, fully paid and nonassessable.

The series I preferred stock is currently listed on the NYSE as “DLR Pr I”.

Ranking

The series I preferred stock ranks, with respect to dividend rights and rights upon the company’s liquidation, dissolution or winding-up:

•	senior to all classes or series of the common stock and to any other class or series of the company’s stock expressly designated as ranking junior to the series I preferred stock;

•

on parity with any class or series of the company’s stock expressly designated as ranking on parity with the series I preferred stock, including the company’s series C preferred stock, G preferred stock, series H preferred stock and series J preferred stock; and

•	junior to any other class or series of the company’s stock expressly designated as ranking senior to the series I preferred stock.

Dividend Rate and Payment Date

Holders are entitled to receive cumulative cash dividends on the series I preferred stock from and including the date of original issue, payable quarterly in arrears on or about the last calendar day of March, June, September and December of each year, at the rate of 6.350% per annum of the $25.00 liquidation preference per share (equivalent to an annual amount of $1.5875 per share). Dividends on the series I preferred stock will accrue whether or not the company has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are authorized or declared.

Liquidation Preference

If the company liquidates, dissolves or winds up, holders of the series I preferred stock will have the right to receive $25.00 per share, plus accrued and unpaid dividends (whether or not earned or declared) up to but excluding the date of payment, before any payment is made to holders of the common stock and any other class or series of stock ranking junior to the series I preferred stock as to liquidation rights. The rights of holders of series I preferred stock to receive their liquidation preference will be subject to the proportionate rights of any other class or series of the company’s stock ranking on parity with the series I preferred stock as to liquidation.

Optional Redemption

The company may not redeem the series I preferred stock prior to August 24, 2020, except in limited circumstances to preserve the company’s status as a REIT and pursuant to the special optional redemption right described below. On and after August 24, 2020, the series I preferred stock will be redeemable at the company’s option, in whole or in part at any time or from time to time, for cash at a redemption price of $25.00 per share, plus accrued and unpaid dividends (whether or not authorized or declared) up to but excluding the redemption date. However, unless full cumulative dividends on the series I preferred stock for all past dividend periods have been, or contemporaneously are, paid or an amount in cash sufficient for the payment thereof is set apart by the company, no shares of series I preferred stock may be redeemed unless all outstanding shares of series I preferred stock are simultaneously redeemed; provided, that the foregoing restriction does not prevent the company from taking action necessary to preserve the company’s status as a REIT. Any partial redemption will be on a pro rata basis.

Special Optional Redemption

Upon the occurrence of a Change of Control (as defined below), the company may, at its option, redeem the series I preferred stock, in whole or in part within 120 days after the first date on which such Change of Control occurred, by paying $25.00 per share, plus any accrued and unpaid dividends to, but not including, the date of redemption. If, prior to the Change of Control Conversion Date (as defined below), the company exercises any of its redemption rights relating to the series I preferred stock (whether its optional redemption right or its special optional redemption right), the holders of series I preferred stock will not have the conversion right described below.

A “Change of Control” is when, after the original issuance of the series I preferred stock, the following have occurred and are continuing:

•	the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of stock of the company entitling that person to exercise more than 50% of the total voting power of all stock of the company entitled to vote generally in the election of the company’s directors (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and

•

following the closing of any transaction referred to in the bullet point above, neither the company nor the acquiring or surviving entity has a class of common securities (or American Depositary Receipts representing such securities) listed on the NYSE, the NYSE Amex or NASDAQ or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE Amex or NASDAQ.

No Maturity, Sinking Fund or Mandatory Redemption

The series I preferred stock has no stated maturity date and the company is not required to redeem the series I preferred stock at any time. Accordingly, the series I preferred stock will remain outstanding indefinitely, unless the company decides, at its option, to exercise its redemption right or, under circumstances where the holders of the series I preferred stock have a conversion right, such holders decide to convert the series I preferred stock into the company’s common stock. The series I preferred stock is not subject to any sinking fund.

Voting Rights

Holders of series I preferred stock generally have no voting rights. However, if the company is in arrears on dividends on the series I preferred stock for six or more quarterly periods, whether or not consecutive, holders of the series I preferred stock (voting together as a class with the holders of all other classes or series of parity preferred stock upon which like voting rights have been conferred and are exercisable) will be entitled to vote at a special meeting called upon the written request of at least 10% of such holders or at the company’s next annual meeting and each subsequent annual meeting of stockholders for the election of two additional directors to serve on the company’s board of directors until all unpaid dividends with respect to the series I preferred stock and any other class or series of parity preferred stock have been paid or declared and a sum sufficient for the payment thereof set aside for payment. In addition, the company may not make certain material and adverse changes to the terms of the series I preferred stock without the affirmative vote of the holders of at least two-thirds of the outstanding shares of series I preferred stock and all other shares of any class or series ranking on parity with the series I preferred stock that are entitled to similar voting rights (voting together as a single class).

Conversion

Upon the occurrence of a Change of Control, each holder of series I preferred stock will have the right (unless, prior to the Change of Control Conversion Date, the company has provided or provides notice of its election to redeem the series I preferred stock) to convert some or all of the series I preferred stock held by such holder on the date the series of I preferred stock is to be converted, which we refer to as the Change of Control Conversion Date, into a number of shares of the company’s common stock per share of series I preferred stock to be converted equal to the lesser of:

•

the quotient obtained by dividing (i) the sum of the $25.00 liquidation preference plus the amount of any accrued and unpaid dividends to, but not including, the Change of Control Conversion Date (unless the Change of Control Conversion Date is after a record date for a series I preferred stock dividend payment and prior to the corresponding series I preferred stock dividend payment date, in which case no additional amount for such accrued and unpaid dividends will be included in this sum) by (ii) the Common Stock Price (as defined below); and

•	0.76231 (i.e., the Share Cap), subject to certain adjustments;

subject, in each case, to provisions for the receipt of alternative consideration as described in the articles supplementary relating to the Series I preferred stock.

The “Common Stock Price” will be (i) if the consideration to be received in the Change of Control by the holders of the company’s common stock is solely cash, the amount of cash consideration per share of the company’s common stock or (ii) if the consideration to be received in the Change of Control by holders of the company’s common stock is other than solely cash (x) the average of the closing sale prices per share of the company’s common stock (or, if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) for the ten consecutive trading days immediately preceding, but not including, the effective date of the Change of Control as reported on the principal U.S. securities exchange on which the company’s common stock is then traded, or (y) the average of the last quoted bid prices for the company’s common stock in the over-the-counter market as reported by Pink Sheets LLC or similar organization for the ten consecutive trading days immediately preceding, but not including, the effective date of the Change of Control, if the company’s common stock is not then listed for trading on a U.S. securities exchange.

If, prior to the Change of Control Conversion Date, the company has provided or provides a redemption notice, whether pursuant to its special optional redemption right in connection with a Change of Control or its optional redemption right, holders of series I preferred stock will not have any right to convert the series I preferred stock into shares of the company’s common stock in connection with the Change of Control and any shares of series I preferred stock selected for redemption that have been tendered for conversion will be redeemed on the related date of redemption instead of converted on the Change of Control Conversion Date.

Except as provided above in connection with a Change of Control, the series I preferred stock is not convertible into or exchangeable for any other securities or property.

Transfer Agent and Registrar

The transfer agent and registrar for the company’s series I preferred stock is American Stock Transfer & Trust Company, LLC.

5.250% Series J Cumulative Redeemable Preferred Stock

General

The company’s board of directors and a duly authorized committee thereof approved articles supplementary, a copy of which has been previously filed with the SEC and which is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part, creating the series J preferred stock as a series of the company’s preferred stock, designated as the 5.250% Series J Cumulative Redeemable Preferred Stock. The following description of the series J preferred stock is qualified in its entirety by reference to such articles supplementary and the company’s charter. The series J preferred stock is validly issued, fully paid and nonassessable.

The series J preferred stock is currently listed on the NYSE as “DLR Pr J”.

Ranking

The series J preferred stock ranks, with respect to dividend rights and rights upon the company’s liquidation, dissolution or winding-up:

•	senior to all classes or series of the common stock and to any other class or series of stock expressly designated as ranking junior to the series J preferred stock;

•

on parity with any class or series of stock expressly designated as ranking on parity with the series J preferred stock, including the series C preferred stock, series G preferred stock, series H preferred stock and series I preferred stock; and

•	junior to any other class or series of stock expressly designated as ranking senior to the series J preferred stock.

Dividend Rate and Payment Date

Holders are entitled to receive cumulative cash dividends on the series J preferred stock from and including the date of original issue, payable quarterly in arrears on or about the last calendar day of March, June, September and December of each year, at the rate of 5.250% per annum of the $25.00 liquidation preference per share (equivalent to an annual amount of $1.3125 per share). Dividends on the series J preferred stock will accrue whether or not DLR has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are authorized or declared.

Liquidation Preference

In the event of a liquidation, dissolution or winding up, holders of the series J preferred stock will have the right to receive $25.00 per share, plus accrued and unpaid dividends (whether or not earned or declared) up to but excluding the date of payment, before any payment is made to holders of the common stock and any other class or series of stock ranking junior to the series J preferred stock as to liquidation rights. The rights of holders of series J preferred stock to receive their liquidation preference will be subject to the proportionate rights of any other class or series of stock ranking on parity with the series J preferred stock as to liquidation.

Optional Redemption

The series J preferred stock may not be redeemed prior to August 7, 2022, except in limited circumstances to preserve the company’s status as a REIT and pursuant to the special optional redemption right described below. On and after August 7, 2022, the series J preferred stock will be redeemable at the company’s option, in whole or in part at any time or from time to time, for cash at a redemption price of $25.00 per share, plus accrued and unpaid dividends (whether or not authorized or declared) up to but excluding the redemption date. However, unless full cumulative dividends on the series J preferred stock for all past dividend periods have been, or contemporaneously are, paid or an amount in cash sufficient for the payment thereof is set apart, no shares of series J preferred stock may be redeemed unless all outstanding shares of series J preferred stock are simultaneously redeemed; provided, that the foregoing restriction does not prevent the company from taking action necessary to preserve its status as a REIT. Any partial redemption will be on a pro rata basis.

Special Optional Redemption

Upon the occurrence of a Change of Control, the company may, at its option, redeem the series J preferred stock, in whole or in part within 120 days after the first date on which such Change of Control occurred, by paying $25.00 per share, plus any accrued and unpaid dividends to, but not including, the date of redemption. If, prior to the Change of Control Conversion Date (as defined below), the company exercises any of its redemption rights relating to the series J preferred stock (whether its optional redemption right or its special optional redemption right), the holders of series J preferred stock will not have the conversion right described below.

A “Change of Control” is when, after the original issuance of the series I preferred stock, the following have occurred and are continuing:

•

the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of stock of the company entitling that person to exercise more than 50% of the total voting power of all stock of the company entitled to vote generally in the election of the company’s directors (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and

•

following the closing of any transaction referred to in the bullet point above, neither the company nor the acquiring or surviving entity has a class of common securities (or American Depositary Receipts representing such securities) listed on the NYSE, the NYSE Amex or NASDAQ or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE Amex or NASDAQ.

No Maturity, Sinking Fund or Mandatory Redemption

The series J preferred stock has no stated maturity date and the company is not required to redeem the series J preferred stock at any time. Accordingly, the series J preferred stock will remain outstanding indefinitely, unless the company decides, at its option, to exercise its redemption right or, under circumstances where the holders of the series J preferred stock have a conversion right, such holders decide to convert the series J preferred stock into common stock. The series J preferred stock is not subject to any sinking fund.

Voting Rights

Holders of series J preferred stock generally have no voting rights. However, if the company is in arrears on dividends on the series J preferred stock for six or more quarterly periods, whether or not consecutive, holders of the series J preferred stock (voting together as a class with the holders of all other classes or series of parity preferred stock upon which like voting rights have been conferred and are exercisable) will be entitled to vote at a special meeting called upon the written request of at least 10% of such holders or at the next annual meeting of stockholders and each subsequent annual meeting of stockholders for the election of two additional directors to serve on the company’s board of directors until all unpaid dividends with respect to the series J preferred stock and any other class or series of parity preferred stock have been paid or declared and a sum sufficient for the payment thereof set aside for payment. In addition, the company may not make certain material and adverse changes to the terms of the series J preferred stock without the affirmative vote of the holders of at least two-thirds of the outstanding shares of series J preferred stock and all other shares of any class or series ranking on parity with the series J preferred stock that are entitled to similar voting rights (voting together as a single class).

Conversion

Upon the occurrence of a Change of Control, each holder of series J preferred stock will have the right (unless, prior to the Change of Control Conversion Date, the company has provided or provides notice of its election to redeem the series J preferred stock) to convert some or all of the series J preferred stock held by such holder on the date the series of J preferred stock is to be converted, which we refer to as the Change of Control Conversion Date, into a number of shares of common stock per share of series J preferred stock to be converted equal to the lesser of:

•

the quotient obtained by dividing (i) the sum of the $25.00 liquidation preference plus the amount of any accrued and unpaid dividends to, but not including, the Change of Control Conversion Date (unless the Change of Control Conversion Date is after a record date for a series J preferred stock dividend payment and prior to the corresponding series J preferred stock dividend payment date, in which case no additional amount for such accrued and unpaid dividends will be included in this sum) by (ii) the Common Stock Price (as defined below); and

•	0.42521 (i.e., the Share Cap), subject to certain adjustments;

subject, in each case, to provisions for the receipt of alternative consideration as described in the articles supplementary relating to the Series J preferred stock.

The “Common Stock Price” will be (i) if the consideration to be received in the Change of Control by the holders of common stock is solely cash, the amount of cash consideration per share of common stock or (ii) if the consideration to be received in the Change of Control by holders of common stock is other than solely cash (x) the average of the closing sale prices per share of the common stock (or, if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) for the ten consecutive trading days immediately preceding, but not including, the effective date of the Change of Control as reported on the principal U.S. securities exchange on which the common stock is then traded, or (y) the average of the last quoted bid prices for the DLR’s common stock in the over-the-counter market as reported by Pink Sheets LLC or similar organization for the ten consecutive trading days immediately preceding, but not including, the effective date of the Change of Control, if the common stock is not then listed for trading on a U.S. securities exchange.

If, prior to the Change of Control Conversion Date, the company has provided or provides a redemption notice, whether pursuant to its special optional redemption right in connection with a Change of Control or its optional redemption right, holders of series J preferred stock will not have any right to convert the series J preferred stock into shares of the company’s common stock in connection with the Change of Control and any shares of series J preferred stock selected for redemption that have been tendered for conversion will be redeemed on the related date of redemption instead of converted on the Change of Control Conversion Date.

Except as provided above in connection with a Change of Control, the series J preferred stock is not convertible into or exchangeable for any other securities or property.

Transfer Agent and Registrar

The transfer agent and registrar for the series J preferred stock is American Stock Transfer & Trust Company, LLC.

DESCRIPTION OF DEPOSITARY SHARES

The company may, at its option, elect to offer depositary shares rather than full shares of preferred stock. Each depositary share will represent ownership of and entitlement to all rights and preferences of a fraction of a share of preferred stock of a specified series (including dividend, voting, redemption and liquidation rights). The applicable fraction will be specified in a prospectus supplement. The shares of preferred stock represented by the depositary shares will be deposited with a depositary named in the applicable prospectus supplement, under a deposit agreement, among the company, the depositary and the holders of the certificates evidencing depositary shares, or depositary receipts. Depositary receipts will be delivered to those persons purchasing depositary shares in the offering. The depositary will be the transfer agent, registrar and dividend disbursing agent for the depositary shares. Holders of depositary receipts agree to be bound by the deposit agreement, which requires holders to take certain actions such as filing proof of residence and paying certain charges.

The summary of the terms of the depositary shares contained in this prospectus shall apply unless otherwise specified on a supplement to this prospectus. This summary, as modified by any supplement to this prospectus, does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the deposit agreement, the company’s charter and the form of articles supplementary for the applicable series of preferred stock.

Dividends

The depositary will distribute all cash dividends or other cash distributions received in respect of the series of preferred stock represented by the depositary shares to the record holders of depositary receipts in proportion to the number of depositary shares owned by such holders on the relevant record date, which will be the same date as the record date fixed by the company for the applicable series of preferred stock. The depositary, however, will distribute only such amount as can be distributed without attributing to any depositary share a fraction of one cent, and any balance not so distributed will be added to and treated as part of the next sum received by the depositary for distribution to record holders of depositary receipts then outstanding.

In the event of a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary receipts entitled thereto, in proportion, as nearly as may be practicable, to the number of depositary shares owned by such holders on the relevant record date, unless the depositary determines (after consultation with the company) that it is not feasible to make such distribution, in which case the depositary may (with the company’s approval) adopt any other method for such distribution as it deems equitable and appropriate, including the sale of such property (at such place or places and upon such terms as it may deem equitable and appropriate) and distribution of the net proceeds from such sale to such holders.

Liquidation Preference

In the event of the liquidation, dissolution or winding up of the affairs of the company, whether voluntary or involuntary, the holders of each depositary share will be entitled to the fraction of the liquidation preference accorded each share of the applicable series of preferred stock as set forth in the applicable prospectus supplement.

Redemption

If the series of preferred stock represented by the applicable series of depositary shares is redeemable, such depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption, in whole or in part, of preferred stock held by the depositary. Whenever the company redeems any preferred stock held by the depositary, the depositary will redeem as of the same redemption date the number of depositary shares representing the preferred stock so redeemed. The depositary will mail the notice of redemption promptly upon receipt of such notice from the company and not less than 30 nor more than 60 days prior to the date fixed for redemption of the preferred stock and the depositary shares to the record holders of the depositary receipts.

Voting

Promptly upon receipt of notice of any meeting at which the holders of the series of preferred stock represented by the applicable series of depositary shares are entitled to vote, the depositary will mail the information contained in such notice of meeting to the record holders of the depositary receipts as of the record date for such meeting. Each such record holder of depositary receipts will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the number of shares of preferred stock represented by such record holder’s depositary shares. The depositary will endeavor, insofar as practicable, to vote such preferred stock represented by such depositary shares in accordance with such instructions, and the company will agree to take all action which may be deemed necessary by the depositary in order to enable the depositary to do so. The depositary will abstain from voting any of the preferred stock to the extent that it does not receive specific instructions from the holders of depositary receipts.

Withdrawal of Preferred Stock

Upon surrender of depositary receipts at the principal office of the depositary and payment of any unpaid amount due the depositary, and subject to the terms of the deposit agreement, the owner of the depositary shares evidenced thereby is entitled to delivery of the number of whole shares of preferred stock and all money and other property, if any, represented by such depositary shares. Partial shares of preferred stock will not be issued. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of preferred stock to be withdrawn, the depositary will deliver to such holder at the same time a new depositary receipt evidencing such excess number of depositary shares. Holders of preferred stock thus withdrawn will not thereafter be entitled to deposit such shares under the deposit agreement or to receive depositary receipts evidencing depositary shares therefor.

Amendment and Termination of Deposit Agreement

The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time and from time to time be amended by agreement between the company and the depositary. However, any amendment which materially and adversely alters the rights of the holders (other than any change in fees) of depositary shares will not be effective unless such amendment has been approved by at least a majority of the depositary shares then outstanding. No such amendment may impair the right, subject to the terms of the deposit agreement, of any owner of any depositary shares to surrender the depositary receipt evidencing such depositary shares with instructions to the depositary to deliver to the holder the preferred stock and all money and other property, if any, represented thereby, except in order to comply with mandatory provisions of applicable law.

The deposit agreement will be permitted to be terminated by the company upon not less than 30 days prior written notice to the applicable depositary if (i) such termination is necessary to preserve the company’s status as a REIT or (ii) a majority of each series of preferred stock affected by such termination consents to such termination, whereupon such depositary will be required to deliver or make available to each holder of depositary receipts, upon surrender of the depositary receipts held by such holder, such number of whole or fractional shares of preferred stock as are represented by the depositary shares evidenced by such depositary receipts together with any other property held by such depositary with respect to such depositary receipts. The company will agree that if the deposit agreement is terminated to preserve the company’s status as a REIT, then it will use its best efforts to list the preferred stock issued upon surrender of the related depositary shares on a national securities exchange. In addition, the deposit agreement will automatically terminate if (i) all outstanding depositary shares thereunder shall have been redeemed, (ii) there shall have been a final distribution in respect of the related preferred stock in connection with any liquidation, dissolution or winding-up of the company and such distribution shall have been distributed to the holders of depositary receipts evidencing the depositary shares representing such preferred stock or (iii) each share of the related preferred stock shall have been converted into stock of the company not so represented by depositary shares.

Charges of Depositary

The company will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. The company will pay charges of the depositary in connection with the initial deposit of the preferred stock and initial issuance of the depositary shares, and redemption of the preferred stock and all withdrawals of preferred stock by owners of depositary shares. Holders of depositary receipts will pay transfer, income and other taxes and governmental charges and certain other charges as are provided in the deposit agreement to be for their accounts. In certain circumstances, the depositary may refuse to transfer depositary shares, may withhold dividends and distributions and sell the depositary shares evidenced by such depositary receipt if such charges are not paid. The applicable prospectus supplement will include information with respect to fees and charges, if any, in connection with the deposit or substitution of the underlying securities, the receipt and distribution of dividends, the sale or exercise of rights, the withdrawal of the underlying security, and the transferring, splitting or grouping of receipts. The applicable prospectus supplement will also include information with respect to the right to collect the fees and charges, if any, against dividends received and deposited securities.

Miscellaneous

The depositary will forward to the holders of depositary receipts all notices, reports and proxy soliciting material from the company which are delivered to the depositary and which the company is required to furnish to the holders of the preferred stock. In addition, the depositary will make available for inspection by holders of depositary receipts at the principal office of the depositary, and at such other places as it may from time to time deem advisable, any notices, reports and proxy soliciting material received from the company which are received by the depositary as the holder of preferred stock. The applicable prospectus supplement will include information about the rights, if any, of holders of receipts to inspect the transfer books of the depositary and the list of holders of receipts.

Neither the depositary nor the company assumes any obligation or will be subject to any liability under the deposit agreement to holders of depositary receipts other than for its negligence or willful misconduct. Neither the depositary nor the company will be liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the deposit agreement. The obligations of the company and the depositary under the deposit agreement will be limited to performance in good faith of their duties thereunder, and they will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. The company and the depositary may rely on written advice of counsel or accountants, on information provided by holders of the depositary receipts or other persons believed in good faith to be competent to give such information and on documents believed to be genuine and to have been signed or presented by the proper party or parties.

In the event the depositary shall receive conflicting claims, requests or instructions from any holders of depositary receipts, on the one hand, and the company, on the other hand, the depositary shall be entitled to act on such claims, requests or instructions received from the company.

Resignation and Removal of Depositary

The depositary may resign at any time by delivering to us notice of its election to do so, and the company may at any time remove the depositary, any such resignation or removal to take effect upon the appointment of a successor depositary and its acceptance of such appointment. Such successor depositary must be appointed within 60 days after delivery of the notice for resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $150,000,000.

DESCRIPTION OF WARRANTS

The company may issue warrants for the purchase of the common stock, preferred stock or depositary shares of Digital Realty Trust, Inc., and may issue warrants independently or together with common stock, preferred stock, depositary shares or debt securities or attached to or separate from such securities. The company will issue each series of warrants under a separate warrant agreement, and may appoint a bank or trust company as warrant agent, all as specified in the applicable prospectus supplement. Any warrant agent will act solely as the company’s agent in connection with the warrants and will not act for or on behalf of warrant holders.

The following sets forth certain general terms and provisions of the warrants that may be offered under this registration statement. Further terms of the warrants and applicable warrant agreements will be set forth in the applicable prospectus supplement.

The applicable prospectus supplement will describe the terms of the warrants in respect of which this prospectus is being delivered, including, where applicable, the following:

•	the title of such warrants;

•	the aggregate number of such warrants outstanding;

•	the price or prices at which such warrants will be issued;

•	the type and number of securities purchasable upon exercise of such warrants;

•	the designation and terms of the other securities, if any, with which such warrants are issued and the number of such warrants issued with each such offered security;

•	the date, if any, on and after which such warrants and the related securities will be separately transferable;

•	the price at which each security purchasable upon exercise of such warrants may be purchased;

•	the provisions, if any, for changes to or adjustments in the exercise price;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	the minimum or maximum amount of such warrants that may be exercised at any one time;

•	information with respect to book-entry procedures, if any;

•	any anti-dilution protection;

•	a discussion of certain material U.S. federal income tax considerations; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the transferability, exercise and exchange of such warrants.

Warrant certificates will be exchangeable for new warrant certificates of different denominations and warrants may be exercised at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement. Prior to the exercise of their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise or to any dividend payments or voting rights, as applicable, as to which holders of the shares of the common stock or preferred stock purchasable upon such exercise may be entitled.

Each warrant will entitle the holder to purchase for cash such number of shares of common stock, shares of preferred stock, or depository shares, at such exercise price as shall, in each case, be set forth, or be determinable as set forth, in the applicable prospectus supplement relating to the warrants offered thereby. Unless otherwise specified in the applicable prospectus supplement, warrants may be exercised at any time up to 5:00 p.m. New York City time on the expiration date set forth in applicable prospectus supplement. After 5:00 p.m. New York City time on the expiration date, unexercised warrants will be void.

Warrants may be exercised as set forth in the applicable prospectus supplement relating to the warrants. Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, the company will, as soon as practicable, forward the securities purchasable upon such exercise. If less than all of the warrants are presented by such warrant certificate of exercise, a new warrant certificate will be issued for the remaining amount of warrants.

DESCRIPTION OF DEBT SECURITIES AND RELATED GUARANTEES

The following is a description of the general terms and provisions of our operating partnership’s debt securities and related guarantees by Digital Realty Trust, Inc., if applicable. When our operating partnership offers to sell a particular series of debt securities, we will describe the specific terms of the series in a supplement to this prospectus, including the terms of any related guarantees by Digital Realty Trust, Inc. and the terms, if any, on which a series of debt securities may be convertible into or exchangeable for other securities. We will also indicate in the prospectus supplement whether the general terms and provisions described in this prospectus apply to a particular series of debt securities. To the extent the information contained in the prospectus supplement differs from this summary description, you should rely on the information in the prospectus supplement.

The debt securities may be offered in the form of either senior debt securities or subordinated debt securities. Unless otherwise specified in a prospectus supplement, the debt securities will be the direct, unsecured obligations of Digital Realty Trust, L.P., and will rank equally in right of payment with all of Digital Realty Trust, L.P.’s other unsecured and unsubordinated indebtedness. The debt securities that are sold may be exchangeable for and/or convertible into common stock or any of the other securities that may be sold under this prospectus.

Unless otherwise specified in a prospectus supplement, the debt securities will be issued under an indenture between us and Wells Fargo Bank, National Association, as trustee, or the trustee. We have summarized select portions of the indenture below. The summary is not complete. We have filed the indenture as an exhibit to the registration statement of which this prospectus is a part, and you should read the indenture and our debt securities carefully for provisions that may be important to you. Capitalized terms used in the summary and not defined in this prospectus have the meaning specified in the indenture.

General

The terms of each series of debt securities will be established by or pursuant to a resolution of the company’s board of directors and set forth or determined in the manner provided in an officer’s certificate or by a supplemental indenture. The particular terms of each series of debt securities will be described in a prospectus supplement relating to such series, including any pricing supplement.

Unless otherwise specified in a prospectus supplement, the indenture will designate Wells Fargo Bank, National Association as the trustee for the indenture with respect to one or more series of our operating partnership’s debt securities and related guarantees of our company, if applicable. Wells Fargo Bank, National Association, or any other specified trustee, may resign or be removed with respect to one or more series of our debt securities, and a successor trustee may be appointed to act with respect to that series.

Unless otherwise specified in a supplement to this prospectus, the debt securities will be our operating partnership’s direct, unsecured obligations and will rank equally with all of its other unsecured and unsubordinated indebtedness, and may be fully and unconditionally guaranteed by the company. We can issue an unlimited amount of our operating partnership’s debt securities under the indenture that may be in one or more series with the same or various maturities, at par, at a premium, or at a discount. We will set forth in a prospectus supplement, including any pricing supplement, relating to any series of debt securities being offered, the aggregate principal amount and the following terms of such series of debt securities, to the extent applicable:

•	the title of the series (which shall distinguish the debt securities of that particular series from the debt securities of any other series);

•	the price or prices (expressed as a percentage of the principal amount thereof) at which the debt securities of the series will be issued;

•

any limit on the aggregate principal amount of the debt securities of the series that may be authenticated and delivered under the indenture (except for debt securities authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other debt securities of the series pursuant to the indenture);

•	the date or dates on which the principal of the debt securities of the series is payable;

•

the rate or rates (which may be fixed or variable) per annum or, if applicable, the method used to determine such rate or rates (including, but not limited to, any commodity, commodity index, stock exchange index or financial index) at which the debt securities of the series shall bear interest, if any, the date or dates from which such interest, if any, shall accrue, the date or dates on which interest, if any, shall commence and be payable and any regular record date for the interest payable on any interest payment date;

•

the place or places where principal of, and premium, if any, and interest, if any, on the debt securities shall be payable and the method of such payment, if by wire transfer, mail or other means, and the place or places where debt securities may be surrendered for registration of transfer or exchange and where notices or demands to or upon us relating to debt securities and the indenture may be served;

•

if applicable, the period or periods within which, the price or prices at which and the terms and conditions upon which the debt securities of the series may be redeemed, in whole or in part, at our option;

•

the obligation, if any, by us to redeem or purchase the debt securities of the series pursuant to any sinking fund or analogous provisions or at the option of a holder thereof and the period or periods within which, the price or prices at which, the currency or currencies in which and the other terms and conditions upon which debt securities of the series shall be redeemed or purchased, in whole or in part, pursuant to such obligation;

•

the dates, if any, on which and the price or prices at which the debt securities of the series will be repurchased by us at the option of the holders thereof and other detailed terms and provisions of such repurchase obligations;

•	if other than denominations of $1,000 and any integral multiple thereof, the denominations in which the debt securities shall be issuable;

•	the forms of the debt securities of the series and whether the debt securities will be issuable as global securities;

•

if other than the principal amount thereof, the portion of the principal amount of the debt securities of the series that shall be payable upon declaration of acceleration of the maturity thereof pursuant to the indenture;

•	the currency of denomination of the debt securities of the series, which may be in U.S. dollars or any foreign currency;

•	the designation of the currency, currencies or currency units in which payment of the principal of, and premium, if any, and interest, if any, on, the debt securities of the series will be made;

•

if payments of principal of, and premium, if any, and interest, if any, on, the debt securities of the series are to be made in one or more currencies or currency units other than that or those in which such debt securities are denominated, the manner in which the exchange rate with respect to such payments will be determined;

•

the manner in which the amounts of payment of principal of, premium, if any, or interest, if any, on the debt securities of the series will be determined, if such amounts may be determined by reference to an index based on a currency or currencies or by reference to a commodity, commodity index, stock exchange index or financial index;

•	the provisions, if any, relating to any security provided for the debt securities of the series or the guarantees, if any, thereof;

•

any addition to, change in or deletion from the events of default that apply to any debt securities of the series and any change in the right of the trustee or the requisite holders of such debt securities to declare the principal amount thereof due and payable pursuant to the indenture;

•	any addition to or change in the covenants described in this prospectus or in the indenture with respect to the debt securities of the series;

•

the depositaries, interest rate calculation agents, exchange rate calculation agents or other agents, if any, with respect to the debt securities of the series, if other than as described in this prospectus or the indenture;

•

the provisions, if any, relating to conversion of any debt securities of the series, including if applicable, the conversion price, the conversion period, the securities or other property into which such debt securities will be convertible, provisions as to whether conversion will be mandatory, at the option of the holders thereof or at our option, the events requiring an adjustment of the conversion price and provisions affecting conversion if such debt securities are redeemed;

•	whether the debt securities of the series will be senior debt securities or subordinated debt securities and, if applicable, the subordination terms thereof;

•

whether the debt securities of the series are entitled to the benefits of a guarantee pursuant to the indenture, the terms of such guarantee and whether any such guarantee is made on a senior or subordinated basis and, if applicable, the subordination terms of any such guarantee;

•	a discussion of additional material U.S. federal income tax consequences, if any, applicable to an investment in such debt securities; and

•	any other terms of the debt securities of the series (which terms may supplement, modify or delete any provision of the indenture insofar as it applies to such series).

In addition, the indenture does not limit our operating partnership’s ability to issue convertible or subordinated debt securities. Any conversion or subordination provisions of a particular series of debt securities will be set forth in the officer’s certificate or supplemental indenture related to that series of debt securities and will be described in the relevant prospectus supplement. Such terms may include provisions for conversion, either mandatory, at the option of the holder or at our option, in which case the number of shares of common stock, cash or other securities to be received by the holders of debt securities would be calculated as of a time and in the manner stated in the prospectus supplement.

We may issue debt securities of our operating partnership that provide for an amount less than their stated principal amount to be due and payable upon declaration of acceleration of their maturity pursuant to the terms of the indenture. We will provide you with information on the other special considerations applicable to any such debt securities in the applicable prospectus supplement.

If we denominate the purchase price of any of our operating partnership’s debt securities in a foreign currency or currencies or a foreign currency unit or units, or if the principal of and premium, if any, and interest, if any, on any series of debt securities is payable in a foreign currency or currencies or a foreign currency unit or units, we will provide you with information on the restrictions, elections, specific terms and other information with respect to that issue of debt securities and such foreign currency or currencies or foreign currency unit or units in the applicable prospectus supplement.

Transfer and Exchange

Each debt security will be represented by either one or more global securities registered in the name of The Depository Trust Company, as depositary, or a nominee (we will refer to any debt security represented by a global debt security as a “book-entry debt security”), or a certificate issued in definitive registered form (we will refer to any debt security represented by a certificated security as a “certificated debt security”) as set forth in the applicable prospectus supplement. Except as set forth under the heading “Global Debt Securities and Book-Entry System” below, book-entry debt securities will not be issuable in certificated form.

Certificated Debt Securities

You may transfer or exchange certificated debt securities at any office we designate for this purpose in accordance with the terms of the indenture. No service charge will be made for any transfer or exchange of certificated debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange.

You may effect the transfer of certificated debt securities and the right to receive the principal of, and premium and interest on, certificated debt securities only by surrendering the certificate representing those certificated debt securities and either reissuance by us or the trustee of the certificate to the new holder or the issuance by us or the trustee of a new certificate to the new holder.

Global Debt Securities and Book-Entry System

Each global debt security representing book-entry debt securities will be deposited with, or on behalf of, the depositary, and registered in the name of the depositary or a nominee of the depositary.

We will require the depositary to agree to follow the following procedures with respect to book-entry debt securities.

Ownership of beneficial interests in book-entry debt securities will be limited to persons who have accounts with the depositary for the related global debt security, which we refer to as participants, or persons who may hold interests through participants. Upon the issuance of a global debt security, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal amounts of the book-entry debt securities represented by such global debt security beneficially owned by such participants. The accounts to be credited will be designated by any dealers, underwriters or agents participating in the distribution of the book-entry debt securities. Ownership of book-entry debt securities will be shown on, and the transfer of such ownership interests will be effected only through, records maintained by the depositary for the related global debt security (with respect to interests of participants) and on the records of participants (with respect to interests of persons holding through participants). The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may impair the ability to own, transfer or pledge beneficial interests in book-entry debt securities.

So long as the depositary for a global debt security, or its nominee, is the registered owner of that global debt security, the depositary or its nominee, as the case may be, will be considered the sole owner or holder of the book-entry debt securities represented by such global debt security for all purposes under the indenture. Except as described below, beneficial owners of book-entry debt securities will not be entitled to have securities registered in their names, will not receive or be entitled to receive physical delivery of a certificate in definitive form representing securities and will not be considered the owners or holders of those securities under the indenture. Accordingly, each person beneficially owning book-entry debt securities must rely on the procedures of the depositary for the related global debt security and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the indenture.

We understand, however, that under existing industry practice, the depositary will authorize the persons on whose behalf it holds a global debt security to exercise certain rights of holders of debt securities, and the indenture provides that we, the trustee and our respective agents will treat as the holder of a debt security the persons specified in a written statement of the depositary with respect to that global debt security for purposes of obtaining any consents or directions required to be given by holders of the debt securities pursuant to the indenture.

We will make payments of principal of, and premium and interest on, book-entry debt securities to the depositary or its nominee, as the case may be, as the registered holder of the related global debt security. We, the trustee and any other agent of ours or agent of the trustee will not have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global debt security or for maintaining, supervising or reviewing any records relating to beneficial ownership interests.

We expect that the depositary, upon receipt of any payment of principal of, and premium or interest on, a global debt security, will immediately credit participants’ accounts with payments in amounts proportionate to the respective amounts of book-entry debt securities held by each participant as shown on the records of such depositary. We also expect that payments by participants to owners of beneficial interests in book-entry debt securities held through those participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers registered in “street name,” and will be the responsibility of those participants.

We will issue certificated debt securities in exchange for each global debt security if the depositary is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act and a successor depositary registered as a clearing agency under the Exchange Act is not appointed by us within 90 days. In addition, we may at any time and in our sole discretion determine not to have the book-entry debt securities of any series represented by one or more global debt securities and, in that event, will issue certificated debt securities in exchange for the global debt securities of that series. Any certificated debt securities issued in exchange for a global debt security will be registered in such name or names as the depositary shall instruct the trustee. We expect that such instructions will be based upon directions received by the depositary from participants with respect to ownership of book-entry debt securities relating to such global debt security.

We have obtained the foregoing information concerning the depositary and the depositary’s book-entry system from sources we believe to be reliable, but we take no responsibility for the accuracy of this information.

No Protection in the Event of a Change of Control

Unless we state otherwise in the applicable prospectus supplement, the debt securities will not contain any provisions that may afford holders of the debt securities protection in the event we have a change in control or in the event of a highly leveraged transaction (whether or not such transaction results in a change in control) that could adversely affect holders of debt securities.

Covenants

We will set forth in the applicable prospectus supplement any restrictive covenants applicable to any issue of debt securities.

Consolidation, Merger and Sale of Assets

Digital Realty Trust, L.P. and Digital Realty Trust, Inc. may consolidate with, or sell, lease or convey all or substantially all of their respective assets to, or merge with or into, any other entity, provided that the following conditions are met:

•

Digital Realty Trust, L.P. or Digital Realty Trust, Inc., as the case may be, shall be the continuing entity, or the successor entity (if other than Digital Realty Trust, L.P. or Digital Realty Trust, Inc., as the case may be) formed by or resulting from any consolidation or merger or which shall have received the transfer of assets shall expressly assume payment of the principal of and interest on all of the debt securities and the due and punctual performance and observance of all of the covenants and conditions in the indenture;

•

immediately after giving effect to the transaction, no Event of Default under the indenture, and no event which, after notice or the lapse of time, or both, would become an Event of Default, shall have occurred and be continuing; and

•	an officer’s certificate and legal opinion covering these conditions shall be delivered to the trustee.

Events of Default

Event of default means, with respect to any series of debt securities, any of the following:

•

default in the payment of any interest upon any debt security of that series when it becomes due and payable, and continuance of that default for a period of 30 days (unless the entire amount of the payment is deposited by us with the trustee or with a paying agent prior to the expiration of the 30-day period);

•	default in the payment of principal of or premium on any debt security of that series when due and payable;

•

default in the performance or breach of any other covenant or warranty by us in the indenture (other than a covenant or warranty that has been included in the indenture solely for the benefit of a series of debt securities other than that series), which default continues uncured for a period of 60 days after we receive written notice of such default from the trustee or we and the trustee receive written notice of such default from the holders of not less than a majority in principal amount of the outstanding debt securities of that series as provided in the indenture;

•	certain events of bankruptcy, insolvency or reorganization of our company; and

•	any other event of default provided with respect to debt securities of that series that is described in the applicable prospectus supplement accompanying this prospectus.

No event of default with respect to a particular series of debt securities (except as to certain events of bankruptcy, insolvency or reorganization) necessarily constitutes an event of default with respect to any other series of debt securities. The occurrence of an event of default may constitute an event of default under our bank credit agreements in existence from time to time. In addition, the occurrence of certain events of default or an acceleration under the indenture may constitute an event of default under certain of our other indebtedness outstanding from time to time.

If an event of default with respect to debt securities of any series at the time outstanding occurs and is continuing, then the trustee or the holders of not less than 25% of the principal amount of the outstanding debt securities of that series may, by a notice in writing to us (and to the trustee if given by the holders), declare to be due and payable immediately the principal (or, if the debt securities of that series are discount securities, that portion of the principal amount as may be specified in the terms of that series) of, and accrued and unpaid interest, if any, on all debt securities of that series. In the case of an event of default resulting from certain events of bankruptcy, insolvency or reorganization, the principal (or such specified amount) of and accrued and unpaid interest, if any, on all outstanding debt securities will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of outstanding debt securities. At any time after a declaration of acceleration with respect to debt securities of any series has been made, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in principal amount of the outstanding debt securities of that series may rescind and annul the acceleration if all events of default, other than the non-payment of accelerated principal and interest, if any, with respect to debt securities of that series, have been cured or waived as provided in the indenture. We refer you to the prospectus supplement relating to any series of debt securities that are discount securities for the particular provisions relating to acceleration of a portion of the principal amount of such discount securities upon the occurrence of an event of default.

The indenture provides that the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of outstanding debt securities, unless the trustee receives indemnity satisfactory to it against any loss, liability or expense. Subject to certain rights of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series.

No holder of any debt security of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture or for the appointment of a receiver or trustee, or for any remedy under the indenture, unless:

•	that holder has previously given to the trustee written notice of a continuing event of default with respect to debt securities of that series, and

•

the holders of at least a majority in principal amount of the outstanding debt securities of that series have made written request, and offered reasonable indemnity, to the trustee to institute the proceeding as trustee, and the trustee has not received from the holders of a majority in principal amount of the outstanding debt securities of that series a direction inconsistent with that request and has failed to institute the proceeding within 60 days.

Notwithstanding the foregoing, the holder of any debt security will have an absolute and unconditional right to receive payment of the principal of, premium and any interest on that debt security on or after the due dates expressed in that debt security and to institute suit for the enforcement of payment.

The indenture requires us, within 120 days after the end of our fiscal year, to furnish to the trustee a statement as to compliance with the indenture. The indenture provides that the trustee may withhold notice to the holders of debt securities of any series of any default or event of default (except in payment on any debt securities of that series) with respect to debt securities of that series if it in good faith determines that withholding notice is in the interest of the holders of those debt securities.

Modification and Waiver

We may modify and amend the indenture with the consent of the holders of at least a majority in principal amount of the outstanding debt securities of each series affected by the modifications or amendments. We may not make any modification or amendment without the consent of the holders of each affected debt security then outstanding if that amendment will:

•	reduce the amount of debt securities whose holders must consent to an amendment or waiver,

•	reduce the rate of or extend the time for payment of interest (including default interest) on any debt security,

•

reduce the principal of or premium on or change the fixed maturity of any debt security or reduce the amount of, or postpone the date fixed for, the payment of any sinking fund or analogous obligation with respect to any series of debt securities,

•	reduce the principal amount of discount securities payable upon acceleration of maturity,

•

waive a default in the payment of the principal of, premium or interest on any debt security (except a rescission of acceleration of the debt securities of any series by the holders of at least a majority in aggregate principal amount of the then outstanding debt securities of that series and a waiver of the payment default that resulted from such acceleration),

•	make the principal of or premium or interest on any debt security payable in currency other than that stated in the debt security,

•

make any change to certain provisions of the indenture relating to, among other things, the right of holders of debt securities to receive payment of the principal of, premium and interest on those debt securities and to institute suit for the enforcement of any such payment and to waivers or amendments, or

•	waive a redemption payment with respect to any debt security.

Except for certain specified provisions, the holders of at least a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all debt securities of that series waive our compliance with provisions of the indenture. The holders of a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all the debt securities of such series waive any past default under the indenture with respect to that series and its consequences, except a default in the payment of the principal of, or premium or any interest on, any debt security of that series; provided, however, that the holders of a majority in principal amount of the outstanding debt securities of any series may rescind an acceleration and its consequences, including any related payment default that resulted from the acceleration.

Defeasance of Debt Securities and Certain Covenants in Certain Circumstances

Legal Defeasance

The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, we may be discharged from any and all obligations in respect of the debt securities of any series (except for certain obligations to register the transfer or exchange of debt securities of such series, to replace stolen, lost or mutilated debt securities of such series, and to maintain paying agencies and certain provisions relating to the treatment of funds held by paying agents). We will be so discharged upon the deposit with the trustee, in trust, of money and/or U.S. government obligations or, in the case of debt securities denominated in a single currency other than U.S. dollars, foreign government obligations, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay and discharge each installment of principal, premium and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities.

This discharge may occur only if, among other things, we have delivered to the trustee an opinion of counsel stating that we have received from, or there has been published by, the United States Internal Revenue Service, or IRS, a ruling or, since the date of execution of the indenture, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the holders of the outstanding debt securities of that series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to U.S. federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge had not occurred.

Defeasance of Certain Covenants

The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, upon compliance with certain conditions:

•

we may omit to comply with the covenant described under the heading “Consolidation, Merger and Sale of Assets” and certain other covenants set forth in the indenture, as well as any additional covenants that may be set forth in the applicable prospectus supplement, and

•	any omission to comply with those covenants will not constitute a default or an event of default with respect to the debt securities of that series, or covenant defeasance.

The conditions include:

•

depositing with the trustee money and/or U.S. government obligations or, in the case of debt securities denominated in a single currency other than U.S. dollars, foreign government obligations, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay and discharge each installment of principal of, premium and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities, and

•

delivering to the trustee an opinion of counsel to the effect that the holders of the debt securities of that series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the deposit and related covenant defeasance and will be subject to U.S. federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit and related covenant defeasance had not occurred.

Covenant Defeasance and Events of Default

In the event we exercise our option to effect covenant defeasance with respect to any series of debt securities and the debt securities of that series are declared due and payable because of the occurrence of any event of default, the amount of money and/or U.S. government obligations or foreign government obligations on deposit with the trustee will be sufficient to pay amounts due on the debt securities of that series at the time of their stated maturity but may not be sufficient to pay amounts due on the debt securities of that series at the time of the acceleration resulting from the event of default. In such a case, we would remain liable for those payments.

“Foreign Government Obligations” means, with respect to debt securities of any series that are denominated in a currency other than U.S. dollars:

•

direct obligations of the government that issued or caused to be issued such currency for the payment of which obligations its full faith and credit is pledged which are not callable or redeemable at the option of the issuer thereof, or

•

obligations of a person controlled or supervised by or acting as an agency or instrumentality of that government the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by that government which are not callable or redeemable at the option of the issuer thereof.

Governing Law

The indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York without regard to conflict of law principles that would result in the application of any law other than the law of the State of New York.

RESTRICTIONS ON OWNERSHIP AND TRANSFER

The following summary with respect to restrictions on ownership and transfer of Digital Realty Trust, Inc.’s stock sets forth certain general terms and provisions of the company’s charter documents to which any prospectus supplement may relate. This summary does not purport to be complete and is subject to and qualified in its entirety by reference to the company’s charter documents, as amended and supplemented from time to time, including any articles supplementary relating to any issuance of preferred stock pursuant to this prospectus. Copies of the company’s existing charter documents are filed with the SEC and are incorporated by reference as exhibits to the registration statement of which this prospectus is a part. Any amendment or supplement to the company’s charter documents relating to an issuance of securities pursuant to this prospectus shall be filed with the SEC and shall be incorporated by reference as an exhibit to the applicable prospectus supplement. See “Where You Can Find More Information.”

In order for the company to qualify as a REIT under the Internal Revenue Code of 1986, as amended, or the Code, the company’s stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which an election to be a REIT has been made) or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of the outstanding shares of stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities such as qualified pension plans) during the last half of a taxable year (other than the first year for which an election to be a REIT has been made).

The company’s charter contains restrictions on the ownership and transfer of the common stock, preferred stock and capital stock that are intended to assist the company in complying with these requirements and continuing to qualify as a REIT. The relevant sections of the company’s charter provide that, subject to the exceptions described below, no person or entity may beneficially own, or be deemed to own by virtue of the applicable constructive ownership provisions of the Code, more than 9.8% (by value or by number of shares, whichever is more restrictive) of the outstanding shares of the common stock or of any series of preferred stock, or more than 9.8% of the value of the company’s outstanding capital stock. The company refers to these restrictions as the “common stock ownership limit,” the “preferred stock ownership limit” and the “aggregate stock ownership limit,” respectively. A person or entity that becomes subject to one of the ownership limits by virtue of a violative transfer that results in a transfer to a trust, as set forth below, is referred to as a “purported beneficial transferee” if, had the violative transfer been effective, the person or entity would have been a record owner and beneficial owner or solely a beneficial owner of the common stock, any series of the company’s preferred stock, or the company’s capital stock, as applicable, or is referred to as a “purported record transferee” if, had the violative transfer been effective, the person or entity would have been solely a record owner of the common stock, any series of the company’s preferred stock, or the company’s capital stock, as applicable.

The constructive ownership rules under the Code are complex and may cause stock owned actually or constructively by a group of related individuals and/or entities to be owned constructively by one individual or entity. As a result, the acquisition of less than 9.8% of the common stock or any series of the company’s preferred stock or less than 9.8% of the value of the company’s outstanding capital stock (or the acquisition of an interest in an entity that owns, actually or constructively, the company’s capital stock) by an individual or entity could, nevertheless, cause that individual or entity, or another individual or entity, to own constructively more than 9.8% of the company’s outstanding common stock or a series of the company’s preferred stock or capital stock, as applicable, and thereby subject such stock to the applicable ownership limit.

The company’s board of directors may, in its sole discretion waive, prospectively or retroactively, the common stock ownership limit or aggregate stock ownership limit with respect to a particular stockholder if it:

•

determines that such waiver will not cause any individual’s beneficial ownership of shares of the company’s capital stock to violate the aggregate stock ownership limit and that any exemption from the applicable ownership limit will not jeopardize the company’s status as a REIT; and

•

determines that such stockholder does not and will not own, actually or constructively, an interest in a tenant of the company (or a tenant of any entity owned in whole or in part by the company) that would cause the company to own, actually or constructively, more than a 9.8% interest (as set forth in Section 856(d)(2)(B) of the Code) in such tenant or that any such ownership would not cause the company to fail to qualify as a REIT under the Code.

The company’s board of directors may also, in its sole discretion waive, prospectively or retroactively, the preferred stock ownership limit with respect to a particular stockholder if it determines that such waiver will not: (1) cause any individual’s beneficial ownership of shares of the company’s capital stock to violate the aggregate stock ownership limit, or (2) jeopardize the company’s status as a REIT.

As a condition of the company’s waiver, the company’s board of directors may require an opinion of counsel or IRS ruling satisfactory to the company’s board of directors, and/or representations or undertakings from the applicant with respect to preserving the company’s REIT status.

In connection with a waiver of an ownership limit or at any other time, the company’s board of directors may increase the applicable ownership limit for one or more persons and decrease the applicable ownership limit for all other persons and entities; provided, however, that the decreased ownership limit will not be effective for any person or entity whose percentage ownership in the common stock, any series of the company’s preferred stock or capital stock, as applicable, exceeds the decreased ownership limit until such time as such person or entity’s percentage ownership equals or falls below the decreased ownership limit; but any further acquisition of the company’s common, preferred or capital stock, as applicable, in excess of such percentage ownership will be in violation of the applicable ownership limit. Additionally, the new ownership limit, as applicable, may not allow five or fewer stockholders to beneficially own more than 49% in value of the company’s outstanding capital stock.

The company’s charter further prohibits:

•

any person from beneficially or constructively owning shares of the company’s stock that would result in our being “closely held” under Section 856(h) of the Code or otherwise cause the company to fail to qualify as a REIT; and

•

any person from transferring shares of the company’s capital stock if such transfer would result in shares of the company’s stock being beneficially owned by fewer than 100 persons (determined without reference to any rules of attribution).

Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of the company’s stock that will or may violate any of the foregoing restrictions on transferability and ownership will be required to give notice immediately to the company and provide the company with such other information as it may request in order to determine the effect of such transfer on the company’s status as a REIT. The foregoing provisions on transferability and ownership will not apply if the company’s board of directors determines that it is no longer in the company’s best interests to attempt to qualify, or to continue to qualify, as a REIT.

Pursuant to the company’s charter, if any purported transfer of the company’s stock or any other event would otherwise result in any person violating the ownership limits or such other limit as established by the company’s board of directors or would result in the company being “closely held” under Section 856(h) of the Code or otherwise failing to qualify as a REIT, then that number of shares in excess of the applicable ownership limit or causing us to be “closely held” or otherwise to fail to qualify as a REIT (rounded up to the nearest whole share) will be automatically transferred to, and held by, a trust for the exclusive benefit of one or more charitable organizations selected by the company and the intended transferee will acquire no rights in such shares. The automatic transfer will be effective as of the close of business on the business day prior to the date of the violative transfer or other event that results in the transfer to the trust. Any dividend or other distribution paid to the purported record transferee that are owed by the purported record transferee to the trust as described above, must be repaid to the trustee upon demand for distribution to the beneficiary of the trust, and the trustee may reduce the amount payable to the purported record transferee upon the sale of the shares transferred to the trustee (as described below) by the amount of any such dividends or other distributions which have not been repaid to the trustee. If the transfer to the trust as described above is not automatically effective, for any reason, to prevent a violation of the applicable ownership limit or the company’s being “closely held” or otherwise failing to qualify as a REIT, then the company’s charter provides that the transfer of the shares in excess of the ownership limit will be void. If any transfer would result in shares of the company’s stock being beneficially owned by fewer than 100 persons, then any such purported transfer will be void and of no force or effect and the intended transferee will acquire no rights in the shares.

Shares of the company’s stock transferred to the trustee are deemed offered for sale to the company, or the company’s designee, at a price per share equal to the lesser of (1) the price paid by the purported record transferee for the shares (or, if the event which resulted in the transfer to the trust did not involve a purchase of such shares of the company’s stock at market price, the last sales price reported on the NYSE on the trading day immediately preceding the day of the event which resulted in the transfer of such shares of the company’s stock to the trust) and (2) the market price on the date the company, or its designee, accepts such offer. The company may reduce the amount payable to the purported record transferee by the amount of dividends and distributions which have been paid to the purported record transferee and are owed by the purported record transferee to the trustee. The company will pay the amount of such reduction to the trustee for the benefit of the charitable beneficiary. The company has the right to accept such offer until the trustee has sold the shares of the company’s stock held in the trust pursuant to the clauses discussed below. Upon a sale to the company, the interest of the charitable beneficiary in the shares sold terminates and the trustee must distribute the net proceeds of the sale to the purported record transferee and any dividends or other distributions held by the trustee with respect to such stock will be paid to the charitable beneficiary.

If the company does not buy the shares, the trustee must, within 20 days of receiving notice from the company of the transfer of shares to the trust, sell the shares to a person or entity designated by the trustee who could own the shares without violating the common stock ownership limit or the preferred stock ownership limit, as applicable, and the aggregate stock ownership limit or such other limit as established by the company’s board of directors. After that, the trustee must distribute to the purported record transferee an amount equal to the lesser of (1) the price paid by the purported record transferee or owner for the shares (or, if the event which resulted in the transfer to the trust did not involve a purchase of such shares at market price, the last sales price reported on the NYSE on the trading day immediately preceding the day of the event which resulted in the transfer of such shares of the company’s stock to the trust) and (2) the sales proceeds (net of commissions and other expenses of sale) received by the trustee for the shares. The trustee may reduce the amount payable to the purported record transferee by the amount of dividends and distributions which have been paid to the purported record transferee and are owed by the purported record transferee to the trustee. Any net sales proceeds in excess of the amount payable to the purported record transferee will be immediately paid to the charitable beneficiary, together with any dividends or other distributions thereon. In addition, if prior to discovery by the company that shares of the company’s stock have been transferred to a trust, such shares of stock are sold by a purported record transferee, then such shares shall be deemed to have been sold on behalf of the trust and to the extent that the purported record transferee received an amount for or in respect of such shares that exceeds the amount that such purported record transferee was entitled to receive, such excess amount shall be paid to the trustee upon demand. The purported beneficial transferee or purported record transferee has no rights in the shares held by the trustee.

The trustee will be designated by the company and will be unaffiliated with the company and with any purported record transferee or purported beneficial transferee. Prior to the sale of any shares in excess of the common stock ownership limit, the preferred stock ownership limit or the aggregate stock ownership limit by the trust, the trustee will receive, in trust for the beneficiary, all dividends and other distributions paid by the company with respect to the shares in excess of the applicable ownership limit, and may also exercise all voting rights with respect to such shares.

Subject to Maryland law, effective as of the date that the shares have been transferred to the trust, the trustee will have the authority, at the trustee’s sole discretion:

•	to rescind as void any vote cast by a purported record transferee prior to the company’s discovery that the shares have been transferred to the trust; and

•	to recast the vote in accordance with the desires of the trustee acting for the benefit of the beneficiary of the trust.

However, if the company has already taken irreversible corporate action, then the trustee may not rescind and recast the vote.

In addition, if the company’s board of directors or other permitted designees determine in good faith that a proposed transfer would violate the restrictions on ownership and transfer of the company’s stock set forth in the company’s charter, the company’s board of directors or other permitted designees will take such action as it deems or they deem advisable to refuse to give effect to or to prevent such transfer, including, but not limited to, causing the company to redeem shares of common stock or preferred stock, refusing to give effect to the transfer on the company’s books or instituting proceedings to enjoin the transfer.

Any beneficial owner or constructive owner of shares of the company’s stock and any person or entity (including the stockholder of record) who is holding shares of the company’s stock for a beneficial owner must, on request, provide the company with a completed questionnaire containing the information regarding the ownership of such shares, as set forth in the applicable Treasury Regulations. In addition, any person or entity that is a beneficial owner or constructive owner of shares of the company’s stock and any person or entity (including the stockholder of record) who is holding shares of the company’s stock for a beneficial owner or constructive owner shall, on request, be required to disclose to the company in writing such information as the company may request in order to determine the effect, if any, of such stockholder’s actual and constructive ownership of shares of the company’s stock on the company’s status as a REIT and to ensure compliance with the common stock ownership limit, the preferred stock ownership limit and the aggregate stock ownership limit, or as otherwise permitted by the company’s board of directors.

All certificates representing shares of the company’s common stock and preferred stock bear a legend referring to the restrictions described above.

These restrictions on ownership and transfer could delay, defer or prevent a transaction or a change of control of the company that might involve a premium price for the company’s stock or otherwise be in the best interest of the company’s stockholders.

DESCRIPTION OF THE PARTNERSHIP AGREEMENT OF DIGITAL REALTY TRUST, L.P.

The following is only a summary of certain terms and provisions of the Sixteenth Amended and Restated Agreement of Limited Partnership of Digital Realty Trust, L.P., as amended, which we refer to as the partnership agreement, and is subject to, and qualified in its entirety by, the partnership agreement, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part.

Voting Rights

Under the partnership agreement, Digital Realty Trust, Inc., as the operating partnership’s sole general partner, exercises exclusive and complete responsibility and discretion in the operating partnership’s day-to-day management and control, can cause the operating partnership to enter into major transactions including acquisitions, dispositions and refinancings, subject to certain limited exceptions, and may not be removed as general partner by the limited partners. The limited partners do not have voting rights relating to the operating partnership’s operation and management, except in connection with matters, as described more fully below, involving amendments to the partnership agreement and transfers of the general partner’s interest.

The limited partners expressly acknowledged that Digital Realty Trust, Inc., as the operating partnership’s general partner, is acting for the benefit of the operating partnership, its limited partners and Digital Realty Trust, Inc.’s stockholders collectively. Neither Digital Realty Trust, Inc. nor its board of directors is under any obligation to give priority to the separate interests of the limited partners or Digital Realty Trust, Inc.’s stockholders in deciding whether to cause the operating partnership to take or decline to take any actions. If there is a conflict between the interests of Digital Realty Trust, Inc.’s stockholders on one hand and the operating partnership’s limited partners on the other, Digital Realty Trust, Inc. will endeavor in good faith to resolve the conflict in a manner not adverse to either Digital Realty Trust, Inc.’s stockholders or the operating partnership’s limited partners; provided, however, that for so long as Digital Realty Trust, Inc. owns a controlling interest in the operating partnership, any conflict that cannot be resolved in a manner not adverse to either Digital Realty Trust, Inc.’s stockholders or the operating partnership’s limited partners will be resolved in favor of Digital Realty Trust, Inc.’s stockholders. Digital Realty Trust, Inc. is not liable under the partnership agreement to the operating partnership or to any partner for monetary damages for losses sustained, liabilities incurred, or benefits not derived by limited partners in connection with such decisions, provided, that it has acted in good faith.

Transferability of Interests

Except in connection with a transaction described in “—Termination Transactions” below, Digital Realty Trust, Inc., as general partner, may not voluntarily withdraw from, or transfer or assign all or any portion of its interest in, the operating partnership without the consent of the holders of a majority of the limited partnership interests. Any transfer of units by the limited partners, except to immediate family members, to a trust for the benefit of a charitable beneficiary, to a lending institution as collateral for a bona fide loan or to an affiliate or member of such limited partner, will be subject to a right of first refusal by Digital Realty Trust, Inc. All transfers must be made only to “accredited investors” as defined under Rule 501 of the Securities Act.

Amendments to the Partnership Agreement

Amendments to the partnership agreement may be proposed by Digital Realty Trust, Inc., as general partner, or by limited partners owning at least 25% of the units held by limited partners.

Generally, the partnership agreement may not be amended, modified or terminated without the approval of limited partners (other than limited partners 50% or more of whose equity is owned, directly or indirectly, by Digital Realty Trust, Inc. as general partner) holding a majority of all outstanding units held by limited partners.

As general partner, Digital Realty Trust, Inc. has the power to unilaterally make certain amendments to the partnership agreement without obtaining the consent of the limited partners as may be required to:

•	add to Digital Realty Trust, Inc.’s obligations as general partner or surrender any right or power granted to it as general partner for the benefit of the limited partners;

•	reflect the issuance of additional units or the admission, substitution, termination or withdrawal of partners in accordance with the partnership agreement;

•	set forth or amend the designations, rights, powers, duties and preferences of the holders of any additional units issued in accordance with the partnership agreement;

•

reflect a change of an inconsequential nature that does not adversely affect the limited partners in any material respect, or cure any ambiguity, correct or supplement any provisions of the partnership agreement not inconsistent with law or with other provisions of the partnership agreement, or make other changes concerning matters under the partnership agreement that will not otherwise be inconsistent with the partnership agreement or law;

•	satisfy any requirements, conditions or guidelines of federal or state law;

•	reflect changes that are reasonably necessary for Digital Realty Trust, Inc., as general partner, to maintain its status as a REIT; or

•	modify the manner in which capital accounts are computed.

Amendments that would, among other things, convert a limited partner’s interest into a general partner’s interest, modify the limited liability of a limited partner, alter a partner’s right to receive any distributions or allocations of profits or losses, adversely alter or modify the redemption rights or alter the protections of the limited partners in connection with termination transactions described below must be approved by each limited partner that would be adversely affected by such amendment.

In addition, without the written consent of a majority of the units held by limited partners (other than limited partners 50% or more of whose equity is owned, directly or indirectly, by Digital Realty Trust, Inc. as general partner), Digital Realty Trust, Inc., as general partner, may not do any of the following:

•	take any action in contravention of an express prohibition or limitation contained in the partnership agreement;

•	perform any act that would subject a limited partner to liability as a general partner in any jurisdiction or any liability not contemplated in the partnership agreement;

•

enter into any contract, mortgage, loan or other agreement that prohibits or restricts, or has the effect of prohibiting or restricting, the ability of a limited partner to exercise its redemption/exchange rights explained below;

•	enter into or conduct any business other than in connection with its role as the operating partnership’s general partner and its operation as a REIT;

•	acquire an interest in real or personal property other than through the operating partnership;

•	withdraw from the operating partnership or transfer any portion of its general partnership interest; or

•	be relieved of its obligations under the partnership agreement following any permitted transfer of its general partnership interest.

Distributions to Unitholders

The partnership agreement provides that holders of common units are entitled to receive quarterly distributions of available cash on a pro rata basis in accordance with their respective percentage interests. Digital Realty Trust,

Inc., as the sole holder of the operating partnership’s series C preferred units, series G preferred units, series H preferred units, series I preferred units and series J preferred units receives distributions from the operating partnership with respect to such preferred units in order to make the distributions to series C preferred stockholders, series G preferred stockholders, series H preferred stockholders, series I preferred stockholders and series J preferred stockholders of Digital Realty Trust, Inc.

Redemption/Exchange Rights

Limited partners have the right to require the operating partnership to redeem part or all of their units for cash based upon the fair market value of an equivalent number of shares of Digital Realty Trust, Inc. common stock at the time of the redemption. Alternatively, Digital Realty Trust, Inc. may elect to acquire those units in exchange for shares of Digital Realty Trust, Inc. common stock. Digital Realty Trust, Inc.’s acquisition will be on a one-for-one basis, subject to adjustment in the event of stock splits, stock dividends, issuances of stock rights, specified extraordinary distributions and similar events. Digital Realty Trust, Inc. presently anticipates that it will elect to issue shares of its common stock in exchange for units in connection with each redemption request, rather than having the operating partnership redeem the units for cash. With each redemption or exchange, Digital Realty Trust, Inc.’s percentage ownership interest in the operating partnership increases. Limited partners who hold units may exercise this redemption right from time to time, in whole or in part, except when, as a consequence of shares of Digital Realty Trust, Inc. common stock being issued, any person’s actual or constructive stock ownership would exceed Digital Realty Trust, Inc.’s ownership limits, or any other limit as provided in its charter or as otherwise determined by its board of directors.

In addition, if the number of units delivered by a limited partner for redemption would, if exchanged for common stock, exceed 9.8% of Digital Realty Trust, Inc.’s outstanding common stock and $50.0 million in gross value (based on a unit value equal to the trailing ten-day daily price of Digital Realty Trust, Inc. common stock) and Digital Realty Trust, Inc. is eligible to file a registration statement on Form S-3 under the Securities Act, then it may also elect to redeem the units with the proceeds from a public offering or private placement of its common stock. In the event it elects this option, Digital Realty Trust, Inc. may require the other limited partners also to elect whether or not to participate. If it does so, any limited partner who does not elect to participate will not be permitted to redeem units for the subsequent 12 months, subject to limited exceptions. Participating limited partners will receive on the redemption date the lesser of the cash the operating partnership would otherwise be required to pay for such units or the net proceeds per share in the public offering, but will have a limited opportunity to withdraw their units from the redemption immediately prior to the pricing of the public offering. Except as described above, a limited partner is not entitled to redeem common units, either for cash or shares of Digital Realty Trust, Inc. common stock, if exchanging the common units for shares of Digital Realty Trust, Inc. common stock would violate the ownership limits set forth in Digital Realty Trust, Inc.’s charter.

Issuance of Additional Common Units, Preferred Units, Common Stock, Preferred Stock or Convertible Securities

As the operating partnership’s sole general partner, Digital Realty Trust, Inc. has the ability to cause the operating partnership to issue additional units representing general and limited partnership interests. These additional units may include preferred limited partnership units. In addition, Digital Realty Trust, Inc. may issue additional shares of its common stock or convertible securities, but only if it causes the operating partnership to issue to it partnership interests or rights, options, warrants or convertible or exchangeable securities of the operating partnership having designations, preferences and other rights, so that the economic interests of the operating partnership’s interests issued are substantially similar to the economic interests of the securities that Digital Realty Trust, Inc. has issued.

Tax Matters

Digital Realty Trust, Inc. is the operating partnership’s tax matters partner and after December 31, 2017, will be the operating partnership’s partnership representative and, as such, it has authority to make tax elections under the Code on the operating partnership’s behalf.

Allocations of Net Income and Net Losses to Partners

The operating partnership’s net income will generally be allocated to Digital Realty Trust, Inc. to the extent of the accrued preferred return on its preferred units, and then to Digital Realty Trust, Inc., as general partner, and the limited partners in accordance with the respective percentage interests in the common units issued by the operating partnership. Net loss will generally be allocated to Digital Realty Trust, Inc., as general partner, and the limited partners in accordance with the respective common percentage interests in the operating partnership until the limited partner’s capital is reduced to zero and any remaining net loss would be allocated to Digital Realty Trust, Inc. However, in some cases, losses may be disproportionately allocated to partners who have guaranteed our debt. The allocations described above are subject to special allocations relating to depreciation deductions and to compliance with the provisions of Sections 704(b) and 704(c) of the Code and the associated Treasury Regulations.

In addition, Digital Realty Trust, Inc. may from time to time issue long-term incentive units, which are also referred to as profits interest units, to persons who provide services to the company for such consideration or for no consideration as it may determine to be appropriate, and admit such persons as limited partners. The long-term incentive units are similar to the operating partnership’s common units in many respects and rank pari passu with the operating partnership’s common units as to the payment of regular and special periodic or other distributions except liquidating distributions. The long-term incentive units may be subject to vesting requirements. Initially, long-term incentive units do not have full parity with common units with respect to liquidating distributions. If such parity is reached, vested long-term incentive units may be converted into an equal number of common units of the operating partnership at any time, and thereafter enjoy all the rights of common units of the operating partnership, including redemption rights.

In order to achieve full parity with common units, long-term incentive units must be fully vested and the holder’s capital account balance in respect of such long-term incentive units must be equal to the capital account balance of a holder of an equivalent number of common units. The capital account balance attributable to each common unit is generally expected to be the same, in part because of the amount credited to a partner’s capital account upon their contribution of property to the operating partnership, and in part because the partnership agreement provides, in most cases, that allocations of income, gain, loss and deduction (which will adjust the partners’ capital accounts) are to be made to the common units on a proportionate basis. As a result, with respect to a number of long-term incentive units, it is possible to determine the capital account balance of an equivalent number of common units by multiplying the number of long-term incentive units by the capital account balance with respect to a common unit.

A partner’s initial capital account balance is equal to the amount the partner paid (or contributed to the operating partnership) for its units and is subject to subsequent adjustments, including with respect to the partner’s share of income, gain or loss of the operating partnership. Because a holder of long-term incentive units generally will not pay for the long-term incentive units, the initial capital account balance attributable to such long-term incentive units will be zero. However, the operating partnership is required to allocate income, gain, loss and deduction to the partners’ capital accounts in accordance with the terms of the partnership agreement, subject to applicable Treasury Regulations. The partnership agreement provides that holders of long-term incentive units will receive special allocations of gain in the event of a sale or “hypothetical sale” of assets of the operating partnership prior to the allocation of gain to Digital Realty Trust, Inc. or other limited partners with respect to their common units. The amount of such allocation will, to the extent of any such gain, be equal to the difference between the capital account balance of a holder of long-term incentive units attributable to such units and the capital account balance attributable to an equivalent number of common units. If and when such gain allocation is fully made, a holder of long-term incentive units will have achieved full parity with holders of common units. To the extent that, upon an actual sale or a “hypothetical sale” of the operating partnership’s assets as described above, there is not sufficient gain to allocate to a holder’s capital account with respect to long-term incentive units, or if such sale or “hypothetical sale” does not occur, such units will not achieve parity with common units.

The term “hypothetical sale” refers to circumstances that are not actual sales of the operating partnership’s assets but that require certain adjustments to the value of the operating partnership’s assets and the partners’ capital account balances. Specifically, the partnership agreement provides that, from time to time, in accordance with applicable Treasury Regulations, the operating partnership will adjust the value of its assets to equal their respective fair market values, and adjust the partners’ capital accounts, in accordance with the terms of the partnership agreement, as if the operating partnership sold its assets for an amount equal to their value. Times for making such adjustments generally include the liquidation of the operating partnership, the acquisition of an additional interest in the operating partnership by a new or existing partner in exchange for more than a de minimis capital contribution, the distribution by the operating partnership to a partner of more than a de minimis amount of partnership property as consideration for an interest in the operating partnership, in connection with the grant of an interest in the operating partnership (other than a de minimis interest) as consideration for the performance of services to or for the benefit of the operating partnership (including the grant of a long-term incentive unit), the issuance by the operating partnership of certain noncompensatory options, the acquisition of a partnership interest upon the exercise of a noncompensatory option and at such other times as may be desirable or required to comply with the Treasury Regulations.

The operating partnership may also from time to time issue class C profits interest units, or class C units, or class D profits interest units, or class D units, to persons who provide services to it for such consideration or for no consideration as it may determine to be appropriate. If all applicable performance and other vesting conditions are satisfied with respect to a class C unit or a class D unit, the class C unit or class D unit, as applicable, will be treated in the same manner as the long-term incentive units issued by the operating partnership. Class C units and class D units are not entitled to quarterly distributions prior to the satisfaction of all applicable performance conditions. In addition, the operating partnership may issue class D units that are subject to performance vesting, which generally receive quarterly per-unit distributions equal to ten percent of the distributions made with respect to an equivalent number of common units. Class C units and class D units, other than class D units that are not performance vested, are subject to the same conditions as other long-term incentive units with respect to achieving full parity with common units.

Operations

The partnership agreement provides that Digital Realty Trust, Inc., as general partner, will determine in its discretion and distribute available cash on a quarterly basis, pro rata in accordance with the partners’ percentage interests. Available cash is the operating partnership’s net operating cash flow plus the reduction of any reserves and minus principal payment on debt and capital expenditures, investments in any entity, and increase in reserves or working capital accounts and any amounts paid in redemption of limited partner interests.

The partnership agreement provides that the operating partnership will assume and pay when due, or reimburse Digital Realty Trust, Inc. for payment of all costs and expenses relating to the operating partnership’s operations, or for the operating partnership’s benefit.

Termination Transactions

The partnership agreement provides that Digital Realty Trust, Inc. may not engage in any merger, consolidation or other combination with or into another person, sale of all or substantially all of its assets or any reclassification or any recapitalization or change in outstanding shares of its common stock, which we refer to as a termination transaction, unless in connection with a termination transaction:

(i)	it obtains the consent of the holders of at least 35% of the operating partnership’s common units and long-term incentive units (including units held by it), and

(ii)	either:

(A)	all limited partners will receive, or have the right to elect to receive, for each common unit an amount of cash, securities or other property equal to the product of:

•	the number of shares of Digital Realty Trust, Inc. common stock into which each unit is then exchangeable, and

•

the greatest amount of cash, securities or other property paid to the holder of one share of Digital Realty Trust, Inc. common stock in consideration of one share of Digital Realty Trust, Inc. common stock in connection with the termination transaction, provided that, if, in connection with a termination transaction, a purchase, tender or exchange offer is made to and accepted by the holders of more than 50% of the outstanding shares of Digital Realty Trust, Inc. common stock, each holder of common units will receive, or will have the right to elect to receive, the greatest amount of cash, securities or other property which such holder would have received had it exercised its redemption right and received shares of Digital Realty Trust, Inc. common stock in exchange for its common units immediately prior to the expiration of such purchase, tender or exchange offer and accepted such purchase, tender or exchange offer; or

(B)	the following conditions are met:

•

substantially all of the assets of the surviving entity are held directly or indirectly by the operating partnership or another limited partnership or limited liability company which is the surviving partnership of a merger, consolidation or combination of assets with the operating partnership;

•

the holders of common units and long-term incentive units own a percentage interest of the surviving partnership based on the relative fair market value of the operating partnership’s net assets and the other net assets of the surviving partnership immediately prior to the consummation of this transaction;

•

the rights, preferences and privileges of such unit holders in the surviving partnership are at least as favorable as those in effect immediately prior to the consummation of the transaction and as those applicable to any other limited partners or non-managing members of the surviving partnership; and

•

the limited partners may exchange their interests in the surviving partnership for either the consideration available to the limited partners pursuant to paragraph (A) in this section, or the right to redeem their common units for cash on terms equivalent to those in effect with respect to their common units immediately prior to the consummation of the transaction, or, if the ultimate controlling person of the surviving partnership has publicly traded common equity securities, shares of those common equity securities, at an exchange ratio based on the relative fair market value of those securities and Digital Realty Trust, Inc. common stock.

Term

The operating partnership will continue in full force and effect until December 31, 2104, or until sooner dissolved in accordance with the operating partnership’s terms or as otherwise provided by law.

Indemnification and Limitation of Liability

To the extent permitted by applicable law, the partnership agreement indemnifies Digital Realty Trust, Inc., as general partner, and its officers, directors, employees, agents and any other persons it may designate from and against any and all claims arising from the operating partnership’s operations in which any indemnitee may be involved, or is threatened to be involved, as a party or otherwise, unless it is established that:

•

the act or omission of the indemnitee was material to the matter giving rise to the proceeding and either was committed in bad faith, constituted fraud or was the result of active and deliberate dishonesty;

•	the indemnitee actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the indemnitee had reasonable cause to believe that the act or omission was unlawful.

Similarly, Digital Realty Trust, Inc., as the operating partnership’s general partner, and its officers, directors, agents or employees, are not liable or accountable to the operating partnership for losses sustained, liabilities incurred or benefits not derived as a result of errors in judgment or mistakes of fact or law or any act or omission so long as Digital Realty Trust, Inc. acted in good faith.

MATERIAL PROVISIONS OF MARYLAND LAW AND OF THE CHARTER AND BYLAWS OF DIGITAL REALTY TRUST, INC.

The following summary of certain provisions of Maryland law and of Digital Realty Trust, Inc.’s charter and bylaws does not purport to be complete and is subject to and qualified in its entirety by reference to Maryland law and the company’s charter and bylaws, copies of which are exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

The Company’s Board of Directors

The company’s bylaws provide that the number of directors of the company may be established by the company’s board of directors but may not be fewer than the minimum number permitted under the MGCL or more than 15. Except as may be provided by the company’s board of directors in setting the terms of any class or series of stock, any vacancy may be filled only by a vote of a majority of the remaining directors, even if the remaining directors do not constitute a quorum. Any director elected to fill a vacancy shall serve for the remainder of the full term of the directorship in which the vacancy occurred and until a successor is elected and qualifies.

Each of the company’s directors is elected by the company’s common stockholders to serve until the next annual meeting and until their successors are duly elected and qualify. Holders of shares of the company’s common stock will have no right to cumulative voting in the election of directors. Consequently, at each annual meeting of stockholders, the holders of a majority of the shares of the common stock will be able to elect all of the company’s directors. Additionally, in the event that the company is in arrears on dividends on the company’s series C preferred stock, series G preferred stock, series H preferred stock, series I preferred stock or series J preferred stock for six or more quarterly periods, whether or not consecutive, holders of the company’s series C preferred stock, series G preferred stock, series H preferred stock, series I preferred stock or series J preferred stock, as the case may be, voting as a single class with all other series of preferred stock upon which like voting rights have been conferred and are exercisable, will have the right to elect two additional directors to the company’s board for a limited time.

Removal of Directors

The company’s charter provides that a director may be removed only for cause (as defined in the company’s charter) and only by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast generally in the election of directors. This provision, when coupled with the exclusive power of the company’s board of directors to fill vacant directorships, precludes stockholders from (1) removing incumbent directors except upon the existence of cause for removal and a substantial affirmative vote and (2) filling the vacancies created by such removal with their own nominees. In addition, any director elected to the company’s board by the holders of the company’s preferred stock may only be removed by a vote of preferred stockholders.

Business Combinations

Under the MGCL, certain “business combinations” (including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and any interested stockholder, or an affiliate of such an interested stockholder, are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. Maryland law defines an interested stockholder as any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the corporation’s outstanding voting stock or an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of, directly or indirectly, 10% or more of the voting power of the then outstanding stock of the corporation. A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. The company’s board of directors may provide that its approval is subject to compliance with any terms and conditions determined by it.

After such five-year period, any such business combination must be recommended by the board of directors of such corporation and approved by the affirmative vote of at least (1) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and (2) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected or by an affiliate or associate of the interested stockholder, unless, among other conditions, the corporation’s common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares.

These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by a board of directors prior to the time that the interested stockholder becomes an interested stockholder. Pursuant to the statute, the company’s board of directors has by resolution opted out of the business combination provisions of the MGCL and, consequently, the five-year prohibition and the supermajority vote requirements will not apply to business combinations between us and any interested stockholder of the company. As a result, anyone who later becomes an interested stockholder may be able to enter into business combinations with the company that may not be in the best interest of the company’s stockholders without compliance by the company with the super-majority vote requirements and the other provisions of the statute. The company cannot assure you that its board of directors will not opt to be subject to such business combination provisions in the future.

Control Share Acquisitions

The MGCL provides that “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights except to the extent approved at a special meeting by the affirmative vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock in a corporation in respect of which any of the following persons is entitled to exercise or direct the exercise of the voting power of shares of stock of the corporation in the election of directors: (1) a person who makes or proposes to make a control share acquisition, (2) an officer of the corporation or (3) an employee of the corporation who is also a director of the corporation. “Control shares” are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power: (1) one-tenth or more but less than one-third, (2) one-third or more but less than a majority, or (3) a majority or more of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition of issued and outstanding control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel the company’s board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the control shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders’ meeting.

If voting rights of control shares are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of any meeting of stockholders at which the voting rights of such shares are considered and not approved or, if no such meeting is held, as of the date of the last control share acquisition by the acquiror. If voting rights for control shares are approved at a stockholders’ meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

The control share acquisition statute does not apply (1) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (2) to acquisitions approved or exempted by the charter or bylaws of the corporation.

The company’s bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of the company’s stock. The company cannot provide you any assurance that its board of directors will not amend or eliminate this provision at any time in the future.

Subtitle 8

Title 3, Subtitle 8 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any of (1) a classified board of directors, (2) a two-thirds vote requirement for removing a director, (3) a requirement that the number of directors be fixed only by vote of the directors, (4) a requirement that a vacancy on the board of directors be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred, or (5) a majority requirement for the calling of a special meeting of stockholders. Pursuant to Subtitle 8, the company has elected to provide that vacancies on its board of directors may be filled only by the remaining directors and for the remainder of the full term of the directorship in which the vacancy occurred. Through provisions in the company’s charter and bylaws unrelated to Subtitle 8, the company already requires a two-thirds vote for the removal of any director from the board of directors, vests in the board of directors the exclusive power to fix the number of directorships and requires, unless called by the executive chairman of the company’s board of directors, or the company’s president, chief executive officer or board of directors, the written request of stockholders entitled to cast a majority of all the votes entitled to be cast on any matter that may be properly considered at a meeting of stockholders to call a special meeting.

Amendments to the Company’s Charter and Bylaws

The company’s charter generally may be amended only if such amendment is declared advisable by the company’s board of directors and approved by the affirmative vote of stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter. In the case of an amendment that would materially and adversely affect the company’s series C preferred stock, series G preferred stock, series H preferred stock, series I preferred stock or series J preferred stock, the consent of the holders of two-thirds of the outstanding shares of the company’s series C preferred stock, series G preferred stock, series H preferred stock, series I preferred stock or series J preferred stock, as the case may be, voting as a single class with all other classes or series of preferred stock ranking on parity with respect to the payment of dividends and distribution of assets upon the company’s liquidation and upon which like voting rights have been conferred is also required. However, the company’s charter’s provisions regarding removal of directors and the vote required for certain amendments may be amended only if such amendment is declared advisable by the company’s board of directors and approved by the affirmative vote of stockholders entitled to cast not less than two-thirds of all the votes entitled to be cast on the matter. The company’s board of directors has the exclusive power to adopt, alter or repeal any provision of the company’s bylaws or to make new bylaws.

Transactions Outside the Ordinary Course of Business

The company may not merge with or into another company, convert to another entity, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless the transaction is declared advisable by the company’s board of directors and approved by the affirmative vote of stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter. In the case of any such transaction that would materially and adversely affect the company’s series C preferred stock, series G preferred stock, series H preferred stock, series I preferred stock or series J preferred stock, the company will also require the consent of the holders of two-thirds of the outstanding shares of the company’s series C preferred stock, series G preferred stock, series H preferred stock, series I preferred stock or series J preferred stock, as the case may be, voting as a single class with all other classes or series of preferred stock ranking on parity with respect to the payment of dividends and distribution of assets upon the company’s liquidation and upon which like voting rights have been conferred, provided, however, that if, upon the occurrence of such a transaction, series C preferred stock, series G preferred stock, series H preferred stock, series I preferred stock or series J preferred stock, as the case may be, remains outstanding with materially unchanged terms, taking into account that the company may not be the surviving entity, then the transaction will not be deemed to materially and adversely affect the company’s series C preferred stock, series G preferred stock, series H preferred stock, series I preferred stock or series J preferred stock. Furthermore, the company’s charter expressly provides that the consent of series G, series H, series I or series J preferred stockholders is not required for a transaction if, pursuant to such a transaction, series G, series H, series I and series J preferred stockholders receive the greater of the full trading price of the series G preferred stock, series H preferred stock, series I preferred stock or series J preferred stock, as the case may be, on the date of the transaction or the liquidation preference.

Dissolution of the Company

The dissolution of the company must be declared advisable by a majority of the company’s entire board of directors and approved by the affirmative vote of stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter.

Advance Notice of Director Nominations and New Business

The company’s bylaws provide that:

•

with respect to an annual meeting of stockholders, nominations of individuals for election to the company’s board of directors and the proposal of business to be considered by stockholders may be made only:

•	pursuant to the company’s notice of the meeting;

•	by or at the direction of the company’s board of directors; or

•

by a stockholder who is a stockholder of record both at the time of giving the advance notice required by the company’s bylaws and at the time of the meeting, who is entitled to vote at the meeting in the election of each individual so nominated or any such other business and who has complied with the advance notice procedures set forth in the company’s bylaws; and

•

with respect to special meetings of stockholders, only the business specified in the company’s notice of meeting may be brought before the meeting of stockholders and nominations of individuals for election to the company’s board of directors may be made only:

•	by or at the direction of the company’s board of directors; or

•

provided that the special meeting has been called in accordance with the bylaws for the purpose of electing directors, by a stockholder who is a stockholder of record both at the time of giving the advance notice required by the company’s bylaws and at the time of the meeting, who is entitled to vote at the meeting and in the election of each individual so nominated who has complied with the advance notice provisions set forth in the company’s bylaws.

The advance notice procedures of the company’s bylaws provide that, to be timely, a stockholder’s notice with respect to director nominations or proposals for an annual meeting must be delivered to the company’s corporate secretary at the company’s principal executive office not earlier than the 150th day nor later than 5:00 p.m., Pacific Time, on the 120th day prior to the first anniversary of the date of the proxy statement for the company’s preceding year’s annual meeting. If the date of the annual meeting is advanced or delayed by more than 30 days from the first anniversary of the date of the preceding year’s annual meeting, to be timely, a stockholder’s notice must be delivered not earlier than the 150th day prior to the date of such annual meeting and not later than 5:00 p.m., Pacific time, on the later of the 120th day prior to the date of such annual meeting, as originally convened, or the tenth day following the day on which public announcement of the date of such meeting is first made.

Anti-takeover Effect of Certain Provisions of Maryland Law and of the Company’s Charter and Bylaws

The provisions of the company’s charter on removal of directors and the advance notice provisions of the bylaws could delay, defer or prevent a transaction or a change of control of the company that might involve a premium price for holders of the company’s common stock or otherwise be in their best interest. Likewise, if the company’s board of directors were to opt in to the business combination provisions of the MGCL or the provisions of Title 3, Subtitle 8 of the MGCL not already applicable to the company, or if the provision in the bylaws opting out of the control share acquisition provisions of the MGCL were rescinded, these provisions of the MGCL could have similar anti-takeover effects.

Ownership Limit

The company’s charter provides that no person or entity may beneficially own, or be deemed to own by virtue of the applicable constructive ownership provisions of the Code, more than 9.8% (by value or by number of shares, whichever is more restrictive) of the outstanding shares of the company’s common stock or any series of preferred stock or more than 9.8% of the value of the company’s outstanding capital stock. The company refers to these restrictions as the “ownership limits.” For a fuller description of this restriction and the constructive ownership rules, see “Restrictions on Ownership and Transfer.”

Indemnification and Limitation of Directors’ and Officers’ Liability

The MGCL permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty established by a final judgment as being material to the cause of action. The company’s charter contains such a provision which eliminates such liability to the maximum extent permitted by Maryland law.

The MGCL requires a corporation (unless its charter provides otherwise, which the company’s charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or are threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding, and:

•	was committed in bad faith; or

•	was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•

a written undertaking by the director or officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.

The company’s charter authorizes the company to obligate it and the company’s bylaws obligate it, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•	any present or former director or officer who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity; or

•

any individual who, while a director or officer of the company and at the company’s request, serves or has served at another corporation, REIT, partnership, joint venture, trust, limited liability company, employee benefit plan or any other enterprise as a director, officer, partner, trustee, member or manager and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity.

The rights to indemnification and advance of expenses provided by the company’s charter and bylaws shall vest immediately upon election of a director or officer.

The company’s charter and bylaws also permit the company to indemnify and advance expenses to any person who served a predecessor of the company in any of the capacities described above and to any employee or agent of the company or a predecessor of the company.

The partnership agreement provides that the company, as general partner, and the company’s officers and directors are indemnified to the fullest extent permitted by law. See “Description of the Partnership Agreement of Digital Realty Trust, L.P.—Indemnification and Limitation of Liability.” The company has also entered into indemnification agreements with each of its executive officers and directors that obligate the company to indemnify them to the maximum extent permitted by Maryland law.

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a general summary of certain material U.S. federal income tax considerations regarding our company’s election to be taxed as a REIT and the acquisition, ownership or disposition of our capital stock or the operating partnership’s debt securities. Supplemental U.S. federal income tax considerations relevant to holders of the securities offered by this prospectus may be provided in the prospectus supplement that relates to those securities. For purposes of this discussion, references to “we,” “our” and “us” mean only Digital Realty Trust, Inc., and do not include any of its subsidiaries, except as otherwise indicated. This summary is for general information only and is not tax advice. The information in this summary is based on:

•	the Internal Revenue Code of 1986, as amended, or the Code;

•	current, temporary and proposed Treasury Regulations promulgated under the Code;

•	the legislative history of the Code;

•	administrative interpretations and practices of the Internal Revenue Service, or the IRS; and

•	court decisions;

in each case, as of the date of this prospectus. In addition, the administrative interpretations and practices of the IRS include its practices and policies as expressed in private letter rulings that are not binding on the IRS except with respect to the particular taxpayers who requested and received those rulings. Future legislation, Treasury Regulations, administrative interpretations and practices and/or court decisions may adversely affect the tax considerations contained in this discussion. Any such change could apply retroactively to transactions preceding the date of the change. We have not requested and do not intend to request a ruling from the IRS that we qualify as a REIT, and the statements in this prospectus are not binding on the IRS or any court. Thus, we can provide no assurance that the tax considerations contained in this discussion will not be challenged by the IRS or will be sustained by a court if challenged by the IRS. This summary does not discuss any state, local or non-U.S. tax consequences, or any tax consequences arising under any federal tax laws other than U.S. federal income tax laws, associated with the acquisition, ownership or disposition of our capital stock or the operating partnership’s debt securities, or our election to be taxed as a REIT.

You are urged to consult your tax advisor regarding the tax consequences to you of:

•	the acquisition, ownership or disposition of our capital stock or the operating partnership’s debt securities, including the federal, state, local, non-U.S. and other tax consequences;

•	our election to be taxed as a REIT for U.S. federal income tax purposes; and

•	potential changes in applicable tax laws.

Taxation of Our Company

General. We have elected to be taxed as a REIT under Sections 856 through 860 of the Code, commencing with our taxable year ended December 31, 2004. We believe that we have been organized and have operated in a manner that has allowed us to qualify for taxation as a REIT under the Code commencing with our taxable year ended December 31, 2004, and we intend to continue to be organized and operate in this manner. However, qualification and taxation as a REIT depend upon our ability to meet the various qualification tests imposed under the Code, including through actual annual operating results, asset composition, distribution levels and diversity of stock ownership. Accordingly, no assurance can be given that we have been organized and have operated, or will continue to be organized and operate, in a manner so as to qualify or remain qualified as a REIT. See “—Failure to Qualify” for any potential tax consequences if we fail to qualify as a REIT.

The sections of the Code and the corresponding Treasury Regulations that relate to qualification and taxation as a REIT are highly technical and complex. The following discussion sets forth certain material aspects of the sections of the Code that govern the U.S. federal income tax treatment of a REIT and the holders of certain of its securities. This summary is qualified in its entirety by the applicable Code provisions, Treasury Regulations promulgated under the Code, and administrative and judicial interpretations thereof.

Latham & Watkins LLP has acted as our tax counsel in connection with this prospectus and our election to be taxed as a REIT. Latham & Watkins LLP has rendered an opinion to us to the effect that, commencing with our taxable year ending December 31, 2004, we have been organized and have operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and our proposed method of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT under the Code. It must be emphasized that this opinion was based on various assumptions and representations as to factual matters, including representations made by us in a factual certificate provided by one of our officers. In addition, this opinion was based upon our factual representations set forth in this prospectus. Moreover, our qualification and taxation as a REIT depend upon our ability to meet the various qualification tests imposed under the Code, which are discussed below, including through actual annual operating results, asset composition, distribution levels and diversity of stock ownership, the results of which have not been and will not be reviewed by Latham & Watkins LLP. Accordingly, no assurance can be given that our actual results of operation for any particular taxable year have satisfied or will satisfy those requirements. Further, the anticipated U.S. federal income tax treatment described herein may be changed, perhaps retroactively, by legislative, administrative or judicial action at any time. Latham & Watkins LLP has no obligation to update its opinion subsequent to the date of such opinion.

For each taxable year in which we qualify for taxation as a REIT, we generally will not be required to pay U.S. federal corporate income taxes on our REIT taxable income that is currently distributed to our stockholders. This treatment substantially eliminates the “double taxation” that ordinarily results from investment in a C corporation. A C corporation is a corporation that generally is required to pay tax at the corporate level. Double taxation means taxation once at the corporate level when income is earned and once again at the stockholder level when the income is distributed. We will, however, be required to pay U.S. federal income tax as follows:

•	First, we will be required to pay tax at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains.

•	Second, we may be required to pay the “alternative minimum tax” on our items of tax preference under some circumstances.

•

Third, if we have (1) net income from the sale or other disposition of “foreclosure property” held primarily for sale to customers in the ordinary course of business or (2) other nonqualifying income from foreclosure property, we will be required to pay tax at the highest corporate rate on this income. To the extent that income from foreclosure property is otherwise qualifying income for purposes of the 75% gross income test, this tax is not applicable. Subject to certain other requirements, foreclosure property generally is defined as property we acquired through foreclosure or after a default on a loan secured by the property or a lease of the property.

•

Fourth, we will be required to pay a 100% tax on any net income from prohibited transactions. Prohibited transactions are, in general, sales or other taxable dispositions of property, other than foreclosure property, held as inventory or primarily for sale to customers in the ordinary course of business.

•

Fifth, if we fail to satisfy the 75% gross income test or the 95% gross income test, as described below, but have otherwise maintained our qualification as a REIT because certain other requirements are met, we will be required to pay a tax equal to (1) the greater of (A) the amount by which we fail to satisfy the 75% gross income test and (B) the amount by which we fail to satisfy the 95% gross income test, multiplied by (2) a fraction intended to reflect our profitability.

•

Sixth, if we fail to satisfy any of the asset tests (other than a de minimis failure of the 5% or 10% asset test), as described below, due to reasonable cause and not due to willful neglect, and we nonetheless maintain our REIT qualification because of specified cure provisions, we will be required to pay a tax equal to the greater of $50,000 or the highest corporate tax rate multiplied by the net income generated by the nonqualifying assets that caused us to fail such test.

•

Seventh, if we fail to satisfy any provision of the Code that would result in our failure to qualify as a REIT (other than a violation of the gross income tests or certain violations of the asset tests, as described below) and the violation is due to reasonable cause and not due to willful neglect, we may retain our REIT qualification but we will be required to pay a penalty of $50,000 for each such failure.

•

Eighth, we will be required to pay a 4% excise tax to the extent we fail to distribute during each calendar year at least the sum of (1) 85% of our ordinary income for the year, (2) 95% of our capital gain net income for the year, and (3) any undistributed taxable income from prior periods.

•

Ninth, if we acquire any asset from a corporation that is or has been a C corporation in a transaction in which our basis in the asset is less than the fair market value of the asset, in each case determined as of the date on which we acquired the asset, and we subsequently recognize gain on the disposition of the asset during the five-year period beginning on the date on which we acquired the asset, then we generally will be required to pay tax at the highest regular corporate tax rate on this gain to the extent of the excess of (1) the fair market value of the asset over (2) our adjusted basis in the asset, in each case determined as of the date on which we acquired the asset. The results described in this paragraph with respect to the recognition of gain assume that the C corporation will refrain from making an election to receive different treatment under applicable Treasury Regulations on its tax return for the year in which we acquire the asset from the C corporation. Under applicable Treasury Regulations, any gain from the sale of property we acquired in an exchange under Section 1031 (a like-kind exchange) or 1033 (an involuntary conversion) of the Code generally are excluded from the application of this built-in gains tax.

•	Tenth, our subsidiaries that are C corporations, including our “taxable REIT subsidiaries” described below, generally will be required to pay federal corporate income tax on their earnings.

•

Eleventh, we will be required to pay a 100% tax on any “redetermined rents,” “redetermined deductions,” “excess interest,” or (for taxable years beginning after December 31, 2015) “redetermined TRS service income,” as described below under “—Penalty Tax.” In general, redetermined rents are rents from real property that are overstated as a result of services furnished to any of our tenants by a taxable REIT subsidiary of ours. Redetermined deductions and excess interest generally represent amounts that are deducted by a taxable REIT subsidiary of ours for amounts paid to us that are in excess of the amounts that would have been deducted based on arm’s length negotiations. Redetermined TRS service income generally represents income of a taxable REIT subsidiary that is understated as a result of services provided to us or on our behalf.

•

Twelfth, we may elect to retain and pay income tax on our net capital gain. In that case, a stockholder would include its proportionate share of our undistributed net capital gain (to the extent we make a timely designation of such gain to the stockholder) in its income, would be deemed to have paid the tax that we paid on such gain, and would be allowed a credit for its proportionate share of the tax deemed to have been paid, and an adjustment would be made to increase the basis of the stockholder in our capital stock.

Other countries may impose taxes on our operations within their jurisdictions. To the extent possible, we will structure our activities to minimize our non-U.S. tax liability. However, there can be no assurance that we will be able to eliminate our non-U.S. tax liability or reduce it to a specified level. Furthermore, as a REIT, both we and our stockholders will derive little or no benefit from foreign tax credits arising from those non-U.S. taxes.

Requirements for Qualification as a REIT. The Code defines a REIT as a corporation, trust or association:

(1)	that is managed by one or more trustees or directors;

(2)	that issues transferable shares or transferable certificates to evidence its beneficial ownership;

(3)	that would be taxable as a domestic corporation, but for Sections 856 through 860 of the Code;

(4)	that is not a financial institution or an insurance company within the meaning of certain provisions of the Code;

(5)	that is beneficially owned by 100 or more persons;

(6)

not more than 50% in value of the outstanding stock of which is owned, actually or constructively, by five or fewer individuals, including certain specified entities, during the last half of each taxable year; and

(7)	that meets other tests, described below, regarding the nature of its income and assets and the amount of its distributions.

The Code provides that conditions (1) to (4), inclusive, must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Conditions (5) and (6) do not apply until after the first taxable year for which an election is made to be taxed as a REIT. For purposes of condition (6), the term “individual” includes a supplemental unemployment compensation benefit plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes, but generally does not include a qualified pension plan or profit sharing trust.

We believe that we have been organized and have operated in a manner that has allowed us, and will continue to allow us, to satisfy conditions (1) through (7) inclusive, during the relevant time periods. In addition, our charter provides for restrictions regarding ownership and transfer of our shares that are intended to assist us in continuing to satisfy the share ownership requirements described in (5) and (6) above. A description of the share ownership and transfer restrictions relating to our capital stock is contained in the discussion under the heading “Restrictions on Ownership and Transfer.” These restrictions, however, do not ensure that we have previously satisfied, and may not ensure that we will, in all cases, be able to continue to satisfy, the share ownership requirements described in conditions (5) and (6) above. If we fail to satisfy these share ownership requirements, except as provided in the next sentence, our status as a REIT will terminate. If, however, we comply with the rules contained in applicable Treasury Regulations that require us to ascertain the actual ownership of our shares and we do not know, or would not have known through the exercise of reasonable diligence, that we failed to meet the requirement described in condition (6) above, we will be treated as having met this requirement. See “—Failure to Qualify.”

In addition, we may not maintain our status as a REIT unless our taxable year is the calendar year. We have and will continue to have a calendar taxable year.

Ownership of Interests in Partnerships, Limited Liability Companies and Qualified REIT Subsidiaries. In the case of a REIT that is a partner in a partnership or a member in a limited liability company treated as a partnership for U.S. federal income tax purposes, Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership or limited liability company, as the case may be, based on its interest in partnership capital, subject to special rules relating to the 10% asset test described below. Also, the REIT will be deemed to be entitled to its proportionate share of the income of that entity. The assets and gross income of the partnership or limited liability company retain the same character in the hands of the REIT for purposes of Section 856 of the Code, including satisfying the gross income tests and the asset tests. Thus, our pro rata share of the assets and items of income of our operating partnership, including our operating partnership’s share of these items of any partnership or limited liability company treated as a partnership or disregarded entity for U.S. federal income tax purposes in which it owns an interest, is treated as our assets and items of income for purposes of applying the requirements described in this discussion, including the gross income and asset tests described below. A brief summary of the rules governing the U.S. federal income taxation of partnerships and limited liability companies is set forth below in “—Tax Aspects of Our Operating Partnership, the Subsidiary Partnerships and the Limited Liability Companies.”

We have control of our operating partnership and most of the subsidiary partnerships and limited liability companies and intend to operate them in a manner consistent with the requirements for our qualification as a REIT. We may from time to time be a limited partner or non-managing member in some of our partnerships and limited liability companies. If a partnership or limited liability company in which we own an interest takes or expects to take actions that could jeopardize our status as a REIT or require us to pay tax, we may be forced to dispose of our interest in such entity. In addition, it is possible that a partnership or limited liability company could take an action which could cause us to fail a gross income or asset test, and that we would not become aware of such action in time to dispose of our interest in the partnership or limited liability company or take other corrective action on a timely basis. In that case, we could fail to qualify as a REIT unless we were entitled to relief, as described below.

We may from time to time own and operate certain properties through wholly owned subsidiaries that we intend to treat as “qualified REIT subsidiaries” under the Code. A corporation will qualify as our qualified REIT subsidiary if we own 100% of the corporation’s outstanding stock and do not elect with the subsidiary to treat it as a “taxable REIT subsidiary,” as described below. A qualified REIT subsidiary is not treated as a separate corporation, and all assets, liabilities and items of income, gain, loss, deduction and credit of a qualified REIT subsidiary are treated as assets, liabilities and items of income, gain, loss, deduction and credit of the parent REIT for all purposes under the Code, including all REIT qualification tests. Thus, in applying the federal tax requirements described in this discussion, any qualified REIT subsidiaries we own are ignored, and all assets, liabilities and items of income, gain, loss, deduction and credit of such corporations are treated as our assets, liabilities and items of income, gain, loss, deduction and credit. A qualified REIT subsidiary is not subject to U.S. federal income tax, and our ownership of the stock of a qualified REIT subsidiary will not violate the restrictions on ownership of securities, as described below under “—Asset Tests.”

Ownership of Interests in Taxable REIT Subsidiaries. We currently own an interest in a number of taxable REIT subsidiaries and may acquire securities in additional taxable REIT subsidiaries in the future. A taxable REIT subsidiary is a corporation other than a REIT in which a REIT directly or indirectly holds stock, and that has made a joint election with such REIT to be treated as a taxable REIT subsidiary. If a taxable REIT subsidiary owns more than 35% of the total voting power or value of the outstanding securities of another corporation, such other corporation will also be treated as a taxable REIT subsidiary. Other than some activities relating to lodging and health care facilities, a taxable REIT subsidiary may generally engage in any business, including the provision of customary or non-customary services to tenants of its parent REIT. A taxable REIT subsidiary is subject to U.S. federal income tax as a regular C corporation. In addition, a taxable REIT subsidiary may be prevented from deducting interest on debt funded directly or indirectly by its parent REIT for U.S. federal income tax purposes if certain tests regarding the taxable REIT subsidiary’s debt to equity ratio and interest expense are not satisfied. A REIT’s ownership of securities of a taxable REIT subsidiary is not subject to the 5% or 10% asset test described below. See “—Asset Tests.”

Income Tests. We must satisfy two gross income requirements annually to maintain our qualification as a REIT. First, in each taxable year we must derive directly or indirectly at least 75% of our gross income (excluding gross income from prohibited transactions, certain hedging transactions and certain foreign currency gains) from investments relating to real property or mortgages on real property, including “rents from real property,” dividends from other REITs and, in certain circumstances, interest, or certain types of temporary investments. Second, in each taxable year we must derive at least 95% of our gross income (excluding gross income from prohibited transactions, certain hedging transactions, and certain foreign currency gains) from the real property investments described above or dividends, interest and gain from the sale or disposition of stock or securities, or from any combination of the foregoing. For these purposes, the term “interest” generally does not include any amount received or accrued, directly or indirectly, if the determination of all or some of the amount depends in any way on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “interest” solely by reason of being based on a fixed percentage or percentages of receipts or sales.

Rents we receive from a tenant will qualify as “rents from real property” for the purpose of satisfying the gross income requirements for a REIT described above only if all of the following conditions are met:

•

The amount of rent is not based in any way on the income or profits of any person. However, an amount we receive or accrue generally will not be excluded from the term “rents from real property” solely because it is based on a fixed percentage or percentages of receipts or sales;

•

Neither we nor an actual or constructive owner of 10% or more of our capital stock actually or constructively owns 10% or more of the interests in the assets or net profits of a non-corporate tenant, or, if the tenant is a corporation, 10% or more of the voting power or value of all classes of stock of the tenant. Rents we receive from such a tenant that is a taxable REIT subsidiary of ours, however, will not be excluded from the definition of “rents from real property” as a result of this condition if at least 90% of the space at the property to which the rents relate is leased to third parties, and the rents paid by the taxable REIT subsidiary are substantially comparable to rents paid by our other tenants for comparable space. Whether rents paid by a taxable REIT subsidiary are substantially comparable to rents paid by other tenants is determined at the time the lease with the taxable REIT subsidiary is entered into, extended, and modified, if such modification increases the rents due under such lease. Notwithstanding the foregoing, however, if a lease with a “controlled taxable REIT subsidiary” is modified and such modification results in an increase in the rents payable by such taxable REIT subsidiary, any such increase will not qualify as “rents from real property.” For purposes of this rule, a “controlled taxable REIT subsidiary” is a taxable REIT subsidiary in which the parent REIT owns stock possessing more than 50% of the voting power or more than 50% of the total value of the outstanding stock of such taxable REIT subsidiary;

•

Rent attributable to personal property, leased in connection with a lease of real property, is not greater than 15% of the total rent received under the lease. If this condition is not met, then the portion of the rent attributable to personal property will not qualify as “rents from real property.” To the extent that rent attributable to personal property, leased in connection with a lease of real property, exceeds 15% of the total rent received under the lease, we may transfer a portion of such personal property to a taxable REIT subsidiary; and

•

We generally do not operate or manage the property or furnish or render services to our tenants, subject to a 1% de minimis exception and except as provided below. We may, however, perform services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not otherwise considered “rendered to the occupant” of the property. Examples of these services include the provision of light, heat, or other utilities, trash removal, general maintenance of common areas, interconnection services and certain basic server services that do not require logical access to our tenants’ equipment. In addition, we may employ an independent contractor from whom we derive no revenue to provide customary services, or a taxable REIT subsidiary (which may be wholly or partially owned by us) to provide both customary and non-customary services to our tenants without causing the rent we receive from those tenants to fail to qualify as “rents from real property.” Any amounts we receive from a taxable REIT subsidiary with respect to the taxable REIT subsidiary’s provision of non-customary services will, however, be nonqualifying income under the 75% gross income test and, except to the extent received through the payment of dividends, the 95% gross income test.

We generally do not intend, and as the general partner of our operating partnership, do not intend to permit our operating partnership, to take actions we believe will cause us to fail to satisfy the rental conditions described above. However, we may intentionally fail to satisfy some of these conditions to the extent we determine, based on the advice of our tax advisors, that the failure will not jeopardize our tax status as a REIT. In addition, with respect to the limitation on the rental of personal property, we generally have not obtained appraisals of the real property and personal property leased to tenants. Accordingly, there can be no assurance that the IRS will not disagree with our determinations of value.

Income we receive that is attributable to the rental of parking spaces at the properties generally will constitute rents from real property for purposes of the gross income tests if certain services provided with respect to the parking spaces are performed by independent contractors from whom we derive no revenue, either directly or indirectly, or by a taxable REIT subsidiary, and certain other conditions are met. We believe that the income we receive that is attributable to parking spaces will meet these tests and, accordingly, will constitute rents from real property for purposes of the gross income tests.

From time to time, we may enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase these items, and futures and forward contracts. Income from a hedging transaction, including gain from the sale or disposition of such a transaction, that is clearly identified as a hedging transaction as specified in the Code will not constitute gross income and thus will be exempt from the 75% and 95% gross income tests. The term “hedging transaction,” as used above, generally means (A) any transaction we enter into in the normal course of our business primarily to manage risk of (1) interest rate changes or fluctuations with respect to borrowings made or to be made by us to acquire or carry real estate assets, or (2) currency fluctuations with respect to an item of qualifying income under the 75% or 95% gross income test, and (B) for taxable years beginning after December 31, 2015, new hedging transactions entered into to hedge the income or loss from prior hedging transactions, where the property or indebtedness which was the subject of the prior hedging transaction was extinguished or disposed of. To the extent that we do not properly identify such transactions as hedges or we hedge with other types of financial instruments, the income from those transactions is not likely to be treated as qualifying income for purposes of the gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our status as a REIT.

We have investments in several entities located outside the United States and in the future we may invest in additional entities or properties located outside the United States. In addition, from time to time we may acquire additional properties outside of the United States, through a taxable REIT subsidiary or otherwise. These acquisitions could cause us to incur foreign currency gains or losses. Any foreign currency gains, to the extent attributable to specified items of qualifying income or gain, or specified qualifying assets, however, generally will not constitute gross income for purposes of the 75% and 95% gross income tests, and therefore will be excluded from these tests.

To the extent our taxable REIT subsidiaries pay dividends, we generally will derive our allocable share of such dividend income through our interest in our operating partnership. Such dividend income will qualify under the 95%, but not the 75%, gross income test.

We will monitor the amount of the dividend and other income from our taxable REIT subsidiaries and will take actions intended to keep this income, and any other nonqualifying income, within the limitations of the gross income tests. Although we expect these actions will be sufficient to prevent a violation of the gross income tests, we cannot guarantee that such actions will in all cases prevent such a violation.

If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for the year if we are entitled to relief under certain provisions of the Code. We generally may make use of the relief provisions if:

•

following our identification of the failure to meet the 75% or 95% gross income tests for any taxable year, we file a schedule with the IRS setting forth each item of our gross income for purposes of the 75% or 95% gross income tests for such taxable year in accordance with Treasury Regulations to be issued; and

•	our failure to meet these tests was due to reasonable cause and not due to willful neglect.

It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. For example, if we fail to satisfy the gross income tests because nonqualifying income that we intentionally accrue or receive exceeds the limits on nonqualifying income, the IRS could conclude that our failure to satisfy the tests was not due to reasonable cause. If these relief provisions do not apply to a particular set of circumstances, we will not qualify as a REIT. As discussed above in “—Taxation of Our Company—General,” even if these relief provisions apply, and we retain our status as a REIT, a tax would be imposed with respect to our nonqualifying income. We may not always be able to comply with the gross income tests for REIT qualification despite periodic monitoring of our income.

Prohibited Transaction Income. Any gain that we realize on the sale of property held as inventory or otherwise held primarily for sale to customers in the ordinary course of business, including our share of any such gain realized by our operating partnership, either directly or through its subsidiary partnerships and limited liability companies, will be treated as income from a prohibited transaction that is subject to a 100% penalty tax, unless certain safe harbor exceptions apply. This prohibited transaction income may also adversely affect our ability to satisfy the gross income tests for qualification as a REIT. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances surrounding the particular transaction. As the general partner of our operating partnership, we intend to cause our operating partnership to hold its properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing and owning its properties and to make occasional sales of the properties as are consistent with our investment objectives. We do not intend, and do not intend to permit our operating partnership or its subsidiary partnerships or limited liability companies, to enter into any sales that are prohibited transactions. However, the IRS may successfully contend that some or all of the sales made by our operating partnership or its subsidiary partnerships or limited liability companies are prohibited transactions. We would be required to pay the 100% penalty tax on our allocable share of the gains resulting from any such sales.

Penalty Tax. Any redetermined rents, redetermined deductions, excess interest or redetermined TRS service income we generate will be subject to a 100% penalty tax. In general, (1) redetermined rents are rents from real property that are overstated as a result of any services furnished to any of our tenants by a taxable REIT subsidiary of ours, (2) redetermined deductions and excess interest represent any amounts that are deducted by a taxable REIT subsidiary of ours for amounts paid to us that are in excess of the amounts that would have been deducted based on arm’s length negotiations, and (3) redetermined TRS service income is income of a taxable REIT subsidiary that is understated as a result of services provided to us or on our behalf. Rents we receive will not constitute redetermined rents if they qualify for certain safe harbor provisions contained in the Code.

From time to time, our taxable REIT subsidiaries provide services to our tenants. We believe we have set, and we intend to set in the future, any fees paid to our taxable REIT subsidiaries for such services at arm’s length rates, although the fees paid may not satisfy the safe-harbor provisions described above. These determinations are inherently factual, and the IRS has broad discretion to assert that amounts paid between related parties should be reallocated to clearly reflect their respective incomes. If the IRS successfully made such an assertion, we would be required to pay a 100% penalty tax on the excess of an arm’s length fee for tenant services over the amount actually paid.

Asset Tests. At the close of each calendar quarter of our taxable year, we must also satisfy certain tests relating to the nature and diversification of our assets. First, at least 75% of the value of our total assets must be represented by real estate assets, cash, cash items and U.S. government securities. For purposes of this test, the term “real estate assets” generally means real property (including interests in real property and interests in mortgages on real property and, to a limited extent, personal property), shares (or transferable certificates of beneficial interest) in other REITs, any stock or debt instrument attributable to the investment of the proceeds of a stock offering or a public offering of debt with a term of at least five years (but only for the one-year period beginning on the date the REIT receives such proceeds), debt instruments of publicly offered REITs, and personal property leased in connection with a lease of real property for which the rent attributable to personal property is not greater than 15% of the total rent received under the lease.

Second, not more than 25% of the value of our total assets may be represented by securities (including securities of taxable REIT subsidiaries), other than those securities includable in the 75% asset test.

Third, of the investments included in the 25% asset class, and except for investments in other REITs, our qualified REIT subsidiaries and taxable REIT subsidiaries, the value of any one issuer’s securities may not exceed 5% of the value of our total assets, and we may not own more than 10% of the total vote or value of the outstanding securities of any one issuer except, in the case of the 10% value test, securities satisfying the “straight debt” safe-harbor or securities issued by a partnership that itself would satisfy the 75% income test if it were a REIT. Certain types of securities we may own are disregarded as securities solely for purposes of the 10% value test, including, but not limited to, any loan to an individual or an estate, any obligation to pay rents from real property and any security issued by a REIT. In addition, solely for purposes of the 10% value test, the determination of our interest in the assets of a partnership or limited liability company in which we own an interest will be based on our proportionate interest in any securities issued by the partnership or limited liability company, excluding for this purpose certain securities described in the Code. From time to time we may own securities (including debt securities) of issuers that do not qualify as a REIT, a qualified REIT subsidiary or a taxable REIT subsidiary. We intend that our ownership of any such securities will be structured in a manner that allows us to comply with the asset tests described above.

Fourth, not more than 25% (20% for taxable years beginning after December 31, 2017) of the value of our total assets may be represented by the securities of one or more taxable REIT subsidiaries. Our operating partnership currently owns the stock of certain corporations that have elected, together with us, to be treated as our taxable REIT subsidiaries. So long as each of these companies qualifies as a taxable REIT subsidiary, we will not be subject to the 5% asset test, the 10% voting securities limitation or the 10% value limitation with respect to our ownership of their securities. We may acquire securities in other taxable REIT subsidiaries in the future. We believe that the aggregate value of our taxable REIT subsidiaries has not exceeded, and in the future will not exceed, 25% (20% for taxable years beginning after December 31, 2017) of the aggregate value of our gross assets. No independent appraisals have been obtained to support these conclusions. In addition, there can be no assurance that the IRS will not disagree with our determinations of value.

Fifth, not more than 25% of the value of our total assets may be represented by debt instruments of publicly offered REITs to the extent those debt instruments would not be real estate assets but for the inclusion of debt instruments of publicly offered REITs in the meaning of real estate assets, as described above (e.g., a debt instrument issued by a publicly offered REIT that is not secured by a mortgage on real property).

The asset tests must be satisfied at the close of each calendar quarter of our taxable year in which we (directly or through any partnership, limited liability company or qualified REIT subsidiary) acquire securities in the applicable issuer, and also at the close of each calendar quarter in which we increase our ownership of securities of such issuer (including as a result of an increase in our interest in any partnership or limited liability company that owns such securities). For example, our indirect ownership of securities of each issuer will increase as a result of our capital contributions to our operating partnership or as limited partners exercise their redemption/exchange rights. Also, after initially meeting the asset tests at the close of any quarter, we will not lose our status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If we fail to satisfy an asset test because we acquire securities or other property during a quarter (including as a result of an increase in our interest in any partnership or limited liability company), we may cure this failure by disposing of sufficient nonqualifying assets within 30 days after the close of that quarter. We believe that we have maintained, and we intend to maintain, adequate records of the value of our assets to ensure compliance with the asset tests. If we fail to cure any noncompliance with the asset tests within the 30-day cure period, we would cease to qualify as a REIT unless we are eligible for certain relief provisions discussed below.

Certain relief provisions may be available to us if we discover a failure to satisfy the asset tests described above after the 30-day cure period. Under these provisions, we will be deemed to have met the 5% and 10% asset tests if the value of our nonqualifying assets (i) does not exceed the lesser of (a) 1% of the total value of our assets at the end of the applicable quarter or (b) $10,000,000, and (ii) we dispose of the nonqualifying assets or otherwise satisfy such tests within (a) six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered or (b) the period of time prescribed by Treasury Regulations to be issued. For violations of any of the asset tests due to reasonable cause and not due to willful neglect and that are, in the case of the 5% and 10% asset tests, in excess of the de minimis exception described above, we may avoid disqualification as a REIT after the 30-day cure period by taking steps including (i) the disposition of sufficient nonqualifying assets, or the taking of other actions, which allow us to meet the asset tests within (a) six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered or (b) the period of time prescribed by Treasury Regulations to be issued, (ii) paying a tax equal to the greater of (a) $50,000 or (b) the highest corporate tax rate multiplied by the net income generated by the nonqualifying assets, and (iii) disclosing certain information to the IRS.

Although we believe we have satisfied the asset tests described above and plan to take steps to ensure that we satisfy such tests for any quarter with respect to which retesting is to occur, there can be no assurance that we will always be successful, or will not require a reduction in our operating partnership’s overall interest in an issuer (including in a taxable REIT subsidiary). If we fail to cure any noncompliance with the asset tests in a timely manner, and the relief provisions described above are not available, we would cease to qualify as a REIT.

Annual Distribution Requirements. To maintain our qualification as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to the sum of:

•	90% of our “REIT taxable income”; and

•	90% of our after-tax net income, if any, from foreclosure property; minus

•	the excess of the sum of certain items of non-cash income over 5% of our “REIT taxable income.”

For these purposes, our “REIT taxable income” is computed without regard to the dividends paid deduction and our net capital gain. In addition, for purposes of this test, non-cash income generally means income attributable to leveled stepped rents, original issue discount on purchase money debt, cancellation of indebtedness, or a like-kind exchange that is later determined to be taxable.

In addition, our “REIT taxable income” will be reduced by any taxes we are required to pay on any gain we recognize from the disposition of any asset we acquired from a corporation that is or has been a C corporation in a transaction in which our tax basis in the asset is less than the fair market value of the asset, in each case determined as of the date on which we acquired the asset, within a period that is generally five years following our acquisition of such asset, as described above under “—General.”

We generally must pay, or be treated as paying, the distributions described above in the taxable year to which they relate. At our election, a distribution will be treated as paid in a taxable year if it is declared before we timely file our tax return for such year and paid on or before the first regular dividend payment after such declaration, provided such payment is made during the 12-month period following the close of such year. These distributions are treated as received by our stockholders in the year in which they are paid. This is so even though these distributions relate to the prior year for purposes of the 90% distribution requirement. In order to be taken into account for purposes of our distribution requirement, except as provided below, the amount distributed must not be preferential—i.e., every stockholder of the class of stock to which a distribution is made must be treated the same as every other stockholder of that class, and no class of stock may be treated other than according to its dividend rights as a class. This preferential limitation will not apply to distributions made by us, provided we qualify as a “publicly offered REIT.” We believe that we are, and expect we will continue to be, a “publicly offered REIT.” To the extent that we do not distribute all of our net capital gain, or distribute at least 90%, but less than 100%, of our “REIT taxable income,” as adjusted, we will be required to pay tax on the undistributed amount at regular corporate tax rates. We believe that we have made, and we intend to continue to make, timely distributions sufficient to satisfy these annual distribution requirements and to minimize our corporate tax obligations. In this regard, the partnership agreement of our operating partnership authorizes us, as the general partner of our operating partnership, to take such steps as may be necessary to cause our operating partnership to distribute to its partners an amount sufficient to permit us to meet these distribution requirements and to minimize our corporate tax obligation.

We expect that our REIT taxable income will be less than our cash flow because of depreciation and other non-cash charges included in computing REIT taxable income. Accordingly, we anticipate that we generally will have sufficient cash or liquid assets to enable us to satisfy the distribution requirements described above. However, from time to time, we may not have sufficient cash or other liquid assets to meet these distribution requirements due to timing differences between the actual receipt of income and actual payment of deductible expenses, and the inclusion of income and deduction of expenses in determining our taxable income. In addition, we may decide to retain our cash, rather than distribute it, in order to repay debt or for other reasons. If these timing differences occur, we may borrow funds to pay dividends or pay dividends in the form of taxable stock dividends in order to meet the distribution requirements, while preserving our cash.

Under some circumstances, we may be able to rectify an inadvertent failure to meet the 90% distribution requirement for a year by paying “deficiency dividends” to our stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. In that case, we may be able to avoid being taxed on amounts distributed as deficiency dividends, subject to the 4% excise tax described below. However, we will be required to pay interest to the IRS based upon the amount of any deduction claimed for deficiency dividends. While the payment of a deficiency dividend will apply to a prior year for purposes of our REIT distribution requirements, it will be treated as an additional distribution to our stockholders in the year such dividend is paid.

Furthermore, we will be required to pay a 4% excise tax to the extent we fail to distribute during each calendar year at least the sum of 85% of our ordinary income for such year, 95% of our capital gain net income for the year and any undistributed taxable income from prior periods. Any ordinary income and net capital gain on which this excise tax is imposed for any year is treated as an amount distributed during that year for purposes of calculating such tax.

For purposes of the 90% distribution requirement and excise tax described above, dividends declared during the last three months of the taxable year, payable to stockholders of record on a specified date during such period and paid during January of the following year, will be treated as paid by us and received by our stockholders on December 31 of the year in which they are declared.

Like-Kind Exchanges. We may dispose of properties in transactions intended to qualify as like-kind exchanges under the Code. Such like-kind exchanges are intended to result in the deferral of gain for U.S. federal income tax purposes. The failure of any such transaction to qualify as a like-kind exchange could require us to pay U.S. federal income tax, possibly including the 100% prohibited transaction tax, depending on the facts and circumstances surrounding the particular transaction.

Tax Liabilities and Attributes Inherited in Connection with Acquisitions. From time to time, we or our operating partnership may acquire other corporations or entities and, in connection with such acquisitions, we may succeed to the historical tax attributes and liabilities of such entities. For example, if we acquire a C corporation and subsequently dispose of its assets within five years of the acquisition, we could be required to pay the built-in gain tax described above under “—General.” In addition, in order to qualify as a REIT, at the end of any taxable year, we must not have any earnings and profits accumulated in a non-REIT year. As a result, if we acquire a C corporation, we must distribute the corporation’s earnings and profits accumulated prior to the acquisition before the end of the taxable year in which we acquire the corporation. We also could be required to pay the acquired entity’s unpaid taxes even though such liabilities arose prior to the time we acquired the entity.

Moreover, we may from time to time acquire other REITs through a merger or acquisition. If any such REIT failed to qualify as a REIT for any of its taxable years, such REIT would be liable for (and we, as the surviving corporation in the merger or acquisition, would be obligated to pay) U.S. federal income tax on its taxable income at regular rates, and if the merger or acquisition is a transaction in which our tax basis in the assets of such REIT is less than the fair market value of the assets, in each case, determined at the time of the merger or acquisition, we would be subject to tax on the built-in gain on each asset of such REIT as described above if we were to dispose of the asset in a taxable transaction during the five-year period following the merger or acquisition. Moreover, even if such REIT qualified as a REIT at all relevant times, we would similarly be liable for other unpaid taxes (if any) of such REIT (such as the 100% tax on gains from any sales treated as “prohibited transactions” as described above under “—Prohibited Transaction Income”).

Furthermore, after our acquisition of another corporation or entity, the asset and income tests will apply to all of our assets, including the assets we acquire from such corporation or entity, and to all of our income, including the income derived from the assets we acquire from such corporation or entity. As a result, the nature of the assets that we acquire from such corporation or entity and the income we derive from those assets may have an effect on our tax status as a REIT.

Failure to Qualify. If we discover a violation of a provision of the Code that would result in our failure to qualify as a REIT, certain specified cure provisions may be available to us. Except with respect to violations of the gross income tests and asset tests (for which the cure provisions are described above), and provided the violation is due to reasonable cause and not due to willful neglect, these cure provisions generally impose a $50,000 penalty for each violation in lieu of a loss of REIT status. If we fail to satisfy the requirements for taxation as a REIT in any taxable year, and the relief provisions do not apply, we will be required to pay tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. Distributions to stockholders in any year in which we fail to qualify as a REIT will not be deductible by us, and we will not be required to distribute any amounts to our stockholders. As a result, we anticipate that our failure to qualify as a REIT would reduce the cash available for distribution by us to our stockholders. In addition, if we fail to qualify as a REIT, all distributions to stockholders will be taxable as regular corporate dividends to the extent of our current and accumulated earnings and profits. In such event, corporate distributees may be eligible for the dividends-received deduction. In addition, non-corporate stockholders, including individuals, may be eligible for the preferential tax rates on qualified dividend income. Unless entitled to relief under specific statutory provisions, we would also be ineligible to elect to be treated as a REIT for the four taxable years following the year for which we lose our qualification. It is not possible to state whether in all circumstances we would be entitled to this statutory relief.

Tax Aspects of Our Operating Partnership, the Subsidiary Partnerships and the Limited Liability Companies

General. All of our investments are held indirectly through our operating partnership. In addition, our operating partnership holds certain of its investments indirectly through subsidiary partnerships and limited liability companies that we believe are and will continue to be treated as partnerships or disregarded entities for U.S. federal income tax purposes. In general, entities that are treated as partnerships or disregarded entities for U.S. federal income tax purposes are “pass-through” entities which are not required to pay U.S. federal income tax. Rather, partners or members of such entities are allocated their shares of the items of income, gain, loss, deduction and credit of the partnership or limited liability company, and are potentially required to pay tax on this income, without regard to whether they receive a distribution from the partnership or limited liability company. We will include in our income our share of these partnership and limited liability company items for purposes of the various gross income tests, the computation of our REIT taxable income, and the REIT distribution requirements. Moreover, for purposes of the asset tests, we will include our pro rata share of assets held by our operating partnership, including its share of the assets of its subsidiary partnerships and limited liability companies, based on our capital interests in each such entity. See “—Taxation of Our Company.”

Entity Classification. Our interests in our operating partnership and the subsidiary partnerships and limited liability companies involve special tax considerations, including the possibility that the IRS might challenge the status of these entities as partnerships (or disregarded entities). For example, an entity that would otherwise be treated as a partnership for U.S. federal income tax purposes may nonetheless be taxable as a corporation if it is a “publicly traded partnership” and certain other requirements are met. A partnership or limited liability company would be treated as a publicly traded partnership if its interests are traded on an established securities market or are readily tradable on a secondary market or a substantial equivalent thereof, within the meaning of applicable

Treasury Regulations. We do not anticipate that our operating partnership or any subsidiary partnership or limited liability company will be treated as a publicly traded partnership that is taxable as a corporation. However, if any such entity were treated as a corporation, it would be required to pay an entity-level tax on its income. In this situation, the character of our assets and items of gross income would change and could prevent us from satisfying the REIT asset tests and possibly the REIT income tests. See “—Taxation of Our Company—Asset Tests” and “—Income Tests.” This, in turn, could prevent us from qualifying as a REIT. See “—Failure to Qualify” for a discussion of the effect of our failure to meet these tests. In addition, a change in the tax status of our operating partnership or a subsidiary partnership or limited liability company might be treated as a taxable event. If so, we might incur a tax liability without any related cash payment. We believe our operating partnership and each of our other partnerships and limited liability companies have been and will continue to be treated as partnerships or disregarded entities for U.S. federal income tax purposes.

Allocations of Income, Gain, Loss and Deduction. The operating partnership agreement generally provides that items of operating income will be allocated to us to the extent of the accrued preferred return on our preferred units and then to the holders of common units in proportion to the number of common units held by each such unitholder. Items of operating loss will generally be allocated first to the holders of common units in proportion to the number of common units held, and then to us with respect to our preferred units. Certain limited partners may, from time to time, guarantee debt of our operating partnership, indirectly through an agreement to make capital contributions to our operating partnership under limited circumstances. As a result of these guaranties or contribution agreements, and notwithstanding the foregoing discussion of allocations of income and loss of our operating partnership to holders of units, such limited partners could under limited circumstances be allocated a disproportionate amount of net loss upon a liquidation of our operating partnership, which net loss would have otherwise been allocable to us. In addition, the partnership agreement further provides that holders of long-term incentive units, class C units and class D units may be entitled to receive special allocations of gain in the event of a sale or hypothetical sale of assets of our operating partnership prior to the allocation of gain to holders of common units. This special allocation of gain is intended to enable the holders of long-term incentive units, class C units and class D units to convert such units into common units.

If an allocation of partnership income or loss does not comply with the requirements of Section 704(b) of the Code and the Treasury Regulations thereunder, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership. This reallocation will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. The allocations of taxable income and loss of our operating partnership and any subsidiaries that are treated as partnerships for U.S. federal income tax purposes are intended to comply with the requirements of Section 704(b) of the Code and the Treasury Regulations thereunder.

Tax Allocations With Respect to the Properties. Under Section 704(c) of the Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership (including a limited liability company treated as a partnership for U.S. federal income tax purposes) in exchange for an interest in the partnership, must be allocated in a manner so that the contributing partner is charged with the unrealized gain or benefits from the unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss generally is equal to the difference between the fair market value or book value and the adjusted tax basis of the contributed property at the time of contribution (this difference is referred to as a book-tax difference), as adjusted from time to time. These allocations are solely for U.S. federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners.

Appreciated property was contributed to our operating partnership in exchange for interests in our operating partnership in connection with the formation transactions. In addition, our operating partnership may, from time to time, acquire interests in property in exchange for interests in our operating partnership. In that case, the tax basis of these property interests generally carries over to the operating partnership, notwithstanding their different book (i.e., fair market) value (this difference is referred to as a book-tax difference). The partnership agreement requires that income and loss allocations with respect to these properties be made in a manner consistent with Section 704(c) of the Code. Treasury Regulations issued under Section 704(c) of the Code provide partnerships (including limited liability companies treated as partnerships for U.S. federal income tax purposes) with a choice of several methods of accounting for book-tax differences. Depending on the method we choose in connection with any particular contribution, the carryover basis of each of the contributed interests in the properties in the hands of our operating partnership (i) will or could cause us to be allocated lower amounts of depreciation deductions for tax purposes than would be allocated to us if any of the contributed properties were to have a tax basis equal to its respective fair market value at the time of the contribution and (ii) could cause us to be allocated taxable gain in the event of a sale of such contributed interests or properties in excess of the economic or book income allocated to us as a result of such sale, with a corresponding benefit to the other partners in our operating partnership. An allocation described in clause (ii) above might cause us or the other partners to recognize taxable income in excess of cash proceeds in the event of a sale or other disposition of property, which might adversely affect our ability to comply with the REIT distribution requirements. See “—Taxation of Our Company—Requirements for Qualification as a REIT” and “—Annual Distribution Requirements.”

Any property acquired by our operating partnership in a taxable transaction will initially have a tax basis equal to its fair market value, and Section 704(c) of the Code generally will not apply.

Partnership Audit Rules. The Bipartisan Budget Act of 2015 changes the rules applicable to U.S. federal income tax audits of partnerships. Under the new rules (which are generally effective for taxable years beginning after December 31, 2017), among other changes and subject to certain exceptions, any audit adjustment to items of income, gain, loss, deduction, or credit of a partnership (and any partner’s distributive share thereof) is determined, and taxes, interest, or penalties attributable thereto are assessed and collected, at the partnership level. Although there is still uncertainty regarding the implementation of these new rules, it is possible that they could result in partnerships in which we directly or indirectly invest, including our operating partnership, being required to pay additional taxes, interest and penalties as a result of an audit adjustment, and we, as a direct or indirect partner of these partnerships, could be required to bear the economic burden of those taxes, interest, and penalties even though we, as a REIT, may not otherwise have been required to pay additional corporate-level taxes as a result of the related audit adjustment. The changes created by these new rules are sweeping and in many respects dependent on the promulgation of future regulations or other guidance by the U.S. Department of the Treasury. Prospective investors are urged to consult their tax advisors with respect to these changes and their potential impact on their investment in our capital stock.

U.S. Federal Income Tax Considerations for Holders of Our Capital Stock and the Operating Partnership’s Debt Securities

The following summary describes the material U.S. federal income tax consequences to you of acquiring, owning and disposing of our capital stock or the operating partnership’s debt securities. This summary assumes you hold shares of our capital stock or the operating partnership’s debt securities as “capital assets” (generally, property held for investment within the meaning of Section 1221 of the Code). It does not address all U.S. federal income tax consequences that may be relevant to you in light of your particular circumstances. In addition, except where specifically noted, this discussion does not address the tax consequences relevant to persons subject to special rules, including, without limitation:

•	banks, insurance companies, and other financial institutions;

•	tax-exempt organizations or governmental organizations;

•	S corporations, partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

•	persons who hold or receive our capital stock pursuant to the exercise of any employee stock option or otherwise as compensation;

•	persons subject to the alternative minimum tax;

•	regulated investment companies and REITs;

•	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	broker, dealers or traders in securities;

•	U.S. expatriates and former citizens or long-term residents of the United States;

•

persons holding our capital stock or the operating partnership’s debt securities as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•	persons deemed to sell our capital stock or the operating partnership’s debt securities under the constructive sale provisions of the Code; or

•	United States persons whose functional currency is not the U.S. dollar.

If you are considering acquiring our capital stock or the operating partnership’s debt securities, you should consult your tax advisor concerning the application of U.S. federal income tax laws to your particular situation as well as any consequences of the acquisition, ownership and disposition of our capital stock or the operating partnership’s debt securities arising under the laws of any state, local or non-U.S. taxing jurisdiction or under any applicable tax treaty.

When we use the term “U.S. holder,” we mean a holder of shares of our capital stock or the operating partnership’s debt securities who, for U.S. federal income tax purposes, is:

•	an individual who is a citizen or resident of the United States;

•

a corporation, including an entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or of any state thereof or in the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust that (1) is subject to the primary supervision of a United States court and the control of one or more United States persons or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a United States person.

If you are an individual, corporation, estate or trust that holds shares of our capital stock or the operating partnership’s debt securities and you are not a U.S. holder, you are a “non-U.S. holder.”

If an entity treated as a partnership for U.S. federal income tax purposes holds shares of our capital stock or the operating partnership’s debt securities, the tax treatment of a partner in the partnership generally will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding shares of our capital stock or the operating partnership’s debt securities and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

Taxation of Taxable U.S. Holders of Our Capital Stock

Distributions Generally. Distributions out of our current or accumulated earnings and profits will be treated as dividends and, other than with respect to capital gain dividends and certain amounts which have previously been subject to corporate level tax, as discussed below, will be taxable to our taxable U.S. holders as ordinary income when actually or constructively received. See “—Tax Rates” below. As long as we qualify as a REIT, these distributions will not be eligible for the dividends-received deduction in the case of U.S. holders that are corporations or, except to the extent described in “—Tax Rates” below, the preferential rates on qualified dividend income applicable to non-corporate U.S. holders, including individuals. For purposes of determining whether distributions to holders of our capital stock are out of our current or accumulated earnings and profits, our earnings and profits will be allocated first to our outstanding preferred stock and then to our outstanding common stock.

To the extent that we make distributions on our capital stock in excess of our current and accumulated earnings and profits allocable to such stock, these distributions will be treated first as a tax-free return of capital to a U.S. holder. This treatment will reduce the U.S. holder’s adjusted tax basis in such shares of stock by the amount of the distribution, but not below zero. Distributions in excess of our current and accumulated earnings and profits and in excess of a U.S. holder’s adjusted tax basis in its shares will be taxable as capital gain. Such gain will be taxable as long-term capital gain if the shares have been held for more than one year. Dividends we declare in October, November, or December of any year and which are payable to a holder of record on a specified date in any of these months will be treated as both paid by us and received by the holder on December 31 of that year, provided we actually pay the dividend on or before January 31 of the following year. U.S. holders may not include in their own income tax returns any of our net operating losses or capital losses.

U.S. holders that receive taxable stock dividends, including dividends partially payable in our capital stock and partially payable in cash, would be required to include the full amount of the dividend (i.e., the cash and the stock portion) as ordinary income (subject to limited exceptions) to the extent of our current and accumulated earnings and profits for U.S. federal income tax purposes, as described above. The amount of any distribution payable in our capital stock generally is equal to the amount of cash that could have been received instead of the capital stock. Depending on the circumstances of a U.S. holder, the tax on the distribution may exceed the amount of the distribution received in cash, in which case such U.S. holder would have to pay the tax using cash from other sources. If a U.S. holder sells the capital stock it received in connection with a taxable stock distribution in order to pay this tax and the proceeds of such sale are less than the amount required to be included in income with respect to the stock portion of the distribution, such U.S. holder could have a capital loss with respect to the stock sale that could not be used to offset such dividend income. A U.S. holder that receives capital stock pursuant to a distribution generally has a tax basis in such capital stock equal to the amount of cash that could have been received instead of such capital stock as described above, and has a holding period in such capital stock that begins on the day immediately following the payment date for the distribution.

Capital Gain Dividends. Dividends that we properly designate as capital gain dividends will be taxable to our taxable U.S. holders as a gain from the sale or disposition of a capital asset held for more than one year, to the extent that such gain does not exceed our actual net capital gain for the taxable year and may not exceed our dividends paid for the taxable year, including dividends paid the following year that are treated as paid in the current year. U.S. holders that are corporations may, however, be required to treat up to 20% of certain capital gain dividends as ordinary income. If we properly designate any portion of a dividend as a capital gain dividend then, except as otherwise required by law, we presently intend to allocate a portion of the total capital gain dividends paid or made available to holders of all classes of our capital stock for the year to the holders of each class of our capital stock in proportion to the amount that our total dividends, as determined for U.S. federal income tax purposes, paid or made available to the holders of each such class of our capital stock for the year bears to the total dividends, as determined for U.S. federal income tax purposes, paid or made available to holders of all classes of our capital stock for the year. In addition, except as otherwise required by law, we will make a similar allocation with respect to any undistributed long-term capital gains which are to be included in our stockholders’ long-term capital gains, based on the allocation of the capital gain amount which would have resulted if those undistributed long-term capital gains had been distributed as “capital gain dividends” by us to our stockholders.

Retention of Net Capital Gains. We may elect to retain, rather than distribute as a capital gain dividend, all or a portion of our net capital gains. If we make this election, we would pay tax on our retained net capital gains. In addition, to the extent we so elect, our earnings and profits (determined for U.S. federal income tax purposes) would be adjusted accordingly, and a U.S. holder generally would:

•

include its pro rata share of our undistributed net capital gains in computing its long-term capital gains in its return for its taxable year in which the last day of our taxable year falls, subject to certain limitations as to the amount that is includable;

•	be deemed to have paid its share of the capital gains tax imposed on us on the designated amounts included in the U.S. holder’s income as long-term capital gain;

•	receive a credit or refund for the amount of tax deemed paid by it;

•	increase the adjusted basis of its capital stock by the difference between the amount of includable gains and the tax deemed to have been paid by it; and

•	in the case of a U.S. holder that is a corporation, appropriately adjust its earnings and profits for the retained capital gains in accordance with Treasury Regulations to be promulgated by the IRS.

Passive Activity Losses and Investment Interest Limitations. Distributions we make and gain arising from the sale or exchange by a U.S. holder of our capital stock will not be treated as passive activity income. As a result, U.S. holders generally will not be able to apply any “passive losses” against this income or gain. A U.S. holder generally may elect to treat capital gain dividends, capital gains from the disposition of our capital stock and income designated as qualified dividend income, as described in “—Tax Rates” below, as investment income for purposes of computing the investment interest limitation, but in such case, the holder will be taxed at ordinary income rates on such amount. Other distributions made by us, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation.

Dispositions of Our Capital Stock. Except as described below under “Redemption or Repurchase by Us,” if a U.S. holder sells or disposes of shares of our capital stock, it will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount of cash and the fair market value of any property received on the sale or other disposition and the holder’s adjusted basis in the shares of our capital stock for tax purposes. This gain or loss, except as provided below, will be long-term capital gain or loss if the holder has held such capital stock for more than one year. However, if a U.S. holder recognizes a loss upon the sale or other disposition of capital stock that it has held for six months or less, after applying certain holding period rules, the loss recognized will be treated as a long-term capital loss to the extent the U.S. holder received distributions from us which were required to be treated as long-term capital gains.

Redemption or Repurchase by Us. A redemption or repurchase of shares of our capital stock will be treated under Section 302 of the Code as a distribution (and taxable as a dividend to the extent of our current and accumulated earnings and profits as described above under “—Distributions Generally”) unless the redemption or repurchase satisfies one of the tests set forth in Section 302(b) of the Code and is therefore treated as a sale or exchange of the redeemed or repurchased shares. The redemption or repurchase generally will be treated as a sale or exchange if it:

•	is “substantially disproportionate” with respect to the U.S. holder;

•	results in a “complete termination” of the U.S. holder’s stock interest in us; or

•	is “not essentially equivalent to a dividend” with respect to the U.S. holder, all within the meaning of Section 302(b) of the Code.

In determining whether any of these tests has been met, shares of our capital stock, including common stock and other equity interests in us, considered to be owned by the U.S. holder by reason of certain constructive ownership rules set forth in the Code, as well as shares of our capital stock actually owned by the U.S. holder, must generally be taken into account. Because the determination as to whether any of the alternative tests of

Section 302(b) of the Code will be satisfied with respect to the U.S. holder depends upon the facts and circumstances at the time that the determination must be made, U.S. holders are advised to consult their tax advisors to determine such tax treatment.

If a redemption or repurchase of shares of our capital stock is treated as a distribution taxable as a dividend, the amount of the distribution will be measured by the amount of cash and the fair market value of any property received. See “—Distributions Generally.” A U.S. holder’s adjusted basis in the redeemed or repurchased shares of the stock for tax purposes generally will be transferred to its remaining shares of our capital stock, if any. If a U.S. holder owns no other shares of our capital stock, under certain circumstances, such basis may be transferred to a related person or it may be lost entirely. Proposed Treasury Regulations issued in 2009, if enacted in their current form, would affect the basis recovery rules described above. It is not clear whether these proposed regulations will be enacted in their current form or at all. Prospective investors should consult their tax advisors regarding the U.S. federal income tax consequences of a redemption or repurchase of our capital stock.

If a redemption or repurchase of shares of our capital stock is not treated as a distribution taxable as a dividend, it will be treated as a taxable sale or exchange in the manner described under “—Dispositions of Our Capital Stock.”

Tax Rates. The maximum tax rate for non-corporate taxpayers for (1) long-term capital gains, including certain “capital gain dividends,” is generally 20% (although depending on the characteristics of the assets which produced these gains and on designations which we may make, certain capital gain dividends may be taxed at a 25% rate) and (2) “qualified dividend income” is generally 20%. In general, dividends payable by REITs are not eligible for the reduced tax rate on qualified dividend income, except to the extent that certain holding period requirements have been met and the REIT’s dividends are attributable to dividends received from taxable corporations (such as its taxable REIT subsidiaries) or to income that was subject to tax at the corporate/REIT level (for example, if the REIT distributed taxable income that it retained and paid tax on in the prior taxable year). Capital gain dividends will only be eligible for the rates described above to the extent that they are properly designated by the REIT as “capital gain dividends.” In addition, U.S. stockholders that are corporations may be required to treat up to 20% of some capital gain dividends as ordinary income.

Taxation of Tax-Exempt Holders of Our Capital Stock

Dividend income from us and gain arising upon a sale of shares of our capital stock generally should not be unrelated business taxable income, or UBTI, to a tax-exempt holder, except as described below. This income or gain will be UBTI, however, to the extent a tax-exempt holder holds its shares as “debt-financed property” within the meaning of the Code. Generally, “debt-financed property” is property the acquisition or holding of which was financed through a borrowing by the tax-exempt holder.

For tax-exempt holders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, or qualified group legal services plans exempt from U.S. federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) or (c)(20) of the Code, respectively, income from an investment in our shares will constitute UBTI unless the organization is able to properly claim a deduction for amounts set aside or placed in reserve for specific purposes so as to offset the income generated by its investment in our shares. These prospective investors should consult their tax advisors concerning these “set aside” and reserve requirements.

Notwithstanding the above, however, a portion of the dividends paid by a “pension-held REIT” may be treated as UBTI as to certain trusts that hold more than 10%, by value, of the interests in the REIT. A REIT will not be a “pension-held REIT” if it is able to satisfy the “not closely held” requirement without relying on the “look-through” exception with respect to certain trusts or if such REIT is not “predominantly held” by “qualified trusts.” As a result of restrictions on ownership and transfer of our stock contained in our charter, we do not expect to be classified as a “pension-held REIT,” and as a result, the tax treatment described above should be inapplicable to our holders. However, because our stock is publicly traded, we cannot guarantee that this will always be the case.

Taxation of Non-U.S. Holders of Our Capital Stock

The following discussion addresses the rules governing U.S. federal income taxation of the acquisition, ownership and disposition of our capital stock by non-U.S. holders. These rules are complex, and no attempt is made herein to provide more than a brief summary of such rules. Accordingly, the discussion does not address all aspects of U.S. federal income taxation and does not address other federal, state, local or non-U.S. tax consequences that may be relevant to a non-U.S. holder in light of its particular circumstances. We urge non-U.S. holders to consult their tax advisors to determine the impact of federal, state, local and non-U.S. income tax and other tax laws and any applicable tax treaty on the acquisition, ownership and disposition of shares of our capital stock, including any reporting requirements.

Distributions Generally. Distributions (including any taxable stock distributions) that are neither attributable to gains from sales or exchanges by us of United States real property interests, or USRPIs, nor designated by us as capital gain dividends (except as described below) will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. Such distributions ordinarily will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty, unless the distributions are treated as effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States (and, if required by an applicable income tax treaty, the non-U.S. holder maintains a permanent establishment in the United States to which such dividends are attributable). Under certain treaties, however, lower withholding rates generally applicable to dividends do not apply to dividends from a REIT. Certain certification and disclosure requirements must be satisfied for a non-U.S. holder to be exempt from withholding under the effectively connected income exemption. Dividends that are treated as effectively connected with a U.S. trade or business generally will not be subject to withholding but will be subject to U.S. federal income tax on a net basis at the regular graduated rates, in the same manner as dividends paid to U.S. holders are subject to U.S. federal income tax. Any such dividends received by a non-U.S. holder that is a corporation may also be subject to an additional branch profits tax at a 30% rate (applicable after deducting U.S. federal income taxes paid on such effectively connected income) or such lower rate as may be specified by an applicable income tax treaty.

Except as otherwise provided below, we expect to withhold U.S. federal income tax at the rate of 30% on any distributions made to a non-U.S. holder unless:

(1)	a lower treaty rate applies and the non-U.S. holder files with us an IRS Form W-8BEN or W-8BEN-E (or applicable successor form) evidencing eligibility for that reduced treaty rate; or

(2)	the non-U.S. holder files an IRS Form W-8ECI (or applicable successor form) with us claiming that the distribution is income effectively connected with the non-U.S. holder’s trade or business.

Distributions in excess of our current and accumulated earnings and profits will not be taxable to a non-U.S. holder to the extent that such distributions do not exceed the adjusted tax basis of the holder’s capital stock, but rather will reduce the adjusted tax basis of such stock. To the extent that such distributions exceed the non-U.S. holder’s adjusted tax basis in such capital stock, they generally will give rise to gain from the sale or exchange of such stock, the tax treatment of which is described below. However, recent legislation may cause such excess distributions to be treated as dividend income for certain non-U.S. stockholders. For withholding purposes, we expect to treat all distributions as made out of our current or accumulated earnings and profits. However, amounts withheld may be refundable if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits, provided that certain conditions are met.

Capital Gain Dividends and Distributions Attributable to a Sale or Exchange of United States Real Property Interests. Distributions to a non-U.S. holder that we properly designate as capital gain dividends, other than those arising from the disposition of a USRPI, generally should not be subject to U.S. federal income taxation, unless:

(1)

the investment in our capital stock is treated as effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States (and, if required by an applicable income tax treaty, the non-U.S. holder maintains a permanent establishment in the United States to which such dividends are attributable), in which case the non-U.S. holder will be subject to the same treatment as U.S. holders with respect to such gain, except that a non-U.S. holder that is a non-U.S. corporation may also be subject to a branch profits tax of up to 30%, as discussed above; or

(2)

the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions are met, in which case the non-U.S. holder will be subject to U.S. federal income tax at a rate of 30% on the non-U.S. holder’s capital gains (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of such non-U.S. holder (even though the individual is not considered a resident of the United States), provided the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

Pursuant to the Foreign Investment in Real Property Tax Act, which is referred to as “FIRPTA,” distributions to a non-U.S. holder that are attributable to gain from sales or exchanges by us of USRPIs, whether or not designated as capital gain dividends, will cause the non-U.S. holder to be treated as recognizing such gain as income effectively connected with a U.S. trade or business. Non-U.S. holders generally would be taxed at the regular graduated rates applicable to U.S. holders, subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals. We also will be required to withhold and to remit to the IRS 35% (or 20% to the extent provided in applicable Treasury Regulations) of any distribution to non-U.S. holders attributable to gain from sales or exchanges by us of USRPIs. Distributions subject to FIRPTA may also be subject to a 30% branch profits tax in the hands of a non-U.S. stockholder that is a corporation. The amount withheld is creditable against the non-U.S. holder’s U.S. federal income tax liability. However, any distribution with respect to any class of stock that is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market located in the United States is not subject to FIRPTA, and therefore, not subject to the 35% U.S. withholding tax described above, if the non-U.S. holder did not own more than 10% of such class of stock at any time during the one-year period ending on the date of the distribution. Instead, such distributions generally will be treated as ordinary dividend distributions and subject to withholding in the manner described above with respect to ordinary dividends. In addition, distributions to certain non-U.S. publicly traded stockholders that meet certain record-keeping and other requirements (“qualified holders”) are exempt from FIRPTA, except to the extent owners of such qualified holders that are not also qualified holders own, actually or constructively, more than 10% of our capital stock. Furthermore, distributions to “qualified foreign pension funds” or entities all of the interests of which are held by “qualified foreign pension funds” are exempt from FIRPTA. Non-U.S. holders should consult their tax advisors regarding the application of these rules.

Retention of Net Capital Gains. Although the law is not clear on the matter, it appears that amounts we designate as retained net capital gains in respect of our capital stock should be treated with respect to non-U.S. holders as actual distributions of capital gain dividends. Under this approach, the non-U.S. holders may be able to offset as a credit against their U.S. federal income tax liability their proportionate share of the tax paid by us on such retained net capital gains and to receive from the IRS a refund to the extent their proportionate share of such tax paid by us exceeds their actual U.S. federal income tax liability. If we were to designate any portion of our net capital gain as retained net capital gain, non-U.S. holders should consult their tax advisors regarding the taxation of such retained net capital gain.

Sale of Our Capital Stock. Except as described below under “—Redemption or Repurchase by Us,” gain realized by a non-U.S. holder upon the sale, exchange or other taxable disposition of our capital stock generally will not be subject to U.S. federal income tax unless such stock constitutes a USRPI. In general, stock of a domestic corporation that constitutes a “United States real property holding corporation,” or USRPHC, will constitute a USRPI. We believe that we are a USRPHC. Our capital stock will not, however, constitute a USRPI so long as we are a “domestically controlled qualified investment entity.” A “domestically controlled qualified investment entity” includes a REIT in which at all times during a five-year testing period less than 50% in value of its stock is held directly or indirectly by non-U.S. persons, subject to certain rules. For purposes of determining whether a REIT is a “domestically controlled qualified investment entity,” a person who at all applicable times holds less than 5% of a class of stock that is “regularly traded” is treated as a U.S. holder unless the REIT has actual knowledge that such person is not a U.S. holder. We believe, but cannot guarantee, that we are a “domestically controlled qualified investment entity.” Because our stock is (and, we anticipate, will continue to be) publicly traded, no assurance can be given that we will continue to be a “domestically controlled qualified investment entity.”

Even if we do not qualify as a “domestically controlled qualified investment entity” at the time a non-U.S. holder sells our capital stock, gain realized from the sale or other taxable disposition by a non-U.S. holder of such capital stock would not be subject to U.S. federal income tax under FIRPTA as a sale of a USRPI if:

(1)	such class of capital stock is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market such as the NYSE; and

(2)

such non-U.S. holder owned, actually and constructively, 10% or less of such class of capital stock throughout the shorter of the five-year period ending on the date of the sale or other taxable disposition or the non-U.S. holder’s holding period.

In addition, dispositions of our capital stock by qualified holders are exempt from FIRPTA, except to the extent owners of such qualified holders that are not also qualified holders own, actually or constructively, more than 10% of our capital stock. Furthermore, dispositions of our capital stock by “qualified foreign pension funds” or entities all of the interests of which are held by “qualified foreign pension funds” are exempt from FIRPTA. Non-United States holders should consult their tax advisors regarding the application of these rules.

Notwithstanding the foregoing, gain from the sale, exchange or other taxable disposition of our capital stock not otherwise subject to FIRPTA will be taxable to a non-U.S. holder if either (a) the investment in our capital stock is treated as effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States (and, if required by an applicable income tax treaty, the non-U.S. holder maintains a permanent establishment in the United States to which such gain is attributable), in which case the non-U.S. holder will be subject to the same treatment as U.S. holders with respect to such gain, except that a non-U.S. holder that is a foreign corporation may also be subject to the 30% branch profits tax (or such lower rate as may be specified by an applicable income tax treaty) on such gain, as adjusted for certain items, or (b) the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions are met, in which case the non-U.S. holder will be subject to a 30% tax on the non-U.S. holder’s capital gains (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the non-U.S. holder (even though the individual is not considered a resident of the United States), provided the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses. In addition, even if we are a domestically controlled qualified investment entity, upon disposition of our capital stock, a non-U.S. holder may be treated as having gain from the sale or other taxable disposition of a USRPI if the non-U.S. holder (1) disposes of our capital stock within a 30-day period preceding the ex-dividend date of a distribution, any portion of which, but for the disposition, would have been treated as gain from the sale or exchange of a USRPI and (2) acquires, or enters into a contract or option to acquire, or is deemed to acquire, other shares of that stock during the 61-day period beginning with the first day of the 30-day period described in clause (1), unless such stock is “regularly traded” and the non-U.S. holder did not own more than 10% of the stock at any time during the one-year period ending on the date of the distribution described in clause (1).

If gain on the sale, exchange or other taxable disposition of our capital stock were subject to taxation under FIRPTA, the non-U.S. holder would be required to file a U.S. federal income tax return and would be subject to regular U.S. federal income tax with respect to such gain in the same manner as a taxable U.S. holder (subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). In addition, if the sale, exchange or other taxable disposition of our capital stock were subject to taxation under FIRPTA, and if shares of the applicable class of our capital stock were not “regularly traded” on an established securities market, the purchaser of such capital stock generally would be required to withhold and remit to the IRS 15% of the purchase price.

Redemption or Repurchase by Us. A redemption or repurchase of shares of our capital stock will be treated under Section 302 of the Code as a distribution (and taxable as a dividend to the extent of our current and accumulated earnings and profits) unless the redemption or repurchase satisfies one of the tests set forth in Section 302(b) of the Code and is therefore treated as a sale or exchange of the redeemed or repurchased shares. See “—Taxation of Taxable U.S. Holders of Our Capital Stock—Redemption or Repurchase by Us.” Qualified holders and their owners may be subject to different rules, and should consult their tax advisors regarding the application of such rules. If the redemption or repurchase of shares is treated as a distribution, the amount of the distribution will be measured by the amount of cash and the fair market value of any property received. See “—Taxation of Non-U.S. Holders of Our Capital Stock—Distributions Generally.” If the redemption or repurchase of shares is not treated as a distribution, it will be treated as a taxable sale or exchange in the manner described under “—Taxation of Non-U.S. Holders of Our Capital Stock—Sale of Our Capital Stock.”

Taxation of Holders of the Operating Partnership’s Debt Securities

The following summary describes the material U.S. federal income tax consequences of acquiring, owning and disposing of debt securities issued by the operating partnership. This discussion assumes the debt securities will be issued with less than a statutory de minimis amount of original issue discount for U.S. federal income tax purposes. In addition, this discussion is limited to persons purchasing the debt securities for cash at original issue and at their original “issue price” within the meaning of Section 1273 of the Code (i.e., the first price at which a substantial amount of the debt securities is sold to the public for cash).

U.S. Holders

Payments of Interest. Interest on a debt security generally will be taxable to a U.S. holder as ordinary income at the time such interest is received or accrued, in accordance with such U.S. holder’s method of accounting for U.S. federal income tax purposes.

Sale or Other Taxable Disposition. A U.S. holder will recognize gain or loss on the sale, exchange, redemption, retirement or other taxable disposition of a debt security. The amount of such gain or loss generally will be equal to the difference between the amount received for the debt security in cash or other property valued at fair market value (less amounts attributable to any accrued but unpaid interest, which will be taxable as interest to the extent not previously included in income) and the U.S. holder’s adjusted tax basis in the debt security. A U.S. holder’s adjusted tax basis in a debt security generally will be equal to the amount the U.S. holder paid for the debt security. Any gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if the U.S. holder has held the debt security for more than one year at the time of such sale or other taxable disposition. Otherwise, such gain or loss will be short-term capital gain or loss. Long-term capital gains recognized by certain non-corporate U.S. holders, including individuals, generally will be taxable at reduced rates. The deductibility of capital losses is subject to limitations.

Non-U.S. Holders

Payments of Interest. Interest paid on a debt security to a non-U.S. holder that is not effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States generally will not be subject to U.S. federal income tax or withholding, provided that:

•	the non-U.S. holder does not, actually or constructively, own a 10% or more of the operating partnership’s capital or profits;

•	the non-U.S. holder is not a controlled foreign corporation related to the operating partnership through actual or constructive stock ownership; and

•

either (1) the non-U.S. holder certifies in a statement provided to the applicable withholding agent under penalties of perjury that it is not a United States person and provides its name and address; (2) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds the debt security on behalf of the non-U.S. holder certifies to the applicable withholding agent under penalties of perjury that it, or the financial institution between it and the non-U.S. holder, has received from the non-U.S. holder a statement under penalties of perjury that such holder is not a United States person and provides the applicable withholding agent with a copy of such statement; or (3) the non-U.S. holder holds its debt security directly through a “qualified intermediary” (within the meaning of the applicable Treasury Regulations) and certain conditions are satisfied.

If a non-U.S. holder does not satisfy the requirements above, such non-U.S. holder will be subject to withholding tax of 30%, subject to a reduction in or an exemption from withholding on such interest as a result of an applicable tax treaty. To claim such entitlement, the non-U.S. holder must provide the applicable withholding agent with a properly executed IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) claiming a reduction in or exemption from withholding tax under the benefit of an income tax treaty between the United States and the country in which the non-U.S. holder resides or is established.

If interest paid to a non-U.S. holder is effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the non-U.S. holder maintains a permanent establishment in the United States to which such interest is attributable), the non-U.S. holder will be exempt from the U.S. federal withholding tax described above. To claim the exemption, the non-U.S. holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI, certifying that interest paid on a debt security is not subject to withholding tax because it is effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States.

Any such effectively connected interest generally will be subject to U.S. federal income tax at the regular graduated rates. A non-U.S. holder that is a corporation may also be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected interest, as adjusted for certain items.

The certifications described above must be provided to the applicable withholding agent prior to the payment of interest and must be updated periodically. Non-U.S. holders that do not timely provide the applicable withholding agent with the required certification, but that qualify for a reduced rate under an applicable income tax treaty, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

Sale or Other Taxable Disposition. A non-U.S. holder will not be subject to U.S. federal income tax on any gain realized upon the sale, exchange, redemption, retirement or other taxable disposition of a debt security (such amount excludes any amount allocable to accrued and unpaid interest, which generally will be treated as interest and may be subject to the rules discussed above in “—Taxation of Non-U.S. Holders of the Operating Partnership’s Debt Securities—Payments of Interest”) unless:

•

the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the non-U.S. holder maintains a permanent establishment in the United States to which such gain is attributable); or

•	the non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A non-U.S. holder that is a foreign corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the non-U.S. holder (even though the individual is not considered a resident of the United States), provided the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

Non-U.S. holders should consult their tax advisors regarding any applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

U.S. Holders. A U.S. holder may be subject to information reporting and backup withholding when such holder receives payments on our capital stock or the operating partnership’s debt securities or proceeds from the sale or other taxable disposition of such stock or debt securities (including a redemption or retirement of a debt security). Certain U.S. holders are exempt from backup withholding, including corporations and certain tax-exempt organizations. A U.S. holder will be subject to backup withholding if such holder is not otherwise exempt and such holder:

•	fails to furnish the holder’s taxpayer identification number, which for an individual is ordinarily his or her social security number;

•	furnishes an incorrect taxpayer identification number;

•	is notified by the IRS that the holder previously failed to properly report payments of interest or dividends; or

•

fails to certify under penalties of perjury that the holder has furnished a correct taxpayer identification number and that the IRS has not notified the holder that the holder is subject to backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS. U.S. holders should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.

Non-U.S. Holders. Payments of dividends on our capital stock or interest on the operating partnership’s debt securities generally will not be subject to backup withholding, provided the applicable withholding agent does not have actual knowledge or reason to know the holder is a United States person and the holder either certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any dividends on our capital stock or interest on the operating partnership’s debt securities paid to the non-U.S. holder, regardless of whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of such stock or debt securities (including a retirement or redemption of a debt security) within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting, if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such holder is a U.S. person, or the holder otherwise establishes an exemption. Proceeds of a disposition of such stock or debt securities conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.

Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the non-U.S. holder resides or is established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Medicare Contribution Tax on Unearned Income

Certain U.S. holders that are individuals, estates or trusts are required to pay an additional 3.8% tax on, among other things, dividends on stock, interest on debt obligations, and capital gains from the sale or other disposition of stock or debt obligations. U.S. holders should consult their tax advisors regarding the effect, if any, of these rules on their ownership and disposition of our capital stock or the operating partnership’s debt securities.

Additional Withholding Tax on Payments Made to Foreign Accounts

Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such sections commonly referred to as the Foreign Account Tax Compliance Act, or FATCA) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on our capital stock, interest on the operating partnership’s debt securities, or gross proceeds from the sale or other disposition of our capital stock or the operating partnership’s debt securities, in each case paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in clause (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States-owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends on our capital stock or interest on the operating partnership’s debt securities, and will apply to payments of gross proceeds from the sale or other disposition of such stock or debt securities on or after January 1, 2019.

Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in our capital stock or the operating partnership’s debt securities.

Other Tax Consequences

State, local and non-U.S. income tax laws may differ substantially from the corresponding U.S. federal income tax laws, and this discussion does not purport to describe any aspect of the tax laws of any state, local or non-U.S. jurisdiction, or any federal tax other than the income tax. You should consult your tax advisor regarding the effect of state, local and non-U.S. tax laws with respect to our tax treatment as a REIT and on an investment in our capital stock or our operating partnership’s debt securities.

SELLING SECURITYHOLDERS

If the registration statement of which this prospectus forms a part is used by selling securityholders for the resale of any securities registered thereunder pursuant to a registration rights agreement to be entered into by us with such selling securityholders or otherwise, information about such selling securityholders, their beneficial ownership of the securities and their relationship with us will be set forth in a prospectus supplement, in a post-effective amendment, or in filings we make with the SEC under the Exchange Act that are incorporated by reference to such registration statement.

PLAN OF DISTRIBUTION

We, or selling securityholders, may sell the securities domestically or abroad to one or more underwriters for public offering and sale by them or may sell the securities to investors directly or through dealers or agents, or through a combination of methods. Any underwriter, dealer or agent involved in the offer and sale of the securities will be named in the applicable prospectus supplement.

Underwriters may offer and sell the securities at: (i) a fixed price or prices, which may be changed, (ii) market prices prevailing at the time of sale, (iii) prices related to the prevailing market prices at the time of sale or (iv) negotiated prices. We also may, from time to time, authorize underwriters acting as our agents to offer and sell the securities upon the terms and conditions as are set forth in the applicable prospectus supplement. In connection with the sale of securities, underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of securities for whom they may act as agent. Underwriters may sell securities to or through dealers, and the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

Any underwriting compensation paid by us to underwriters, dealers or agents in connection with the offering of securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement. Dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with us and our operating partnership, to indemnification against and contribution toward civil liabilities, including liabilities under the Securities Act. We will describe any indemnification agreement in the applicable prospectus supplement.

Unless we specify otherwise in the applicable prospectus supplement, any series of securities issued hereunder will be a new issue with no established trading market (other than the common stock, which is listed on the NYSE). If the company sells any shares of the common stock pursuant to a prospectus supplement, such shares will be listed on the NYSE, subject to official notice of issuance. We may elect to list any other securities issued hereunder on any exchange, but we are not obligated to do so. Any underwriters or agents to or through whom such securities are sold by us or our operating partnership for public offering and sale may make a market in such securities, but such underwriters or agents will not be obligated to do so and may discontinue any market making at any time without notice. We cannot assure you as to the liquidity of the trading market for any such securities.

If indicated in the applicable prospectus supplement, we may authorize underwriters or other persons acting as our agents to solicit offers by institutions or other suitable purchasers to purchase the securities from us at the public offering price set forth in the prospectus supplement, pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in the prospectus supplement. These purchasers may include, among others, commercial and savings banks, insurance companies, pension funds, investment companies and educational and charitable institutions. Delayed delivery contracts will be subject to the condition that the purchase of the securities covered by the delayed delivery contracts will not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which the purchaser is subject. The underwriters and agents will not have any responsibility with respect to the validity or performance of these contracts.

To facilitate the offering of the securities, certain persons participating in the offering may engage in transactions that stabilize, maintain, or otherwise affect the price of the securities. This may include over-allotments or short sales of the securities, which involves the sale by persons participating in the offering of more securities than we sold to them. In these circumstances, these persons would cover the over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option. In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

The underwriters, dealers and agents and their affiliates may be customers of, engage in transactions with and perform services for us and our operating partnership in the ordinary course of business.

LEGAL MATTERS

Venable LLP, Baltimore, Maryland, has issued an opinion to us regarding certain matters of Maryland law, including the validity of the securities covered by this prospectus. Latham & Watkins LLP, Los Angeles, California has issued an opinion to us regarding certain matters with respect to the validity of the debt securities and guarantees covered by this prospectus and an opinion regarding certain tax matters described under “United States Federal Income Tax Considerations.”

EXPERTS

The consolidated financial statements and financial statement schedule III of Digital Realty Trust, Inc. and subsidiaries as of December 31, 2016 and 2015, and for each of the years in the three-year period ended December 31, 2016, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2016, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements and financial statement schedule III of Digital Realty Trust, L.P. and subsidiaries as of December 31, 2016 and 2015, and for each of the years in the three-year period ended December 31, 2016, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The audited historical financial statements of DuPont Fabros Technology, Inc. included in Digital Realty Trust, Inc.’s and Digital Realty Trust, L.P.’s Current Report on Form 8-K filed on July 10, 2017, have been so incorporated in reliance on the report of Ernst & Young LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Digital Realty Trust, Inc.

8,500,000 Shares

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

BofA Merrill Lynch

Citigroup

                , 2018